     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1996


                                                       REGISTRATION NO. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       PROTECTIVE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

             TENNESSEE                             63-0169720                                6355
  (State or other jurisdiction of               (I.R.S. Employer                 (Primary Standard Industrial
  incorporation or organization)             Identification Number)                  Classification Code)

                             2801 Highway 280 South
                           Birmingham, Alabama 35223
                                 (205) 879-9230

    (Address, including zip code, and telephone number, including area code, of principal executive office)
                            ------------------------


                                  Carolyn King
              Senior Vice President, Investment Products Division

                       Protective Life Insurance Company
                                 P. O. Box 2606
                           Birmingham, Alabama 35202
                                 (205) 879-9230

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         Stephen E. Roth, Esq.                  Lizabeth R. Nichols, Esq.
      Sutherland, Asbill & Brennan          Protective Life Insurance Company
     1275 Pennsylvania Avenue, N.W.                   P. O. Box 2606
      Washington, D.C. 20004-2404               Birmingham, Alabama 35202

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effective date of this registration statement.

                            ------------------------

    If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/


    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-31940, 33-39345, and 33-57052.

                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                    PROPOSED         PROPOSED         AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE       OFFERING         AGGREGATE      REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED     PRICE PER UNIT   OFFERING PRICE         FEE
Annuity Contracts &
 Participating Interests
 Therein                               *                *          $200,000,000*     $68,965.52



* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) SHALL DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       PROTECTIVE LIFE INSURANCE COMPANY
                       Cross Reference Sheet Pursuant to
                          Regulation S-K, Item 501(b)

             FORM S-1 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS


       1.  Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus......  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
           Prospectus..................................  Capsule Summary of the Contract; Table of
                                                         Contents
       3.  Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges................  Outside Front Cover Page; Capsule Summary
                                                         of the Contract; Glossary of Special
                                                         Terms
       4.  Use of Proceeds.............................  Investments by Protective
       5.  Determination of Offering Price.............  Not Applicable
       6.  Dilution....................................  Not Applicable
       7.  Selling Security Holders....................  Not Applicable
       8.  Plan of Distribution........................  Distribution of Contracts
       9.  Description of Securities to be
           Registered..................................  Capsule Summary of the Contract;
                                                         Description of Contracts, Appendix B;
                                                         Appendix C
      10.  Interests of Named Experts and Counsel......  Not Applicable
      11.  Information with Respect to the
           Registrant..................................  Protective Life Insurance Company;
                                                         Executive Officers and Directors;
                                                         Executive Compensation; Financial
                                                         Statements; Legal Proceedings
      12.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.................................  Undertakings

P R O S P E C T U S


                     MODIFIED GUARANTEED ANNUITY CONTRACTS


                                   Issued by
                       Protective Life Insurance Company
                                 ("Protective")
                                 P.O. Box 2606
                           Birmingham, Alabama 35202
                                 (205) 879-9230

                            ------------------------


    This Prospectus describes interests in a Group Modified Guaranteed Annuity Contract and an Individual Modified Guaranteed Annuity Contract. Both are designed and offered to provide annuity payments in connection with retirement programs that may or may not qualify for special income tax treatment under the Internal Revenue Code. With respect to the Group Contract, eligible individuals include persons who have established accounts with certain broker-dealers which have entered into distribution agreements to offer interests in the Group Modified Guaranteed Annuity Contract, and members of other eligible groups. (See "Distribution of Contracts"). An Individual Modified Guaranteed Annuity Contract is offered in certain states.


    Participation in a Group Contract will be separately accounted for by the issuance of a Certificate evidencing your interest under the Group Contract. Participation in an Individual Contract is evidenced by the issuance of an Individual Modified Guaranteed Annuity Contract. The Group Contract, Certificate and Individual Modified Guaranteed Annuity Contract are hereafter referred to collectively as the "Contract".


    An Annuity Deposit of at least $10,000 is required in order to purchase a Contract. Additional Annuity Deposit(s) can be made to the Contract. Regardless of the number of Annuity Deposit(s) made, only one Contract will be issued. Protective Life Insurance Company reserves the right to limit the total amount of your Annuity Deposit(s).



    Each Annuity Deposit (less Premium Taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts which correspond to the Guaranteed Periods chosen by you and will accumulate at the Guaranteed Interest Rate or Rates applicable to such Guaranteed Periods established by Protective. Several Guaranteed Periods are currently offered by the Company. PARTIAL AND FULL SURRENDERS MADE PRIOR TO THE END OF A GUARANTEED PERIOD MAY BE SUBJECT TO A SURRENDER CHARGE, AND WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD EITHER INCREASE OR DECREASE YOUR ACCOUNT VALUE.



    PLEASE READ THIS PROSPECTUS CAREFULLY. INVESTORS SHOULD KEEP A COPY FOR FUTURE REFERENCE.


AN INVESTMENT IN THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, NOR IS THE CONTRACT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THE CONTRACT INVOLVES CERTAIN RISKS, INCLUDING THE LOSS OF ANNUITY DEPOSITS (PRINCIPAL).
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 1, 1996

                        CAPSULE SUMMARY OF THE CONTRACT


    This Prospectus describes Group and Individual Modified Guaranteed Annuity Contracts issued by Protective Life Insurance Company. These Contracts may be issued to any eligible employer, entity or other organized group acceptable to us or to an individual in certain states.


    The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment such as Individual Retirement Annuities or Accounts, H.R. 10 plans, corporate pension or profit-sharing plans, Tax-Sheltered Annuities or Section 457 Deferred Compensation ("Section 457") plans.


    You must submit properly completed application information along with an Annuity Deposit to receive a Contract. Your initial Annuity Deposit must be at least $10,000 unless approved by the Company. Additional Annuity Deposits can be made to the Contract. Regardless of the number of Annuity Deposits made, only one Contract will be issued. We reserve the right to limit the total amount of your Annuity Deposit(s). Each Annuity Deposit will be allocated to one or more Sub-Accounts which correspond to the Guaranteed Periods that you specify. The minimum allocation to a Sub-Account is $10,000. You select Initial Guaranteed Period(s) from among those offered by Protective. A Guaranteed Period is the period of years for which a rate of interest is guaranteed. During an Initial Guaranteed Period, the portion of your Annuity Deposit allocated to a Sub-Account and any initial interest credited thereon will earn interest at the applicable Initial Guaranteed Interest Rate as established by Protective, as an effective interest rate after daily compounding of interest has been taken into account.



    Unless you elect a different duration from among those then offered by us within twenty days prior to or ten days after the end of an Initial Guaranteed Period, the corresponding Sub-Account Value will be automatically transferred to a Subsequent Guaranteed Period of either (i) the same duration as the Initial
Guaranteed Period if then offered by us; or (ii) the shortest duration then offered by us which is closest to the same duration as the Initial Guaranteed Period. The Sub-Account Value as of the first day of each Subsequent Guaranteed Period will earn interest at the Subsequent Guaranteed Interest Rate. PROTECTIVE'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE GUARANTEED RATES. (See "Establishment of Guaranteed Interest Rates").



    We make no charges to your Annuity Deposit when it is received by us (except deduction for premium taxes, where applicable). Full and partial surrenders from each Sub-Account are permitted subject to certain restrictions. A full or partial surrender made prior to the end of a Guaranteed Period will be subject to a Market Value Adjustment and may be subject to a Surrender Charge, which could result in the receipt of less than your Annuity Deposit(s). A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. For each Initial or Subsequent Guaranteed Period with durations longer than seven years, a Surrender Charge will only apply during the first seven years. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 6%) applied to the amount of each full or partial surrender requested less any amount available as an Interest Withdrawal. (See "Interest Withdrawals" and "Surrender Charges").



    You may withdraw all or a portion of the interest that has been credited during the prior Contract Year at any time during the current Contract Year if you so request in a form and manner acceptable to Protective. We reserve the right to limit such withdrawals to once during a Contract Year. No Surrender Charge or Market Value Adjustment will be imposed on such Interest Withdrawals. Any such withdrawal may, however, be subject to tax, including the 10% penalty tax under the Internal Revenue Code.



    A Market Value Adjustment is applied when you request a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the Treasury Rate currently established for the same term as the Guaranteed Period from which the full or partial surrender is being made, and (ii) the Treasury Rate initially established for the Guaranteed Period from which the full or partial surrender is being made. The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized service. It is possible that Treasury Rates may be higher at the time of surrender than at the time a Sub-Account is established; therefore the amount you would receive upon a full or partial surrender of your Contract may be less than the portion of your Annuity Deposit allocated to each Sub-Account plus any interest credited thereon. If such Treasury Rates are lower at the time of surrender than at the time a Sub-Account is established, the amount you would receive upon a full or partial surrender may be more than the portion of your Annuity Deposit allocated to each Sub-Account plus any interest credited thereon. (See "Market Value Adjustment").



    Partial or full surrenders are generally taxable, and may also may be subject to a 10% penalty tax under the Internal Revenue Code (See the discussion on page ). We may defer payment of any full or partial surrender for a period not exceeding 6 months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less.



    On the Annuity Commencement Date specified by you, Protective will make a lump-sum payment or start to pay a series of payments based on the Annuity Option selected by you. Surrender Charges and a Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date. To elect an Annuity Option you must notify us of the Annuity Option you are electing, 30 days prior to the Annuity Commencement Date. (See "Annuity Benefits").



    This Contract provides for a Death Benefit. If any Participant dies before the Annuity Commencement Date a Death Benefit will be payable to the Beneficiary. If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Participant. If any Participant is not an individual, the death or change of Annuitant will be treated as the death of a Participant.



    The Death Benefit will generally equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. The Death Benefit is calculated as of the date due proof of death is received by the Company. If a claim is received six (6) months after the date of death, however, the Death Benefit will equal the Net Account Value. If any Participant of this Contract is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Contract, even though the Contract may continue beyond a Participant's death.



    The Death Benefit may be paid in one sum. In all events, the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless: (a) it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or (b) it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or (c) the deceased Participant's spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Contract and becomes the new Participant.



    If the deceased Participant's spouse continues the Contract and becomes the new Participant, upon such spouse's death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse's death). The Death Benefit, including any interest accrued thereon must be distributed within five years of the spouse's death.



    Under any Contract subject to Premium Tax, the Premium Tax will be deducted, as provided under applicable law, from the Annuity Deposit when received, upon full or partial surrender, from the amount applied to effect an Annuity at the time Annuity payments commence, or from the Death Benefit.


    We will furnish you with a report annually showing your Account Value, Sub-Account Values and interest credited. The report will not include our financial statements.

    You may cancel your Contract within twenty days after receipt by returning or mailing it to us or our Agent. We will refund your Annuity Deposit, and the Contract will be as though it had never been issued.


    CONTRACTS PURCHASED PRIOR TO MAY 1, 1996, PROVIDE RIGHTS AND BENEFITS, AND MAY IMPOSE SURRENDER CHARGES AND A MARKET VALUE ADJUSTMENT, THAT DIFFER IN CERTAIN IMPORTANT RESPECTS FROM THE RIGHTS, BENEFITS, CHARGES, AND MARKET VALUE ADJUSTMENT DESCRIBED BELOW. A PARTICIPANT SHOULD CONSULT HIS OR HER CONTRACT. IN ADDITION, IF YOU PURCHASED YOUR CONTRACT PRIOR TO MAY 1, 1996 BUT ON OR AFTER SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX B TO THIS PROSPECTUS. IF YOU PURCHASED YOUR CONTRACT PRIOR TO SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX C TO THIS PROSPECTUS. IF YOU HAVE QUESTIONS REGARDING YOUR CONTRACT, CONTACT OUR ADMINISTRATIVE OFFICE.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ---
GLOSSARY OF SPECIAL TERMS.....................................................................................    1
DESCRIPTION OF CONTRACTS......................................................................................    3
A.        General.............................................................................................    3
B.        Application Information, Annuity Deposit............................................................    3
C.        Initial and Subsequent Guaranteed Periods...........................................................    4
D.        Establishment of Guaranteed Interest Rates..........................................................    6
E.        Surrenders..........................................................................................    6
      1.   Surrender Charges..................................................................................    7
      2.   Market Value Adjustment............................................................................    8
      3.   Interest Withdrawals...............................................................................    9
F.        Premium Taxes.......................................................................................    9
G.        Death Benefit.......................................................................................    9
H.        Annuity Benefits....................................................................................   10
      1.   Electing the Annuity Commencement Date and Form of Annuity.........................................   10
      2.   Change of Annuity Commencement Date, Annuity Option, or Annuitant..................................   10
      3.   Annuity Options....................................................................................   10
      4.   Annuity Payment....................................................................................   11
      5.   Death of Annuitant or Participant After Annuity Commencement Date..................................   11
INVESTMENTS BY PROTECTIVE.....................................................................................   11
OTHER PROVISIONS..............................................................................................   13
A.        Contract Transactions...............................................................................   13
B.        Amendment of Contracts..............................................................................   13
C.        Assignment of Contracts.............................................................................   13
DISTRIBUTION OF CONTRACTS.....................................................................................   13
FEDERAL TAX MATTERS...........................................................................................   14
A.        Introduction........................................................................................   14
B.        The Company's Tax Status............................................................................   14
C.        Taxation of Annuities in General --.................................................................   14
      1.   Tax Deferral During Accumulation Period............................................................   14
      2.   Taxation of Partial and Full Withdrawals...........................................................   15
      3.   Taxation of Annuity Payments.......................................................................   15
      4.   Taxation of Death Benefit Proceeds.................................................................   16
      5.   Penalty Tax on Premature Distributions.............................................................   16
      6.   Aggregation of Contracts...........................................................................   16
D.   Qualified Retirement Plans...............................................................................   16
      1.   In General.........................................................................................   16
           a.  Individual Retirement Annuities................................................................   17
           b.  Simplified Employee Pensions (SEP-IRAs)........................................................   17
           c.  Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans...........   17
           d.  Tax-Sheltered Annuities........................................................................   17
           e.  Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations........   17
      2.   Direct Rollover Rules..............................................................................   18
E.   Federal Income Tax Withholding...........................................................................   18

                                                                                                                PAGE
                                                                                                                ---
PROTECTIVE LIFE INSURANCE COMPANY.............................................................................   18
A.        Business............................................................................................   18
B.        Selected Financial Data.............................................................................   22
C.        Management's Discussion and Analysis of Financial Condition and Results of Operations...............   23
      1.   Results of Operations..............................................................................   23
           a.  Premiums and Policy Fees.......................................................................   23
           b.  Net Investment Income..........................................................................   23
           c.  Realized Investment Gains (Losses).............................................................   24
           d.  Other Income...................................................................................   24
           e.  Income Before Income Tax.......................................................................   25
           f.  Income Tax Expense.............................................................................   27
           g.  Net Income.....................................................................................   27
           h.  Known Trends and Uncertainties.................................................................   27
           i.  Recently Issued Accounting Standards...........................................................   30
      2.   Liquidity and Capital Resources....................................................................   31
      3.   Impact of Inflation................................................................................   34
D.        Insurance in Force..................................................................................   35
E.        Underwriting........................................................................................   36
F.        Investments.........................................................................................   36
G.        Indemnity Reinsurance...............................................................................   40
H.        Reserves............................................................................................   41
I.        Federal Income Tax Consequences.....................................................................   41
J.        Competition.........................................................................................   41
K.        Regulation..........................................................................................   42
L.        Employees...........................................................................................   44
M.        Properties..........................................................................................   44
DIRECTORS AND EXECUTIVE OFFICERS..............................................................................   45
EXECUTIVE COMPENSATION........................................................................................   46
LEGAL PROCEEDINGS.............................................................................................   54
EXPERTS.......................................................................................................   54
LEGAL MATTERS.................................................................................................   54
REGISTRATION STATEMENT........................................................................................   54
APPENDIX A....................................................................................................  A-1
APPENDIX B....................................................................................................  B-1
APPENDIX C....................................................................................................  C-1
FINANCIAL STATEMENTS..........................................................................................  F-1


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OF AN OFFER TO ACQUIRE, ANY CONTRACTS OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

                           GLOSSARY OF SPECIAL TERMS

    "We", "Us", "Our", "Protective", and "Company" refer to Protective Life Insurance Company. With respect to a Group Modified Guaranteed Annuity Contract, "You", "Your", and "Participant" refer to a person/persons who has/have been issued a Certificate. With respect to an Individual Modified Guaranteed Annuity Contract, "You", "Your", and "Participant" refer to a person who has been issued a Contract. The Group Modified Guaranteed Annuity Contract, Certificate, and Individual Modified Guaranteed Annuity Contract are hereinafter referred to collectively as "Contract".

DEFINITIONS

    ACCOUNT VALUE -- The sum of all Sub-Account Values.

    ADMINISTRATIVE OFFICE -- 2801 Highway 280 South, Birmingham, Alabama 35223.


    ANNUITANT -- Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Certificate. If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the Annuitant, unless the Participant designates otherwise. The Annuitant is the "Payee" for the purposes of the Annuity Table.


    ANNUITY -- A series of predetermined periodic payments.

    ANNUITY COMMENCEMENT DATE -- The date on which annuity payments begin.


    ANNUITY DEPOSIT(S) -- Annuity Deposits (less Premium Taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under the Contract. Each Annuity Deposit and each allocation to a Guaranteed Period must be at least $10,000. We reserve the right to limit the amount of your Annuity Deposits. Only one Contract will be issued regardless of the number of Annuity Deposits you make.



    BENEFICIARY -- The person entitled to receive the benefits under the Contract, if any, upon the death of any Participant.



      PRIMARY -- The person named to receive the death benefits upon any Participant's death. Upon the death of any Participant, the surviving Participant, if any, will become the Primary Beneficiary.



      CONTINGENT -- The person named to receive the death benefits if the Primary Beneficiary is not living at the time of a Participant's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Participant's death, the estate of the deceased Participant will be the Beneficiary.



      IRREVOCABLE -- An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, or to exercise certain other rights under the Contract.


    CERTIFICATE -- The individual Certificate issued by the Company to a Participant or to the Contract Holder for delivery to the Participant together with any endorsements attached, and the application information. The Certificate summarizes the provisions of the Contract and evidences that an Annuity Deposit has been made by or on behalf of a Participant under the Contract.

    CERTIFICATE DATE OR CONTRACT DATE -- The date shown on the Certificate and on which the Certificate takes effect. The Contract Date is the date shown on the Contract and on which the Contract takes effect. "Certificate Years" or "Contract Years" are measured from the Certificate Date or Contract Date.

    COMPANY -- Protective Life Insurance Company.

    CONTRACT -- The Certificate evidencing an interest in the Group Modified Guaranteed Annuity Contract as set forth in this Prospectus together with any endorsements attached, and the application information. Also, any reference in this Prospectus to Contract includes the underlying Group Modified Guaranteed Annuity Contract and the Individual Modified Guaranteed Annuity Contract issued in certain states.

    GUARANTEED PERIOD -- The period for which either an Initial or Subsequent Guaranteed Interest Rate will be credited to a Sub-Account under a Contract. Guaranteed Periods will be designated as being either "Initial" or "Subsequent".


    INITIAL GUARANTEED INTEREST RATE -- For each Annuity Deposit, the effective rate of interest, calculated after daily compounding of interest has been taken into account, which is used in determining the interest credited to a Sub-Account during the Initial Guaranteed Period. The rate(s) applicable to the original Annuity Deposit is specified in each Contract.


    MARKET VALUE ADJUSTMENT -- The adjustment made to a Sub-Account Value when a full or partial surrender is requested prior to the end of an Initial or Subsequent Guaranteed Period.

    NET ACCOUNT VALUE -- The sum of all Net Sub-Account Values.

    NET SUB-ACCOUNT VALUE -- The Sub-Account Value after application of the Market Value Adjustment and deductions for any Surrender Charges and applicable Premium Taxes.

    PARTICIPANT -- The person(s) eligible to participate pursuant to the eligibility requirements set forth in the Contract and for whom the Company has received an Annuity Deposit.

    QUALIFIED PLAN -- Retirement plans which receive favorable tax treatment under sections 401, 403, 408, or 457 of the Internal Revenue Code of 1986, as amended.

    SUB-ACCOUNT -- Each Annuity Deposit will be allocated to one or more Sub-Accounts as directed by the Participant. Each Sub-Account will correspond to a specified Guaranteed Period and Guaranteed Interest Rate.


    SUB-ACCOUNT VALUES -- The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s), or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this Certificate must be $10,000 at all times.


    SUBSEQUENT GUARANTEED INTEREST RATE -- The effective rate of interest, calculated after daily compounding of interest has been taken into account, which is established by Protective for any applicable Subsequent Guaranteed Period.


    SURRENDER CHARGE -- A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 6%) applied to the amount of each full or partial surrender requested less any amount available under Interest Withdrawals.


    SURRENDER DATE -- The date Protective receives the request for a surrender.

    SURRENDER VALUE -- The amount available for a full or partial surrender.

    WRITING -- A written form satisfactory to the Company and filed at the Administrative Office of the Company in Birmingham, Alabama. All correspondence should be sent to P. O. Box 2606, Birmingham, Alabama 35202.

                            DESCRIPTION OF CONTRACTS


A.  GENERAL

    The Contract is a group allocated contract pursuant to which specific accounts are maintained for each Participant. The Contract may be issued to any employer, entity or other organized group acceptable to Protective. The Contract may be issued in connection with either Qualified or Nonqualified Plans. Qualified Plans include "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans, Tax-Sheltered Annuities and Section 457 Deferred Compensation Plans. An Individual Modified Guaranteed Annuity Contract is offered in certain states.

    An eligible member of a group to which a Contract has been issued may become a Participant by completing application information and forwarding payment of an Annuity Deposit to us. Protective reserves the right to accept or decline a request to issue a Contract. The rights and benefits of a Participant under a Contract are summarized in a Certificate issued to the Participant. Provisions of the Contract are controlling. All such rights and benefits may be exercised without the consent of the Contract Holder. However, provisions of any plan in connection with which the Contract has been issued may restrict a person's eligibility to participate under the Contract, the minimum or maximum amount of the Annuity Deposit, and the Participant's ability to exercise the rights and/or receive the benefits provided under the Contract.


    Contracts will be issued to Protective Financial Insurance Trust (AmSouth Bank, Birmingham, Alabama, Trustee) as Contract Holder for a group comprised of account holders of broker-dealers, employers, or other entities and organized groups. Participation under these groups is not permissible in some states. However, only a group contract is offered for sale in the State of California. An Individual Modified Guaranteed Annuity Contract may be available in certain states where participation under this group is not permitted.



    Each Annuity Deposit(s) (less Premium Taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts corresponding to the Guaranteed Periods chosen by you. Each Annuity Deposit will accumulate at a specified Guaranteed Interest Rate. Your Account Value is the sum of all of your Sub-Account Values. Each Sub-Account Value is equal to the amount you allocated to the Sub-Account (either as an Annuity Deposit or as part of a transfer of a Sub-Account Value at the end of the previous Guaranteed Period), plus the interest credited thereto at the Guaranteed Interest Rate, as adjusted for any full or partial surrenders (including Market Value Adjustments, Surrender Charges, Premium Taxes thereon and previous interest withdrawals). We quote a Guaranteed Interest Rate for each Guaranteed Period currently being offered by the Company.



    CONTRACTS PURCHASED PRIOR TO MAY 1, 1996, PROVIDE RIGHTS AND BENEFITS, AND MAY IMPOSE SURRENDER CHARGES AND A MARKET VALUE ADJUSTMENT, THAT DIFFER IN CERTAIN IMPORTANT RESPECTS FROM THE RIGHTS, BENEFITS, CHARGES, AND MARKET VALUE ADJUSTMENT DESCRIBED BELOW. A PARTICIPANT SHOULD CONSULT HIS OR HER CONTRACT. IN ADDITION, IF YOU PURCHASED YOUR CONTRACT PRIOR TO MAY 1, 1996 BUT ON OR AFTER SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX B TO THIS PROSPECTUS. IF YOU PURCHASED YOUR CONTRACT PRIOR TO SEPTEMBER 10, 1991, YOU SHOULD CONSULT APPENDIX C TO THIS PROSPECTUS. IF YOU HAVE QUESTIONS REGARDING YOUR CONTRACT, CONTACT OUR ADMINISTRATIVE OFFICE.


B.  APPLICATION INFORMATION, ANNUITY DEPOSIT


    To apply for a Contract, an Annuity Deposit must accompany application information provided to Protective. The minimum Annuity Deposit is $10,000. Protective retains the right to limit the total amount of Annuity Deposit(s) that can be made, without Administrative Office approval. This amount currently is $1,000,000.

    You will start earning interest on the day your Contract is issued. The effective date of your Contract will be the date we receive your Annuity Deposit at our Administrative Office.


    Additional Annuity Deposit(s) can be made to the Contract. Regardless of the number of Annuity Deposit(s) made, only one Contract will be issued.


C.  INITIAL AND SUBSEQUENT GUARANTEED PERIODS


    You may select the duration of the Guaranteed Periods for each Annuity Deposit from among those durations then offered by us. You may contact our Administrative Office for the Guaranteed Periods currently being offered. The Guaranteed Period(s) you select for each of your Annuity Deposit(s) will determine the Initial Guaranteed Interest Rate applicable to each Annuity Deposit. We will establish a Sub-Account corresponding to each specified Guaranteed Interest Rate and Guaranteed Period. The minimum allocation to a Sub-Account is $10,000. The Sub-Account will earn interest at this Initial Guaranteed Interest Rate which will be an effective rate per year during the entire Initial Guaranteed Period after taking into account daily compounding of interest.


    Set forth below is an illustration of how interest will be credited to your Account Value during each Guaranteed Period. For the purpose of this example we have made the assumptions as indicated.


NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OR WITHDRAWALS OF ANY AMOUNT AND NO PREMIUM TAX DUE ON ISSUANCE. A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE MAY APPLY TO ANY SUCH PARTIAL OR FULL SURRENDER MADE PRIOR TO THE END OF A GUARANTEED PERIOD (SEE "SURRENDERS"). THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN GUARANTEED PERIOD MAY BE MORE OR LESS THAN THOSE SHOWN.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE



Deposit:                                         $100,000.00
Guaranteed Period:                                  5 years
Guaranteed Interest Rate:                             6.00%



                                                   YEAR 1         YEAR 2         YEAR 3         YEAR 4         YEAR 5
                                                -------------  -------------  -------------  -------------  -------------
Beginning of Year 1 Account Value:              $  100,000.00
  X (1 + Guaranteed Interest Rate):                      1.06
  = End of Year 1 Account Value:                $  106,000.00
Beginning of Year 2 Account Value:                             $  106,000.00
  X (1 + Guaranteed Interest Rate):                                     1.06
  = End of Year 2 Account Value:                               $  112,360.00
Beginning of Year 3 Account Value:                                            $  112,360.00
  X (1 + Guaranteed Interest Rate):                                                    1.06
  = End of Year 3 Account Value:                                              $  119,101.60
Beginning of Year 4 Account Value:                                                           $  119,101.60
  X (1 + Guaranteed Interest Rate):                                                                   1.06
  = End of Year 4 Account Value:                                                             $  126,247.70
Beginning of Year 5 Account Value:                                                                          $  126,247.70
  X (1 + Guaranteed Interest Rate):                                                                                  1.06
  = End of Year 5 Account Value:                                                                            $  133,822.56



    Total Interest Credited in Guaranteed Period:    $133,822.56 - $100,000.00 =
    $33,822.56


    Account Value at End of Guaranteed Period:    $100,000.00 + $33,822.56 =
    $133,822.56

    Unless you elect to make a full surrender (see "Surrenders"), for each Sub-Account a Subsequent Guaranteed Period will automatically commence at the end of the Initial or Subsequent Guaranteed Period for each Sub-Account. Upon notice to us, Sub-Account Values can be transferred from one Sub-Account to a new Sub-Account at the end of a Guaranteed Period. You may not transfer a Sub-Account Value to any other Sub-Account(s) prior to the end of the existing Sub-Account's Guaranteed Period. The amount remaining in the Sub-Account after transfer must be at least $10,000. Unless you elect a different duration from among those then offered by us within twenty days prior to or ten days after the end of the Guaranteed Period, your Sub-Account Values will be automatically transferred to a Subsequent Guaranteed Period of either (i) the same duration as your previous Guaranteed Period if then offered by us; or (ii) the shortest duration then offered by us which is closest to the same duration as your previous Guaranteed Period. If you elect a different duration, a minimum of $10,000 must be transferred to the Sub-Account with the different duration, and the amount remaining in the Sub-Account with the same duration must be at least $10,000, or $0.



    In no event may Initial or Subsequent Guaranteed Periods extend beyond the Annuity Commencement Date then in effect, which cannot extend beyond the Annuitant's 85th birthday (or a date agreed upon by us). Any request for extension of the maximum Annuity Commencement Date must be approved by the Home Office. For example, if you are age 62 upon the expiration of an Initial Guaranteed Period for a Sub-Account, and you have chosen age 65 as the Annuity Commencement Date, we will automatically provide a three year Subsequent Guaranteed Period for that Sub-Account to equal the number of years remaining before your Annuity Commencement Date (unless a shorter Subsequent Guaranteed Period is requested or is determined in accordance with the guidelines above). Your Sub-Account Value will then earn interest at the Subsequent Guaranteed
Interest Rate which we have declared for that duration. The Subsequent Guaranteed Interest Rate for the Subsequent Guaranteed Period automatically applied in these circumstances may be higher or lower than the Initial Guaranteed Rate for longer durations.



    The Sub-Account Value at the beginning of any Subsequent Guaranteed Period will be equal to the Sub-Account Value at the end of the previous Guaranteed Period. This Sub-Account Value will earn interest at the Subsequent Guaranteed Interest Rate. The minimum reinvestment of any one Sub-Account is $10,000.



    At your request within 20 days prior to or ten days after the end of a Guaranteed Period, we will provide you with the then effective Subsequent Guaranteed Interest Rate for specified Subsequent Guaranteed Periods. THE ACTUAL SUBSEQUENT GUARANTEED INTEREST RATE WILL BE DETERMINED AT THE BEGINNING OF THE SUBSEQUENT GUARANTEED PERIOD YOU SELECT, OR THAT IS DETERMINED IN ACCORDANCE WITH THE GUIDELINES ABOVE.


D.  ESTABLISHMENT OF GUARANTEED INTEREST RATES


    Protective has no specific formula for determining the Guaranteed Interest Rates applicable for different Guaranteed Periods. The determination will be reflective of interest rates available on the types of instruments in which Protective intends to invest the proceeds attributable to the Contracts. (See "Investments By Protective"). In addition, Protective's management may also consider various other factors in determining current Guaranteed Interest Rates for a given period, including regulatory and tax requirements; sales commissions and administrative expenses borne by Protective; general economic trends; and competitive factors. PROTECTIVE'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE GUARANTEED INTEREST RATES.


E.  SURRENDERS


    Full surrenders from the Sub-Accounts may be made at any time. Partial surrenders may only be made if each remaining Sub-Account Value is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made. If a Sub-Account has the same Guaranteed Period as any other Sub-Account, the partial surrender must come first from the Sub-Account with the shortest time remaining in the Guaranteed Period.

    In the case of certain Qualified Plans, Federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, spousal consent may be needed in certain instances before a distribution may be made.

    1.  SURRENDER CHARGES


    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage (set forth below) applied to the amount of each full or partial surrender requested less any amount available as an Interest Withdrawal. The Surrender Charge will be deducted from the remaining Sub-Account Value from which the full or partial surrender is made.



   NUMBER OF COMPLETED YEARS       SURRENDER CHARGE
    IN A GUARANTEED PERIOD            PERCENTAGE
- -------------------------------  ---------------------
                   0                          6%
                   1                          6%
                   2                          5%
                   3                          4%
                   4                          3%
                   5                          2%
                   6                          1%
                   7+                         0%



    There is no Surrender Charge after the first seven years of each Initial or Subsequent Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts. (See "Interest Withdrawals").



    Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made from Sub-Accounts at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in a form acceptable to Protective within twenty days prior to or ten days after the end of such Initial or Subsequent Guaranteed Period.



    If the date we receive your request for a full or partial surrender is prior to the end of an Initial or Subsequent Guaranteed Period, the Surrender Value will be calculated as of the Surrender Date by the Company using the following formula:



                   SURRENDER VALUE = (A - S - M - P), WHERE:



  A      =    the amount of the full or partial surrender;
  S      =    the amount of Surrender Charge;
  M      =    the amount of the Market Value Adjustment; and
  P      =    the amount of applicable Premium Taxes;

    Protective will, upon the date of receipt of your request, inform you of the amounts available for full or partial surrenders.


    Any full or partial surrender may be subject to Federal and state income tax (see "Federal Tax Matters"). and, in some cases, Premium Tax (See "Premium Taxes"). Under certain Qualified Plans, the consent of your spouse may be required. Under Tax-Sheltered Annuities withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only in limited circumstances.



    Surrender Charges and a Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date. To elect an Annuity Option you must notify us in writing within 30 days prior to the Annuity Commencement Date.


    We may defer payment of any full or partial surrender for a period not exceeding 6 months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less.


    2.  MARKET VALUE ADJUSTMENT



    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period will be adjusted up or down by the application of the Market Value Adjustment formula. Such a Market Value Adjustment is applied to the Sub-Account Value. For purposes of determining amounts subject to the Market Value Adjustment, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Market Value Adjustment (or Surrender Charge) is imposed on these interest withdrawal amounts. (See "Interest Withdrawals").



    In the case of either a full or partial surrender from a Sub-Account, the Market Value Adjustment reflects the relationship between (i) the Treasury Rate currently established for the same term as the Guaranteed Period from which you request the surrender, and (ii) the Treasury Rate initially established for the Guaranteed Period from which you make a full or partial surrender. The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized service. On the fifteenth day and the last day of each month, the Company will identify a Treasury Rate for each Guaranteed Period. The method used by the Company to determine the Treasury Rates under this Contract shall be consistent and is binding upon any Participant, Annuitant and Beneficiary.



    The Market Value Adjustment formula includes a set percentage factor (.25%) designed to compensate Protective Life for certain expenses and losses that might be incurred as a direct or indirect result or consequence of surrenders.



    THE EFFECT OF THE MARKET VALUE ADJUSTMENT WILL BE RELATED TO THE LEVEL OF TREASURY RATES ESTABLISHED FOR THE GUARANTEED PERIODS. IT IS POSSIBLE, THEREFORE, THAT, SHOULD TREASURY RATES BE HIGHER (OR UP TO .25% LOWER) WHEN THE MARKET VALUE ADJUSTMENT IS APPLIED THAN FROM THE TIME YOU ALLOCATED AMOUNTS TO THE AFFECTED SUB-ACCOUNT, THE EFFECT OF THE MARKET VALUE ADJUSTMENT, COUPLED WITH THE APPLICATION OF THE SURRENDER CHARGE AND/OR PREMIUM TAXES, COULD RESULT IN THE AMOUNT YOU RECEIVE BEING LESS THAN THE AMOUNT ALLOCATED. IF TREASURY RATES ARE MORE THAN .25% LOWER WHEN THE MARKET VALUE ADJUSTMENT IS APPLIED THAN AT THE TIME YOU ALLOCATED AMOUNTS TO THE AFFECTED SUB-ACCOUNT, THE EFFECT OF THE MARKET VALUE ADJUSTMENT, COUPLED WITH THE APPLICATION OF THE SURRENDER CHARGE AND/OR PREMIUM TAXES, COULD RESULT IN THE AMOUNT YOU RECEIVE BEING MORE THAN THE AMOUNT ALLOCATED. HOWEVER, IN ORDER FOR THERE TO BE A POSITIVE MARKET VALUE ADJUSTMENT, THE TREASURY RATE MUST HAVE DECREASED SUFFICIENTLY TO OFFSET THE PERCENTAGE FACTOR (.25%) DESCRIBED ABOVE.

    The formula for calculating the Market Value Adjustment is as follows:



      MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12) WHERE:



    C = the Treasury Rate currently established for the same term as the Guaranteed Period from which the surrender is being made;



    I = the Treasury Rate initially established for the Guaranteed Period from which the surrender is being made;



    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.



    Please refer to Appendix A to this Prospectus, which contains an example of the application of the Market Value Adjustment Percentage as it is applied to the amount of each full or partial surrender requested.



    3.  INTEREST WITHDRAWALS



    Once each Contract Year, we will send you all or a portion of the interest that has been credited to your Sub-Accounts during the prior Contract Year (to the extent not previously withdrawn or considered part of a surrender) if you so request in a form acceptable to Protective. For most Guaranteed Periods, you may elect to receive automatic interest withdrawals monthly, quarterly, semi-annually or annually. Options other than annual may total less than annual withdrawals because of the interruption of compounding. Upon notice to you we reserve the right to limit such withdrawals to once per contract year. No Surrender Charge or Market Value Adjustment will be imposed on withdrawals of such interest. Any such withdrawal may, however, be subject to tax, including the 10% penalty tax under the Internal Revenue Code.


F.  PREMIUM TAXES


    Premium Taxes (including related retaliatory taxes, if any) will be deducted, if applicable. On any Contract subject to Premium Taxes, the tax will be deducted, as provided under applicable law, either from Annuity Deposit(s) when received, upon full or partial surrenders, from the amount applied to effect an Annuity at the time annuity payments commence, or from the Death Benefit. (Where applicable, the rate of these taxes currently ranges up to 3.50%).


G.  DEATH BENEFIT


    If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the new Annuitant unless the Participant designates otherwise. If any Participant is not a natural person, the death or change of the Annuitant will be treated as the death of a Participant.



    If any Participant dies while this Contract is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant, if any. If there is no surviving Participant, the Death Benefit will be paid to the Beneficiary named by the Participant. If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Participant. In the case of certain Contracts issued in connection with Qualified Plans, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a Beneficiary.



    The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Administrative Office within six (6) months of the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. If a claim is received six (6) months or more after the date of death, the Death Benefit will equal the Net Account Value. If any Participant is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Contract, even though the Contract may continue beyond an Participant's death.



    The Death Benefit may be taken in one sum immediately or in all events the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless: (a) it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or (b) it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or (c) the deceased Participant's spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Contract and becomes the new Participant.



    If the deceased Participant's spouse continues the Contract and becomes the new Participant, upon such spouse's death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouse's death). The Death Benefit, including any interest accrued thereon must be distributed within five years of the spouse's death.


H.  ANNUITY BENEFITS

    1.  ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY


    Upon purchasing a Contract, you select an Annuity Commencement Date. The Annuity Commencement Date selected: (1) cannot be before the end of any Guaranteed Period; and (2) must be on or before the Annuitant's 85th birthday or the date shown in the Contract. Any request for extension of the maximum Annuity Commencement Date must be approved by the Administrative Office. You may elect to have all of your Net Account Value or a portion thereof applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election if the Annuitant is alive on the Annuity Commencement Date, the Net Account Value will be applied on the Annuity
Commencement Date under Option 2-Life Income with Payments for a 10 Year Guaranteed Period.


    (For Contracts issued in connection with certain Qualified Plans, the Annuity Commencement Date may not be later than April 1 of the year after the year in which the Annuitant attains age 70 1/2).

    2.  CHANGE OF ANNUITY COMMENCEMENT DATE, ANNUITY OPTION OR ANNUITANT


    You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in Writing and received by us within 30 days prior to the scheduled Annuity Commencement Date. You may change the Annuitant prior to the Annuity Commencement Date provided the change is made in Writing on a form acceptable to us. Once the request is received and acknowledged at our Administrative Office, any change will relate back to and take effect on the date the request was signed. If an Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the application becomes the Annuitant, unless the Participant designates otherwise. The Annuitant is the "Payee" for purposes of the annuity rates utilized by the Company.


    3.  ANNUITY OPTIONS

    Any one of the following Annuity Options may be elected. For Qualified Certificates, certain restrictions apply.

    OPTION 1 -- PAYMENT FOR A FIXED PERIOD. Equal monthly payments will be made for any period of not less than 5 nor more than 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due.

    OPTION 2 -- LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

    OPTION 3 -- PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by us, but not less than an effective interest rate of 4% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.


    MINIMUM AMOUNTS -- We reserve the right to pay the Net Account Value of this Contract in one lump sum, if less than $5,000. If monthly payments are less than $100, we may make payments quarterly, semi-annually, or annually, at our option.



    The dollar amount of monthly payments under each available Annuity Option for each $1,000 applied is calculated in accordance with annuity tables set forth in the Contract. These tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum. One year will be deducted from the attained age of the Annuitant for every completed three years beyond the year 1987. If we have available, at the time an Annuity Option is elected, options or rates on a more favorable basis than those guaranteed, the higher benefits shall apply.


    4.  ANNUITY PAYMENT

    The first payment under any Annuity Option will be made one month following the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected.

    The Annuity Option elected must result in a payment of an amount at least equal to the minimum payment amount according to Protective's rules then in effect. If at any time payments are less than the minimum payment amount, we have the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, we may make other arrangements that are equitable to the Annuitant.

    Once annuity payments have commenced, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum settlement in lieu thereof.

    5.  DEATH OF ANNUITANT OR PARTICIPANT AFTER ANNUITY COMMENCEMENT DATE


    If any Participant or Annuitant dies on or after the Annuity Commencement Date and before all the benefits under the Annuity Option selected have been paid, any remaining payments will be distributed at least as rapidly as under the Annuity Option being used as of the date of death.


                           INVESTMENTS BY PROTECTIVE

    Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, Protective continually balances maturity against yield and quality considerations in selecting new investments.

    In establishing Guaranteed Interest Rates, Protective intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Establishment of Guaranteed Interest Rates" commencing on page 6.) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is anticipated that some portion of the portfolio will be invested in mortgages. Protective may also invest in lower than investment-grade issues, depending upon relative spreads in the capital markets.

    Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

        Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.


        Mortgaged-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31, 1995, 97.9% of bonds in which Protective invests were considered investment grade; 20.1% of these bonds were rated Baa or BBB.


    Mortgaged-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

    Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Protective carefully selects, and closely monitors, such investments.

    Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities. Protective may also invest in those bank loan participations that are the most senior debt issued in highly leveraged transactions. They are generally unrated by the credit rating agencies. In selecting bank participations for investment, Protective requires cash flows, without asset sales, to cover all interest and scheduled amortization of the bank debt by 140% and to cover total debt service by 110%. The debt is generally secured by most of the tangible assets of the issuing company.

    Protective's primary mortgage lending emphasis for the past twenty years has been on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term noncancelable leases with Protective's borrowers. The centers provide the basic necessities of life such as food, pharmaceuticals, and clothing, and are relatively insensitive to changes in economic conditions. Protective also makes loans on credit-oriented commercial properties. In the twenty years that Protective has implemented its mortgage loan strategy, it has had no significant loss of principal on mortgages it has originated. Protective carefully selects, and closely monitors, such investments.

    The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states.

                                OTHER PROVISIONS

CONTRACT TRANSACTIONS

    Currently, each request for a change or transaction under your Contract (such as making an additional Annuity Deposit, requesting a surrender or interest withdrawal, selecting certain Guaranteed Periods, changing the Annuity Commencement Date, Annuity Option, or Annuitant, or making a death benefit claim) must be made in Writing on a form acceptable to Protective. The request must provide all information that is necessary for Protective to make the change or effect the transaction. For additional information on how to make a change or effect a transaction, contact Protective at its Administrative Office.

AMENDMENT OF CONTRACTS

    We reserve the right to amend the Contract to meet the requirements of applicable Federal or state laws, regulations or rulings. We will notify you of any such amendments.

ASSIGNMENT OF CONTRACTS

    Your rights, as evidenced by a Contract, may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in Writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax advisor regarding the tax consequences of an assignment. Generally Qualified Contracts cannot be assigned.

                           DISTRIBUTION OF CONTRACTS


    Investment Distributors, Inc. ("IDI") serves as principal underwriter for the Contracts. IDI has agreed to use its best efforts to sell the Contracts. IDI is a wholly-owned subsidiary of Protective Life Corporation ("PLC") and is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").



    IDI has entered into Distribution Agreements with certain broker-dealers registered under the Securities Exchange Act of 1934. Under the Distribution Agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, IDI may offer Contracts to members of certain other eligible groups or certain individuals. The maximum commission Protective will pay is 7% of the Annuity Deposit for the sale of a Contract. In addition, the maximum renewal commission Protective will pay is 7.0% of the Sub-Account Value(s) transferred to a Subsequent Guaranteed Period.

                              FEDERAL TAX MATTERS

INTRODUCTION

    The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

    This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE OR LOCAL -- OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

THE COMPANY'S TAX STATUS

    The Company is taxed as a life insurance company under Subchapter L of the Code. The assets underlying the Contracts will be owned by the Company, and the income derived from such assets will be includible in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL DURING ACCUMULATION PERIOD

    Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in a Participant's Account Value is generally not taxable to the Participant or Annuitant until received, either in the form of Annuity payments as contemplated by the Contracts, or in some other form of distribution.

    As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Participant during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for Certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

    In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

    In addition to the foregoing, if the Contract's Annuity Commencement Date occurs at a time when the Annuitant is at an advanced age, such as over age 85, it is possible that the Participant will be taxable currently on the annual increase in the Account Value.

    The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

    In the case of a partial withdrawal, amounts received generally are includible in income to the extent the Participant's Account Value before the withdrawal exceeds his or her "investment in the contract." In the case of a full withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.

    Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If a Participant transfers a Contract without adequate consideration to a person other than the Participant's spouse (or to a former spouse incident to divorce), the Participant will be taxed on the difference between his or her Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

    There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. There is legislation currently pending in Congress which would grant regulatory authority to the Internal Revenue Service (the "IRS") to address this uncertainty.

TAXATION OF ANNUITY PAYMENTS

    Normally, the portion of each Annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of Annuity payments for the term of the Contract (determined under Treasury Department regulations).

    Once the total amount of the investment in the contract is excluded using this ratio, Annuity payments will be fully taxable. If Annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

    There may be special income tax issues present in situations where the Participant and the Annuitant are not the same person or are not married. For example, where the Participant and the Annuitant are not the same person and are not married, the Participant may be taxed on the Annuity Commencement Date on the difference between the Account Value and the investment in the contract.

TAXATION OF DEATH BENEFIT PROCEEDS

    Amounts may be distributed from a Contract because of the death of a Participant or the Annuitant. Such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or (2) if distributed under an Annuity Option, they are taxed in the same manner as Annuity payments, as described above.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

    Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Participant reaches age 59 1/2; (b) attributable to the Participant becoming disabled (as defined in the tax law); (c) made on or after the death of the Participant; (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and a designated beneficiary; or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the Annuity period. (Similar rules generally apply in the case of Contracts issued in connection with certain Qualified Plans.)

AGGREGATION OF CONTRACTS

    In certain circumstances, the IRS may determine the amount of an Annuity payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

QUALIFIED RETIREMENT PLANS

IN GENERAL

    The Contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Numerous special tax rules apply to the Participants in Qualified Plans and to the Contracts used in connection with Qualified Plans. These tax rules vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and Annuity payments under certain Contracts issued in connection with Qualified Plans, there may be no "investment in the contract" and the total amount received may be taxable. Also, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. Therefore, no attempt is made to provide more than general information about the use of Contracts with the various types of Qualified Plans.

    When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of that type of plan. However, Participants, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

    Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

    INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA.

    SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAS). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. Employers intending to use the Contract in connection with such plans should seek competent advice.

    CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.


    TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59 1/2 separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship shall be limited to actual contributions; earnings thereon shall not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the Amount Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)


    DEFERRED COMPENSATION PLANS OF STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATIONS. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the Contract is used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Generally, a contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

DIRECT ROLLOVER RULES

    In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).

    Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain qualified retirement plans (such as to an Individual Retirement Annuity).

FEDERAL INCOME TAX WITHHOLDING


    The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic Annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.



                       PROTECTIVE LIFE INSURANCE COMPANY


A.  BUSINESS


    Protective Life Insurance Company ("Protective"), a stock life insurance company, was founded in 1907. Protective is a wholly-owned and the principal operating subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange. Protective provides financial services through the production, distribution, and administration of insurance and investment products. Protective has six operating divisions: Acquisitions, Financial Institutions, Group, Guaranteed Investment Contracts, Individual Life, and Investment Products. Protective also has an additional business segment which is described herein as Corporate and Other. Unless the context otherwise requires, "Protective" refers to the consolidated group of Protective Life Insurance Company and its subsidiaries.



    Protective markets individual life insurance; group life, health, dental, and cancer insurance; annuities and investment products; credit life and disability insurance; and guaranteed investment contracts. Its products are distributed nationally through independent agents and brokers; through broker-dealers and financial institutions to their customers; through full-time sales representatives; and through other insurance companies. Protective also seeks to acquire blocks of insurance policies from other insurers.


ACQUISITIONS DIVISION

    PLC actively seeks to acquire blocks of insurance policies. These acquisitions may be accomplished through acquisitions of companies or through the assumption or reinsurance of policies. Most acquisitions do not include PLC's acquisition of an active sales force, but some do. Blocks of policies acquired through the Acquisitions Division are usually administered as "closed" blocks; i.e., no new policies are sold. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.



    PLC has entered into thirty-five separate transactions since 1970. Many of these transactions included Protective. Management believes a favorable environment for acquisitions will likely continue into the immediate future. Insurance companies are facing heightened regulatory and market pressure to increase statutory capital and thus may seek to increase capital by selling blocks of policies. Insurance companies also appear to be selling blocks of policies in conjunction with programs to narrow strategic focus. In addition, smaller companies may face difficulties in marketing and thus may seek to be acquired. However, it appears that other companies are entering this market; therefore, PLC may face increased competition for future acquisitions.



    Several states have enacted statutes that decreased the attractiveness of assumption reinsurance transactions and increased the attractiveness of coinsurance transactions. In coinsurance transactions, the seller remains contingently liable with respect to the coinsured policies should Protective become unable to fulfill its obligations to the seller under the coinsurance agreement. This has caused sellers to place more emphasis on the financial condition and acquisition experience of the purchaser. Management believes this favorably impacts Protective's competitive position.


    Total revenues and income before income tax from the Acquisitions Division are expected to decline with time unless new acquisitions are made. Therefore, the Division's revenues and earnings may fluctuate from year-to-year depending upon the level of acquisition activity.


    In the third quarter of 1993, Protective acquired Wisconsin National Life Insurance Company and coinsured a small block of universal life policies. In 1994, Protective coinsured a small block of payroll deduction policies in the second quarter and coinsured a block of 130,000 policies in the fourth quarter. In the second quarter of 1995, Protective coinsured a block of 28,000 policies. In March 1996, Protective coinsured a block of 38,000 policies.


FINANCIAL INSTITUTIONS DIVISION


    The Financial Institutions Division specializes in marketing insurance products through commercial banks, savings and loan associations, and mortgage bankers. The Division markets an array of life and health products, which cover consumer and mortgage loans made by financial institutions located primarily in the southeastern United States. The Division also markets life and health products nationally through the consumer finance industry and through automobile dealerships. The Division markets through employee field representatives, independent brokers, and an affiliate. The Division also offers certain products through direct mail solicitation to customers of financial institutions. The demand for credit life and credit health insurance is related to the general level of loan demand.



    In 1992, Protective acquired the credit insurance business of Durham Life Insurance Company. The acquisition more than doubled the size of the Division and provided significant market share in the southeastern states not previously covered by Protective.



    The Division has entered into a reinsurance arrangement whereby all of the Division's new credit insurance sales are being ceded to a reinsurer. In the second quarter of 1995, the Division also ceded a block of older policies. Though these reinsurance transactions will reduce the Division's earnings, the Division's return on investment is expected to improve.

GROUP DIVISION


    The Group Division manufactures, distributes, and services group, payroll deduction, cancer, and dental insurance products. Group accident and health insurance is generally considered to be cyclical. Profits rise or fall as competitive forces allow or prevent rate increases to keep pace with changes in group health medical costs. Protective is placing marketing emphasis on other health insurance products which have not been as subject to medical cost inflation as traditional group health products. These products include dental insurance policies and hospital indemnity policies which are distributed nationally through the Division's existing distribution system, as well as through joint marketing arrangements with independent marketing organizations, and through reinsurance contracts with other insurers. These products also include an individual cancer insurance policy marketed through a nationwide network of agents. It is anticipated that a significant part of the growth in Protective's health insurance premium income in the next several years will be from dental products.


    The Division offers substantially all forms of group insurance customary in the industry, making available complete packages of life and accident and health insurance to employers. The life and accident and health insurance packages offered by this Division include hospital and medical coverages as well as dental and disability coverages. To address rising health care costs, the Division provides cost containment services such as utilization review and catastrophic case management.


    The Division markets its group insurance products primarily in the southeastern and southwestern United States using the services of brokers who specialize in group products. Sales offices in Alabama, Florida, Georgia, Illinois, Missouri, North Carolina, Ohio, Oklahoma, Tennessee, and Texas are maintained to serve these brokers. Group policies are directed primarily at employers and associations with between 25 and 1,000 employees. The Division also markets group insurance to small employers through a marketing organization affiliated with an insurer, and reinsures the business produced by the marketing organization. The Division receives a ceding commission from these arrangements.



    In 1993 the Division established a special marketing unit to sell dental plans through mail and telephone solicitations. The unit has sales offices in Arizona, Colorado, Florida, Georgia, Illinois, Kentucky, Michigan, North Carolina, Ohio, Tennessee, Texas and Wisconsin.


GUARANTEED INVESTMENT CONTRACTS DIVISION


    In 1989, Protective began selling guaranteed investment contracts ("GICs"). Protective's GICs are contracts, generally issued to a 401(k) or other retirement savings plan, which guarantee a fixed return on deposits for a specified period and often provide flexibility for withdrawals, in keeping with the benefits provided by the plan. Protective also offers related products through this Division including fixed rate contracts offered to trustees of municipal bond proceeds, floating rate contracts issued to bank trust departments, and long-term annuity contracts used to fund certain state obligations.



    Since 1989, life insurer credit concerns and a demand shift to non-traditional GIC alternatives have generally caused the GIC market to contract somewhat, although broadening the Division's product offerings has allowed it to maintain strong sales.



    Most GIC contracts written by Protective have maturities of 3 to 5 years. Prior to 1993, few GIC contracts were maturing because the contracts were newly written. Therefore, GIC account balances grew at a significant rate. Beginning in 1993, GIC contracts began to mature as contemplated when the contracts were sold. Hence, the rate of growth in GIC deposits has decreased as the amount of maturing contracts has increased.

INDIVIDUAL LIFE DIVISION


    The Individual Life Division primarily utilizes a distribution system based on experienced independent personal producing general agents who are recruited by regional sales managers. At December 31, 1995, there were 22 regional sales managers located throughout the United States. Honors Club members, agents who produce at least $30 thousand of new premium per year, totaled 258 at December 31, 1995. Honors Club members represent approximately 39% of the Division's new premium. In 1993, the Division began distributing insurance products through stock brokers. The Division also distributes insurance products through the payroll deduction market and in the life insurance brokerage market.



    Marketing efforts in the Individual Life Division are directed toward Protective's various universal life products and products designed to compete in the term marketplace. Universal life products combine traditional life insurance protection with the ability to tailor a more flexible payment schedule to the individual's needs, provide an accumulation of cash values on which income taxes are deferred, and permit Protective to change interest rates credited on policy cash values to reflect current market rates. Protective currently emphasizes back-end loaded universal life policies which reward the continuing policyholder and which should help maintain the persistency of its universal life business. The products designed to compete in the term marketplace are term-like policies with guaranteed level premiums for the first 10, 15, or 20 years which provide a competitive net cost to the insured.


INVESTMENT PRODUCTS DIVISION


    The Investment Products Division  manufactures, sells, and supports  annuity
products.   These   products   are   sold   through   broker-dealers,  financial
institutions, and the Individual Life Division.



    In April 1990, Protective began sales of modified guaranteed annuity products which guarantee an interest rate for a fixed period. Because contract values are "market-value adjusted" upon surrender prior to maturity, these products afford Protective a measure of protection from changes in interest rates.



    In 1992, the Division ceased most new sales of single premium deferred annuities. In 1994, the Division introduced a variable annuity product to broaden the Division's product line.



    The demand for annuity products is related to the general level of interest rates and performance of the equity markets.


CORPORATE AND OTHER


    The Corporate and Other segment consists of several small insurance lines of business, net investment income and expenses not attributable to the business segments described above (including interest on substantially all debt). The earnings of this segment may fluctuate from year to year.

B.  SELECTED FINANCIAL DATA

    The following Selected Financial Data for Protective and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31
                                          --------------------------------------------------------------------------------
                                               1995             1994             1993             1992            1991
                                          ---------------  ---------------  ---------------  ---------------  ------------
INCOME STATEMENT DATA
Premiums and policy fees................  $    369,888     $    402,772     $    351,423     $    323,136     $    273,975
Net investment income...................       458,433          408,933          354,165          274,991          222,619
Realized investment gains (losses)......         1,951            6,298            5,054             (154)          (3,085)
Other income............................         3,543           11,977            4,756           10,675            7,495
                                          ---------------  ---------------  ---------------  ---------------  ------------
    Total revenues......................  $    833,815     $    829,980     $    715,398     $    608,648     $    501,004
                                          ---------------  ---------------  ---------------  ---------------  ------------
                                          ---------------  ---------------  ---------------  ---------------  ------------
Benefits and expenses...................  $    716,082     $    724,402     $    629,286     $    549,885     $    456,039
Income tax expense......................  $     40,037     $     32,855     $     29,957(1)  $     17,393     $     12,024
Minority interest.......................                                                     $         90     $      1,437
Net income..............................  $     77,696     $     72,723     $     56,155     $     40,227(2)  $     31,504


                                                                            DECEMBER 31
                                          --------------------------------------------------------------------------------
                                               1995             1994             1993             1992            1991
                                          ---------------  ---------------  ---------------  ---------------  ------------
BALANCE SHEET DATA
Total assets............................  $  7,178,693     $  6,110,704     $  5,307,849     $  4,000,157     $  3,120,354
Long-term debt..........................                                    $         98     $      2,014     $      2,048
Total debt (3)..........................  $     34,693     $     39,443     $     49,061     $     43,191     $     28,022
Redeemable preferred stock..............  $      2,000     $      2,000     $      2,000     $      2,000     $      2,000
Stockholder's equity....................  $    651,237(4)  $    395,075(4)  $    469,990(4)  $    335,516     $    298,468
Stockholder's equity excluding net
 unrealized gains and losses on
 investments............................  $    593,374     $    502,607     $    430,706     $    332,360     $    294,487


- ------------------------
(1) Increased by a one-time adjustment to income tax expense of $1.2 million due to an increase in the corporate federal income tax rate from 34% to 35%.

(2) Includes a $1.1 million reduction to 1992 income representing the cumulative effect of a change in accounting principle for the adoption of SFAS No. 106.


(3) Includes indebtedness to related parties. At December 31, 1995 such indebtedness totaled $34.7 million. See also Note E to the Consolidated Financial Statements.


(4) Reflects the adoption of SFAS No. 115.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    PREMIUMS AND POLICY FEES

    The following table sets forth for the periods shown the amount of premiums and policy fees and the percentage change from the prior period:

                            PREMIUMS AND POLICY FEES


                                                                PERCENTAGE
                 YEAR ENDED                                     INCREASE
                 DECEMBER 31                                    (DECREASE)
- ---------------------------------------------      AMOUNT       ---------
                                               ---------------
                                               (IN THOUSANDS)
  1993.......................................  $      351,423        8.8%
  1994.......................................         402,772       14.6
  1995.......................................         369,888       (8.2)



    Premiums and policy fees increased $51.3 million or 14.6% in 1994 over 1993. Wisconsin National and the reinsured block of universal life policies represented $10.5 million of the increase in premiums and policy fees in 1994. The reinsurance of a block of payroll deduction policies effective April 2, 1994 resulted in a $7.9 million increase. On October 3, 1994 Protective acquired through coinsurance a block of policies from Reliance Standard Life Insurance Company ("Reliance Standard"), which added $12.5 million of premiums in 1994. Decreases in older acquired blocks of policies represented a $3.1 million decrease in premiums and policy fees. Increases in premiums and policy fees from the Financial Institutions, Group, and Individual Life Divisions represent increases of $10.7 million, $5.1 million, and $7.6 million, respectively.



    Premiums and policy fees decreased $32.9 million or 8.2% in 1995 over 1994. Premiums and policy fees from the Financial Institutions Division decreased $74.2 million. This resulted from a reinsurance arrangement begun in the 1995 first quarter whereby all of the Division's new credit insurance sales are being ceded to a reinsurer. Increases in premiums and policy fees from the Group and Individual Life Divisions represent increases of $11.4 million and $14.1 million, respectively. Policy fees related to Protective's annuity products increased $2.9 million in 1995. The 1994 assumptions of two blocks of policies resulted in a $11.1 million increase in premiums and policy fees in 1995. On June 15, 1995, Protective coinsured a block of policies which resulted in a $8.3 million increase in premiums and policy fees. Decreases in older acquired blocks resulted in a $7.2 million decrease in premiums and policy fees.


    NET INVESTMENT INCOME

    The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:

                             NET INVESTMENT INCOME


                                                                           PERCENTAGE EARNED
                 YEAR ENDED                                    PERCENTAGE   ON AVERAGE CASH
                 DECEMBER 31                                    INCREASE    AND INVESTMENTS
- ---------------------------------------------      AMOUNT      ----------  ------------------
                                               --------------
                                               (IN THOUSANDS)
  1993.......................................  $     354,165       28.8  %               8.4%
  1994.......................................        408,933       15.5                  8.2
  1995.......................................        458,433       12.1                  7.9



    Net investment income for 1994 was $54.8 million or 15.5% higher, and for 1995 was $49.5 million or 12.1% higher, than for the preceding year, primarily due to increases in the average amount of invested assets. Invested assets have increased primarily due to receiving annuity and guaranteed investment contract ("GIC") deposits and to acquisitions. (Annuity and GIC deposits are not considered revenues in accordance with generally accepted accounting principles.) Wisconsin National and other recent acquisitions represented $23.9 million of the increase in net investment income in 1994. The assumption of two blocks of policies in 1994 and one block of policies in the second quarter of 1995 resulted in an increase in net investment income of $8.9 million in 1995.



    Protective's percentage earned on average cash and investments decreased in 1994 primarily due to ending, on account of rising interest rates, the strategy of funding investments ahead of receiving deposits, and an increase in the amount of investments with short durations in order to bring the durations of assets and liabilities into balance. The percentage earned on average cash and investments was 8.2% in 1994 and 7.9% in 1995.


    REALIZED INVESTMENT GAINS (LOSSES)


    Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, Protective may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, Protective has classified its fixed maturities and certain other investments as "available for sale."



    The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. The following table sets forth realized investment gains or losses for the periods shown:


                       REALIZED INVESTMENT GAINS (LOSSES)


                 YEAR ENDED
                 DECEMBER 31
- ---------------------------------------------      AMOUNT
                                               --------------
                                               (IN THOUSANDS)
  1993.......................................  $       5,054
  1994.......................................          6,298
  1995.......................................          1,951



    Protective maintains an allowance for uncollectible amounts on investments. The allowance totaled $32.7 million at December 31, 1995 and $35.2 million at December 31, 1994. Additions to the allowance are treated as realized investment losses. In 1994, realized investment gains of $14.9 million were partially offset by realized investment losses of $8.6 million. Realized investment gains in 1995 of $21.6 million were largely offset by realized investment losses of $19.6 million. Realized investment losses were reduced by a $2.5 million reduction to the allowance for uncollectible amounts on investments.


    OTHER INCOME

    The following table sets forth other income for the periods shown:

                                  OTHER INCOME


           YEAR ENDED DECEMBER 31
- ---------------------------------------------     AMOUNT
                                               -------------
                                                    (IN
                                                THOUSANDS)
  1993.......................................  $      4,756
  1994.......................................        11,977
  1995.......................................         3,543



    Other income consists primarily of fees from administrative-services-only types of group accident and health insurance contracts, and from rental of space in Protective's administrative building to PLC. During

1994, Protective recognized approximately $8.2 million in settlement of litigation in which Protective was a plaintiff relating to an acquisition made in 1974. Other income from all other sources decreased $1.0 million in 1994 and $0.2 million in 1995.


    INCOME BEFORE INCOME TAX

    The following table sets forth income or loss before income tax by business segment for the periods shown:

                        INCOME (LOSS) BEFORE INCOME TAX
                             YEAR ENDED DECEMBER 31
                                 (IN THOUSANDS)


BUSINESS SEGMENT                                               1993        1994        1995
- ----------------------------------------------------------  ----------  ----------  ----------
Acquisitions..............................................  $   29,845  $   39,176  $   52,136
Financial Institutions....................................       7,220       8,176       8,212
Group.....................................................      10,435      11,169      10,502
Guaranteed Investment Contracts...........................      27,218      33,197      30,555
Individual Life...........................................      20,324      17,223      17,713
Investment Products.......................................       3,402         107      11,951
Corporate and Other.......................................     (14,208)     (8,736)    (14,257)
Unallocated Realized Investment Gains (Losses)............       1,876       5,266         921
                                                            ----------  ----------  ----------
                                                            $   86,112  $  105,578  $  117,733
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------



    Earnings from the Acquisitions Division are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. In the ordinary course of business, the Acquisitions Division regularly considers acquisitions of smaller insurance companies or blocks of policies. 1994 pretax earnings from the Division of $39.2 million were $9.3 million higher than 1993. The two acquisitions completed in 1993 added $9.2 million to the Division's 1994 earnings. The acquisition of a block of policies from Reliance Standard in the 1994 fourth quarter reduced earnings $1.3 million. The remaining increase was due to improved claims experience in the Division's other blocks of acquired policies. Pretax earnings from the Division increased $13.0 million in 1995 as compared to 1994. The two blocks of policies coinsured during 1994 and the block of policies coinsured during the second quarter of 1995 represent $11.7 million of the increase.



    The Financial Institutions Division's 1994 pretax earnings of $8.2 million were $1.0 million higher than 1993 primarily due to premium growth and improved claims ratios. The Division's 1995 pretax earnings were relatively unchanged as compared to 1994. The Division has entered into a reinsurance arrangement whereby all of the Division's new credit insurance sales are being ceded to a reinsurer. In the 1995 second quarter the Division also ceded a block of older policies. Though the Division's reported earnings were reduced approximately $2.0 million, these reinsurance transactions are expected to improve the Division's return on investment.



    Group 1994 pretax earnings of $11.2 million were $0.8 million higher than 1993. Higher traditional group life and health earnings were complemented by higher earnings from the Division's cancer and dental products. The Division's 1994 results include approximately $3.0 million of expenses to establish a special marketing unit to sell dental plans through mail and telephone solicitations. The Division's 1995 pretax earnings were $0.7 million lower than 1994. Although total dental earnings were up $2.6 million, lower traditional group life and health earnings offset the increase.

    The Guaranteed Investment Contracts ("GIC") Division had pretax operating earnings of $34.5 million in 1995 and $30.2 million in 1994. Operating earnings in 1995 were benefited by lower expenses and a favorable interest rate environment. This increase was also partially due to the growth in GIC deposits placed with Protective. At December 31, 1995, GIC deposits totaled $2.5 billion compared to $2.3 billion one year earlier. Realized investment gains associated with this Division in 1994 were $3.0 million as compared to realized investment losses of $3.9 million in 1995. As a result, total pretax earnings were $33.2 million in 1994 and $30.6 million in 1995. The rate of growth in GIC deposits has decreased as the amount of maturing contracts increased.



    The Individual Life Division had 1994 pretax earnings of $17.2 million, $3.1 million lower than 1993. Mortality experience, while still favorable, was approximately $2.5 million less favorable than 1993. The Division also spent approximately $3.0 million during 1994 to develop new ventures. The Division had 1995 pretax earnings of $17.7 million, $0.5 million higher than 1994. At December 31, 1994 Protective reduced the statutory policy liabilities for certain of its term-like products to be more consistent with current regulation and industry practice. This reduced investment income allocated to the Division in 1995 by approximately $2.6 million when compared to 1994. Additionally, expenses to develop a new variable universal life product were $1.3 million in 1995. These decreases were partially offset by increased earnings from favorable mortality experience and a growing amount of business in force.



    The Investment Products Division reported pretax operating earnings of $0.9 million for 1994. These results are after approximately $2.0 million of additional amortization of deferred policy acquisition costs related to the compression of interest spreads caused by rising interest rates on the Division's fixed annuities, and expenses of approximately $4.5 million related to the development and introduction of the Division's variable annuity. The Division's 1995 pretax operating earnings of $8.6 million were $7.7 million higher than 1994. During 1994 the Division completed the amortization of the deferred policy acquisition costs related to its book value annuities.
Accordingly, 1995 operating earnings were $7.2 million higher due to lower amortization. The Division also benefited from a favorable interest rate environment. Realized investment losses, net of related amortization of deferred policy acquisition costs, were $0.8 million in 1994 as compared with realized investment gains, net of amortizaion, of $3.4 million in 1995. As a result, total pretax earnings were $0.1 million in 1994 and $12.0 million in 1995. Fixed annuity deposits totaled $996 million and variable annuity deposits totaled $392 million at December 31, 1995. Variable annuity deposits of $322 million are reported in the accompanying financial statements as "liabilities related to separate accounts."



    The Corporate and Other segment consists of several small insurance lines of business, net investment income and other operating expenses not identified with the preceding operating divisions (including interest on substantially all debt). Pretax losses for this segment were $5.5 million lower in 1994 and $5.5 million higher in 1995 as compared to the previous year. The segment's 1994 results include approximately $8.2 million received in settlement of litigation relating to an acquisition made in 1974. All other expenses increased $2.5 million in 1994 and decreased $2.7 million in 1995 as compared to the previous year.

    INCOME TAX EXPENSE

    The following table sets forth the effective income tax rates for the periods shown:

                               INCOME TAX EXPENSE


                             YEAR ENDED
                            DECEMBER 31                               EFFECTIVE INCOME TAX RATES
- --------------------------------------------------------------------  ---------------------------
  1993..............................................................               33.4%
  1994..............................................................               31.1
  1995..............................................................               34.0



    In August 1993, the corporate income tax rate was increased from 34% to 35% which resulted in a one-time increase to income tax expense of $1.2 million due to a recalculation of Protective's deferred income tax liability. The effective income tax rate for 1993, excluding the one-time increase, was 33.4%. The effective income tax rate for 1994 was 31.1%. The estimated income tax rate for 1995 was increased from 33% to 34% during the 1995 third quarter. Management's current estimate of the effective income tax rate for 1996 is 34%.


    NET INCOME

    The following table sets forth net income for the periods shown:

                                   NET INCOME


                         YEAR ENDED                                               PERCENTAGE
                        DECEMBER 31                                                INCREASE
- ------------------------------------------------------------       AMOUNT         ----------
                                                              -----------------
                                                               (IN THOUSANDS)
  1993......................................................  $      56,155         39.6%
  1994......................................................         72,723         29.5
  1995......................................................         77,696          6.8



    Net income in 1994 was 29.5% higher than 1993, reflecting improved earnings in the Acquisitions, Financial Institutions, Group, and GIC Divisions and Corporate and Other segment, and higher realized investment gains partially offset by lower earnings in the Individual Life and Investment Products Divisions. Compared to 1994, net income in 1995 increased 6.8%, reflecting improved earnings in the Acquisitions, Financial Institutions, Individual Life, and Investment Products Divisions, and higher investment income partially offset by lower earnings in the Group and GIC Divisions and the Corporate and Other segment as well as lower realized investment gains.


    KNOWN TRENDS AND UNCERTAINTIES

    The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future reported results of Protective are discussed more fully below.


    COMPETITION. Protective operates in a highly competitive industry. In connection with the development and sale of its products, Protective encounters significant competition from other insurance companies, many of which have financial resources or ratings greater than those of Protective. Certain of Protective's products compete against other investment alternatives, including bonds, stocks and mutual funds.



    The insurance industry is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain agents to market its insurance products, its ability to develop competitive and profitable products, and its maintenance of a high rating from rating agencies.



    Bank products provide competitive alternatives to Protective's GICs and annuities. Banks may also compete by selling annuity products provided by other insurance companies. In addition, in the future banks and other financial institutions may be granted approval to underwrite and sell annuities or other insurance products that compete directly with Protective. Likewise, nontraditional sources of healthcare coverages, such as health maintenance organizations and preferred provider organizations, provide competitive alternatives to Protective's traditional group health products.



    Protective  competes  against  other   insurance  companies  and   financial
institutions in the origination of commercial mortgage loans.


    RATINGS. Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Rating organizations continue to review the financial performance and condition of insurers, including Protective. A downgrade in the ratings of Protective could materially adversely affect its business operations, particularly its ability to attract annuity and guaranteed investment contract deposits and its ability to compete for attractive acquisition opportunities.

    Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and other factors outside the rated company's control. Therefore, ratings downgrades may result for reasons other than a deterioration in a rated company's financial condition or competitive position.


    POLICY CLAIMS FLUCTUATIONS. Protective's results may fluctuate from year to year on account of fluctuations in policy claims received by Protective during the year. Due to the long-term nature of the insurance business, there should be a review of operating results for a period of several years in order to obtain a more accurate indication of performance.



    INTEREST RATE FLUCTUATIONS. Rising interest rates could cause market values to fall below amortized cost for many of the Protective's fixed maturity investments. Therefore, realized investment losses might be incurred upon sales of investments to maintain proper matching of assets and liabilities. Rising interest rates could cause disintermediation of GIC and annuity deposits and individual life policy cash values. In addition, the market value of Protective's fixed maturity investments would generally decrease, and Protective may be unable to fully enforce the call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to interest-sensitive products may also be adversely affected by rising interest rates.


    Falling interest rates could cause some of Protective's corporate bonds that have call features to be called, which could cause Protective to have to reinvest the proceeds at lower interest rates.

    Protective's mortgage loans are entered into, and mortgage-backed securities are purchased, based on assumptions regarding rates of prepayments. To the extent that actual prepayments are earlier or later than anticipated due to falling or rising interest rates, Protective may not receive cash flows when expected. Most of Protective's mortgage loans, however, have significant prepayment penalties.

    INVESTMENT RISKS. Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. However, Protective's actual investment results may be adversely affected by interest rate fluctuations, financial market and general economic conditions, and other external factors.


    CONTINUING SUCCESS OF ACQUISITION STRATEGY. Protective has actively pursued a strategy of acquiring blocks of insurance policies. This acquisition strategy has increased Protective's earnings in part by allowing Protective to position itself to realize certain unit cost reductions and operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.


    REGULATION AND TAXATION. Protective is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including rates, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Protective cannot predict the form of any future regulatory initiatives.



    The design and administration of Protective's insurance products, the conduct of Protective's agents, and the content of advertising and other sales materials are also regulated by these agencies. Recently, some regulatory agencies have enhanced their enforcement efforts resulting in disciplinary actions being taken against insurers, including the assessment of fines.


    Under insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although Protective cannot predict the amount of any future assessments, Protective does not believe that any such assessments will be materially different from amounts already provided for in the financial statements. Most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength.

    Under the Internal Revenue Code of 1986, as amended (the "Code"), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other retirement products that do not offer this benefit. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, Protective's competitive position may be adversely affected.


    The President and Congress have from time to time advocated changes to the current healthcare delivery system which will address both affordability and availability issues. The ultimate scope and effective date of any healthcare reform proposals are unknown at this time. It is anticipated that any such proposals may adversely affect certain products in Protective's group health insurance business. In addition to the federal initiatives, a number of states are considering legislative programs that are intended to affect the accessibility and affordability of health care. Some states have recently enacted healthcare reform legislation. These various state programs (which could be preempted by any federal program) may also adversely affect Protective's group health insurance business. However, in light of the small relative proportion of Protective's earnings attributable to group health insurance, management does not expect that either the federal or state proposals will have a material adverse effect on Protective's earnings.

    Protective cannot predict what future initiatives the President or Congress may propose which may affect Protective.


    LITIGATION. A number of civil jury verdicts have been returned against life and health insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against the insurer, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive damages in these circumstances. Protective, like other life and health insurers, from time to time is involved in such litigation. Although the outcome of any litigation cannot be predicted with certainty, to date no such lawsuit has resulted in the award of any significant amount of damages against Protective.



    RELIANCE UPON THE PERFORMANCE OF OTHERS. Protective has entered into various ventures involving other parties. Examples include, but are not limited to: the Investment Products Division's variable annuity deposits are invested in funds managed by Goldman Sachs Asset Management and its affiliates; a significant amount of the Investment Products Division's fixed annuity sales come from four broker-dealers; and a portion of the sales in the Financial Institutions and Group Divisions comes from arrangements with unrelated marketing organizations. Therefore Protective's results may be affected by the performance of others.



    INDEMNITY REINSURANCE. As is customary in the insurance industry, Protective cedes insurance to other insurance companies. The ceding insurance company remains contingently liable with respect to ceded insurance should any reinsurer be unable to meet the obligations assumed by it. Protective sets a limit on the amount of insurance retained on the life of any one person. For example, in the individual lines Protective will not retain, generally, more than $500,000, including accidental death benefits, on any one life. For group insurance, the maximum amount retained on any one life is generally $100,000. At December 31, 1995, Protective had insurance in force of $61.9 billion of which approximately $17.5 billion was ceded to reinsurers.


    RECENTLY ISSUED ACCOUNTING STANDARDS


    In 1995  Protective  adopted  Statement of  Financial  Accounting  Standards
(SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under these new standards, a loan is considered impaired if it is probable that Protective will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Based on Protective's evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans, and therefore no allowance for losses is required under SFAS No. 114 at December 31, 1995.



    In 1995 PLC adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which changes the way stock-based compensation expense is measured and requires additional disclosures relating to PLC's stock-based compensation plan. The adoption of SFAS No. 123 had no material effect on either PLC's or Protective's financial statements.



    In 1995 the Financial Accounting Standards Board issued: SFAS No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts;" SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" and SFAS No. 122, "Accounting for Mortgage Servicing Rights." Protective anticipates that the impact of adapting these three accounting standards will be immaterial to its financial condition.

LIQUIDITY AND CAPITAL RESOURCES

    Protective's operations usually produce a positive cash flow. This cash flow is used to fund an investment portfolio to finance future benefit payments including those arising from various types of deposit contracts. Since future benefit payments largely represent long-term obligations reserved using certain assumed interest rates, Protective's investments are predominantly in medium and long-term, fixed-rate investments such as bonds and mortgage loans which provide a sufficient return to cover these obligations.

    Many of Protective's products contain surrender charges and other features which reward persistency and penalize the early withdrawal of funds. With respect to such products, surrender charges are generally sufficient to cover Protective's unamortized, deferred policy acquisition costs with respect to the policy being surrendered. GICs and certain annuity contracts have market value adjustments which protect Protective against investment losses if interest rates are higher at the time of surrender as compared to interest rates at the time of issue.


    In accordance with SFAS No. 115, Protective's investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 1995, the fixed maturity investments (bonds, bank loan participations, and redeemable preferred stocks) had a market value of $3,891.9 million, which is 2.4% above amortized cost (less allowances for uncollectible amounts on investments) of $3,798.9 million. Protective had $1,835.1 million in mortgage loans at December 31, 1995. While Protective's mortgage loans do not have quoted market values, at December 31, 1995, Protective estimates the market value of its mortgage loans to be $2,001.1 million (using discounted cash flows from the next call date) which is 9.0% in excess of amortized book value. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations should not adversely affect liquidity. Most of Protective's mortgage loans have significant prepayment penalties.



    For several years Protective has offered a type of commercial loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $361 million of Protective's mortgage loans have this participation feature.



    At December 31, 1995, delinquent mortgage loans and foreclosed properties were $26.1 million or 0.4% of assets. Bonds rated less than investment grade were $75.7 million or 1.1% of assets. Additionally, Protective had bank loan participations that were less than investment grade, representing $206.0 million or 2.9% of assets. Protective does not expect these investments to adversely affect its liquidity or ability to hold its other investments to maturity. Protective's allowance for uncollectible amounts on investments was $32.7 million at December 31, 1995.



    Policy loans at December 31, 1995 were $143.4 million, a decrease of $4.2 million from December 31, 1994. Policy loan rates are generally in the 4.5% to 8.0% range. Such rates at least equal the assumed interest rates used for future policy benefits.



    Protective believes its asset/liability matching practices and certain product features provide significant protection for Protective against the effects of changes in interest rates. However, approximately one-fourth of Protective's liabilities relate to products (primarily whole life insurance) the profitability of which may be affected by changes in interest rates. The effect of such changes in any one year is not expected to be material. Additionally, Protective believes its asset/liability matching practices provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts.

    Protective's asset/liability matching practices involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics. It is Protective's policy to maintain asset and liability durations within 10% of one another.



    During 1994, interest rates rose approximately three percentage points causing the duration of Protective's assets to increase somewhat above the duration of its liabilities. Protective responded to the duration mismatch by adjusting the composition of its assets to bring the durations of assets and liabilities into balance. During 1995, interest rates fell approximately 2.5 percentage points. Likewise, Protective adjusted the composition of its assets to eliminate any significant duration mismatches.



    Protective does not use derivative financial instruments for trading purposes. Combinations of futures contracts and options on treasury notes are sometimes used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate and liabilities arising from interest-sensitive products such as GICs and annuities. Realized investment gains and losses of such contracts are deferred and amortized over the life of the hedged asset. Net realized losses, incurred due to a decline in interest rates, of $15.2 million were deferred in 1995. At December 31, 1995, open futures contracts with a notional amount of $25.0 million were in a $0.6 million net unrealized loss position.



    Protective uses interest rate swap contracts to convert certain investments from a variable rate of interest to a fixed rate of interest. At December 31, 1995, related open interest rate swap contracts with a notional amount of $170.3 million were in a $1.3 million net unrealized gain position.



    Protective entered the GIC market in late 1989. Most GIC contracts written by Protective have maturities of 3 to 5 years. Prior to 1993, few GIC contracts were maturing because the contracts were newly written. Beginning in 1993, and continuing into 1994 and 1995, GIC contracts began to mature as contemplated when the contracts were sold. Withdrawals related to GIC contracts were approximately $700 million during 1994 and $800 million in 1995. Withdrawals related to GIC contracts are estimated to be approximately $700 million in 1996. Protective's asset/liability matching practices take into account maturing contracts. Accordingly, Protective does not expect maturing contracts to have an unusual effect on the future operations and liquidity of Protective.



    In anticipation of receiving GIC and annuity deposits, Protective was committed at December 31, 1995 to fund mortgage loans and to purchase fixed maturity and other long-term investments in the amount of $278.5 million. Protective held $53.1 million in cash and short-term investments at December 31, 1995.



    In order to provide additional liquidity, Protective plans a commercial mortgage securitization during the 1996 first quarter. Proceeds from the securitization of approximately $400 million will be reinvested in publicly-traded investment grade bonds.


    While Protective generally anticipates that the cash flows from operations will be sufficient to meet its investment commitments and operating cash needs, Protective recognizes that investment commitments scheduled to be funded may from time to time exceed the funds then available. Therefore, Protective has arranged sources of credit to fund investments in such circumstances. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Additionally, Protective may from time to time sell short-duration GICs to complement its cash management practices.


    At December 31, 1995, Protective had no borrowings under its credit arrangements.

    As disclosed in the Notes to the Consolidated Financial Statements, $329 million of consolidated stockholder's equity, excluding net unrealized investment gains and losses, represented net assets of Protective that cannot be transferred to PLC in the form of dividends, loans, or advances. In addition, Protective is subject to various state statutory and regulatory restrictions on its ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1996 is estimated to be $129 million. Also, distributions, including cash dividends to PLC from Protective in excess of approximately $322 million, would be subject to federal income tax at rates then effective. Protective does not anticipate involuntarily making distributions that would be subject to tax.


    For the foregoing reasons and due to the expected growth of Protective's insurance sales, Protective will retain substantial portions of its earnings primarily to support future growth.

    A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The achievement of long-term growth will require growth in the statutory capital of Protective. Protective may secure additional statutory capital through various sources, such as internally generated statutory earnings or equity contributions by PLC from funds generated through debt or equity offerings.


    The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon their December 31, 1995 statutory financial reports, Protective and its insurance subsidiaries are adequately capitalized under the formula.



    Protective is not aware of any litigation that will have a material adverse effect on the financial position of Protective. Protective does not believe that the regulatory initiatives currently under consideration by various regulatory agencies will have a material adverse impact on Protective. Protective is not aware of any material pending or threatened regulatory action with respect to Protective. Protective does not believe that any insurance guaranty fund assessments will be materially different from amounts already provided for in the financial statements.



    As noted above, SFAS No. 115 requires Protective to carry its investment in fixed maturities and certain other securities at market value instead of amortized cost. As prescribed by SFAS No. 115, these investments are recorded at their market values with the resulting unrealized gains and losses, net of income tax, reported as a component of stockholder's equity reduced by a related adjustment to deferred policy acquisition costs. The market values of fixed maturities increase or decrease as interest rates fall or rise. Therefore, although the adoption of SFAS No. 115 does not affect Protective's operations, its reported stockholder's equity will fluctuate significantly as interest rates change.

    During 1994 interest rates rose approximately three percentage points. SFAS No. 115 required Protective to report a $146.8 million decrease in stockholder's equity at December 31, 1994, as compared to December 31, 1993. During 1995 interest rates fell approximately 2.5 percentage points, which required Protective to report a $165.4 million increase in stockholder's equity at December 31, 1995, as compared to December 31, 1994.


IMPACT OF INFLATION

    Inflation increases the need for insurance. Many policyholders who once had adequate insurance programs increase their life insurance coverage to provide the same relative financial benefits and protection. The effect of inflation on medical costs leads to accident and health policies with higher benefits. Thus, inflation has increased the need for life and accident and health products.

    The higher interest rates that have traditionally accompanied inflation also affect Protective's investment operation. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of GIC and annuity deposits and individual life policy cash values may increase, the market value of Protective's fixed-rate, long-term investments may decrease, and Protective may be unable to implement fully the interest rate reset and call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to interest-sensitive products may also be adversely affected by rising interest rates.

    Inflation has increased the cost of health care. The adequacy of premium rates in relation to the level of accident and health claims is constantly monitored, and where appropriate, premium rates on such policies are increased as policy benefits increase. Failure to make such increases commensurate with healthcare cost increases may result in a loss from health insurance.

    Protective does not believe the current rate of inflation will significantly affect is operations.

D.  INSURANCE IN FORCE


    Protective's total consolidated life insurance in force at December 31, 1995 was $61.9 billion. The following table shows sales by face amount and insurance in force for Protective's business segments.



                                                                YEAR ENDED DECEMBER 31
                                       -------------------------------------------------------------------------
                                           1995           1994           1993           1992           1991
                                       -------------  -------------  -------------  -------------  -------------
                                                                (DOLLARS IN THOUSANDS)
New Business Written
  Financial Institutions.............  $   3,563,177  $   2,524,212  $   2,776,276  $   1,149,265  $   1,057,886
  Group..............................        119,357        184,429        252,345        328,258        390,141
  Individual Life....................      7,564,983      6,329,630      4,440,510      4,877,038      4,244,903
                                       -------------  -------------  -------------  -------------  -------------
    Total............................  $  11,247,517  $   9,038,271  $   7,469,131  $   6,354,561  $   5,692,930
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Business Acquired
  Acquisitions.......................  $   6,129,159  $   4,756,371  $   4,378,812  $   1,302,330
  Financial Institutions.............                                                   1,432,338
                                       -------------  -------------  -------------  -------------  -------------
    Total............................  $   6,129,159  $   4,756,371  $   4,378,812  $   2,734,668  $           0
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Insurance in Force at End of Year (1)
  Acquisitions.......................  $  16,778,359  $  11,728,569  $   8,452,114  $   3,836,066  $   4,385,948
  Financial Institutions.............      6,233,256      4,841,318      4,306,179      3,690,610      2,446,815
  Group..............................      6,371,313      7,464,501      6,716,724      6,315,410      7,088,931
  Individual Life....................     32,500,935     25,843,232     22,975,577     20,634,927     16,655,923
                                       -------------  -------------  -------------  -------------  -------------
    Total............................  $  61,883,863  $  49,877,620  $  42,450,594  $  34,477,013  $  30,577,617
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------


- ------------------------

(1) Reinsurance assumed has been included; reinsurance ceded (1995-$17,524,366; 1994-$8,639,272; 1993-$7,484,566; 1992-$6,982,127; 1991-$5,292,080) has not
    been deducted.


    The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to surrenders and lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions and assumptions was:


                                                                                      RATIO OF
                                   YEAR ENDED                                        VOLUNTARY
                                  DECEMBER 31                                       TERMINATIONS
- --------------------------------------------------------------------------------  ----------------
  1991..........................................................................          8.9%
  1992..........................................................................          9.0
  1993..........................................................................          8.7
  1994..........................................................................          7.0
  1995..........................................................................          6.9


    Net terminations reflect voluntary lapses and cash surrenders, some of which may be due to the replacement of Protective's products with competitors' products. Also, a higher percentage of voluntary lapses typically occurs in the first 15 months of a policy, and accordingly, lapses will tend to increase or decrease in proportion to the change in new insurance written during the immediately preceding periods.

    The amount of investment products in force is measured by account balances. The following table shows guaranteed investment contract and annuity account balances.


                                             GUARANTEED    MODIFIED
                YEAR ENDED                   INVESTMENT   GUARANTEED     FIXED      VARIABLE
               DECEMBER 31                   CONTRACTS     ANNUITIES   ANNUITIES   ANNUITIES
- ------------------------------------------  ------------  -----------  ----------  ----------
                                                         (DOLLARS IN THOUSANDS)
  1991....................................  $  1,264,603   $ 115,477   $  324,662
  1992....................................     1,694,530     299,608      374,451
  1993....................................     2,015,075     468,689      537,053
  1994....................................     2,281,673     661,359      542,766  $  170,454
  1995....................................     2,451,693     741,849      472,656     392,237


E.  UNDERWRITING

    The underwriting policies of Protective are established by management. With respect to individual insurance, Protective uses information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most ordinary insurance applied for by applicants over age 50. In the case of "simplified issue" policies, which are issued primarily through the Financial Institutions Division and the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant. For other than "simplified issue" policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

    Protective requires blood samples to be drawn with ordinary insurance applications for coverage over $100,000 (ages 16-50) or $150,000 (age 51 and above). Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.

    Group insurance underwriting policies are administered by experienced group underwriters. The underwriting policies are designed for single employer groups. Initial premium rates are based on prior claim experience and manual premium rates with relative weights depending on the size of the group and nature of the benefits.

F.  INVESTMENTS

    The types of assets in which Protective may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, Protective continually balances maturity against yield and quality considerations in selecting new investments.

    Protective's asset/liability matching practices involve monitoring of asset and liability durations for various product lines, cash flow testing under various interest rate scenarios, and rebalancing of assets and liabilities with respect to yield, risk, and cash-flow characteristics.

    The following table shows Protective's investments at December 31, 1995, valued on the basis of generally accepted accounting principles.



                                                                                       PERCENT OF TOTAL
                                                                                         INVESTMENTS
                                                                   ASSET VALUE         ----------------
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Fixed maturities:
  Bonds:
    Mortgage-backed securities..............................        $2,049,775               34.0%
    United States Government and government agencies and
     authorities............................................           107,577                1.8
    States, municipalities, and political subdivisions......            11,590                0.2
    Public utilities........................................           327,244                5.4
    Convertibles and bonds with warrants attached...........               493             --
    All other corporate bonds...............................         1,168,848               19.4
  Bank loan participations..................................           220,811                3.7
  Redeemable preferred stocks...............................             5,594                0.1
                                                                   -----------              -----
    Total fixed maturities..................................         3,891,932               64.6
                                                                   -----------              -----
Equity securities:
  Common stocks -- industrial, miscellaneous, and all
   other....................................................            28,746                0.5
  Nonredeemable preferred stocks............................             9,965                0.2
                                                                   -----------              -----
    Total equity securities.................................            38,711                0.7
                                                                   -----------              -----
Mortgage loans on real estate...............................         1,835,057               30.5
Investment real estate......................................            20,788                0.3
Policy loans................................................           143,372                2.4
Other long-term investments.................................            43,875                0.7
Short-term investments......................................            46,891                0.8
                                                                   -----------              -----
      Total investments.....................................        $6,020,626              100.0%
                                                                   -----------              -----
                                                                   -----------              -----


    A significant portion of Protective's bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.


    In management's view, the overall quality of Protective's investment portfolio continues to be strong. Protective obtains ratings of its fixed maturities from Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"). If a bond is not rated by Moody's or S&P, Protective uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC"), or Protective rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 1995, approximately 98% of bonds were rated by Moody's, S&P, or the NAIC.

    The following table shows the approximate percentage distribution of Protective's fixed maturities by rating category, utilizing S&P's rating categories, at December 31, 1995:



                                                                                  PERCENTAGE OF
                                                                                      FIXED
TYPE                                                                                MATURITIES
- --------------------------------------------------------------------------------  --------------
Bonds
  AAA...........................................................................        56.1%
  AA............................................................................         4.5
  A.............................................................................        12.6
  BBB...........................................................................        19.0
  BB or less....................................................................         2.0
Bank Loan Participations
  Investment Grade..............................................................         0.4
  Non-Investment Grade..........................................................         5.3
Redeemable Preferred Stock......................................................         0.1
                                                                                       -----
Total...........................................................................       100.0%
                                                                                       -----
                                                                                       -----



    At December 31, 1995, approximately $3,589.9 million of Protective's $3,665.6 million bond portfolio was invested in U.S. Government-backed securities or investment grade corporate bonds and only approximately $75.7 million of its bond portfolio was rated less than investment grade. Approximately $292.6 million of bonds are not publicly traded.


    Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.


    Protective also invests in bank loan participations. Generally, such investments constitute the most senior debt incurred by the borrower in highly leveraged transactions. They are generally unrated by the credit rating agencies. Of the $220.8 million of bank loan participations owned by Protective at December 31, 1995, $206.0 million were classified by Protective as less than investment grade.


    Protective also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. Protective generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties, or credit-anchored strip shopping centers.

    The following table shows a breakdown of Protective's mortgage loan portfolio by property type:


                                                                                 PERCENTAGE OF
                                                                                MORTGAGE LOANS
PROPERTY TYPE                                                                   ON REAL ESTATE
- -----------------------------------------------------------------------------  -----------------
Retail.......................................................................          80.6%
Warehouses...................................................................           7.3
Office Building..............................................................           6.2
Apartments...................................................................           4.0
Mixed-use....................................................................           1.1
Other........................................................................           0.8
                                                                                      -----
Total........................................................................         100.0%
                                                                                      -----
                                                                                      -----



    Credit-anchored strip shopping center loans are generally on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term leases with Protective's borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are some of the largest anchor tenants (measured by Protective's exposure) in the strip shopping centers at December 31, 1995:



                                                                                   PERCENTAGE OF
                                                                                  MORTGAGE LOANS
ANCHOR TENANTS                                                                    ON REAL ESTATE
- -----------------------------------------------------------------------------  ---------------------
K-Mart.......................................................................               4%
Food Lion....................................................................               4
Winn Dixie...................................................................               4
Wal-Mart.....................................................................               3
Bi-Lo........................................................................               3
Revco........................................................................               2



    Protective's mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination, although in certain circumstances Protective will lend on the basis of an 85% loan-to-value ratio. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property's projected operating expenses and debt service.



    For several years Protective has offered a commercial loan product under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $361.2 million of Protective's mortgage loans have this participation feature.



    The average size mortgage loan in Protective's portfolio is approximately $1.6 million. The largest single loan amount is $13.1 million.


    Many of Protective's mortgage loans have call or interest rate reset provisions after five to seven years. However, if interest rates were to significantly increase, Protective may be unable to increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates, or call the loans.

    In order to provide additional liquidity, Protective plans a commercial mortgage securitization during the first quarter of 1996. Proceeds from the securitization will be reinvested in publicly-traded investment grade bonds.



    At December 31, 1995, $26.1 million or 1.4% of the mortgage loan portfolio was nonperforming. It is Protective's policy to cease accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is Protective's general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.



    As a general rule, Protective does not invest directly in real estate. The investment real estate held by Protective consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In Protective's experience, the appraised value of foreclosed properties often equals or exceeds the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling Protective to hold and manage the property until the property can be profitably sold.



    Protective has established an allowance for uncollectible amounts on investments. This allowance was $32.7 million at December 31, 1995.



    Combinations of futures contracts and options on treasury notes are sometimes used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, and liabilities arising from interest sensitive products such as GICs and annuities. Realized investment gains and losses on such contracts are deferred and amortized over the life of the hedged asset. Protective also uses interest rate swap contracts to convert certain investments from a variable rate of interest to a fixed rate of interest.


    For further discussion regarding Protective's investments and the maturity of and the concentration of risk among Protective's invested assets, see Note C to the Consolidated Financial Statements.


    The following table shows the investment results of Protective for the years 1991 through 1995:



                                                                                         PERCENTAGE
                                                        CASH, ACCRUED                     EARNED ON
                                                      INVESTMENT INCOME,      NET        AVERAGE OF        REALIZED
                     YEAR ENDED                       AND INVESTMENTS AT  INVESTMENT      CASH AND        INVESTMENT
                    DECEMBER 31                          DECEMBER 31        INCOME       INVESTMENTS    GAINS (LOSSES)
- ----------------------------------------------------  ------------------  -----------  ---------------  --------------
                                                                           (DOLLARS IN THOUSANDS)
  1991..............................................    $    2,829,353     $ 222,619           8.7%       $    6,298
  1992..............................................         3,650,024       274,991           8.6              (154)
  1993..............................................         4,841,209       354,165           8.4             5,054
  1994..............................................         5,355,988       408,933           8.2             6,298
  1995..............................................         6,087,828       458,433           7.9             1,951


    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included herein for certain information relating to Protective's investments and liquidity.

G.  INDEMNITY REINSURANCE


    As is customary in the insurance industry, Protective cedes insurance to other insurance companies. The ceding insurance company remains contingently liable with respect to ceded insurance should any reinsurer be unable to meet the obligations assumed by it. Protective sets a limit on the amount of insurance retained on the life of any one person. For example, in the individual lines Protective will not retain, generally, more than $500,000, including accidental death benefits, on any one life. For group insurance, the maximum amount retained on any one life is generally $100,000. At December 31, 1995, Protective had insurance in force of $61.9 billion of which approximately $17.5 billion was ceded to reinsurers.


H.  RESERVES

    The applicable insurance laws under which Protective operates requires that each insurance company report policy reserves as liabilities to meet future obligations on the outstanding policies. These reserves are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the reserves shall not be less than reserves calculated using certain named mortality tables and interest rates.

    The reserves carried in Protective's financial reports (presented on the basis of generally accepted accounting principles) differ from those specified by the laws of the various states and carried in Protective and its insurance subsidiaries' statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulation). For policy reserves other than those for universal life policies, annuity contracts, and GICs, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed under generally accepted accounting principles to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the reserve calculation; and from the use of the net level premium reserve method on all business. Policy reserves for universal life policies, annuity contracts, and GICs are carried in Protective's financial reports at the account value of the policy or contract.

I.  FEDERAL INCOME TAX CONSEQUENCES


    Under pre-1984 tax law, certain income of Protective was not taxed currently, but was accumulated in the "Policyholders' Surplus Account" to be taxed only when such income was distributed to the stockholders or when certain limits on accumulated amounts were exceeded. Consistent with current tax law, amounts accumulated in the Policyholders' Surplus Account have been carried forward, although no accumulated income may be added to these accounts. As of December 31, 1995, the combined Policyholders' Surplus Accounts for Protective and its life insurance subsidiaries and the estimated tax which would become payable on these amounts if distributed to stockholders were $50.7 million and $17.7 million, respectively. Protective does not anticipate exceeding applicable limits on amounts accumulated in these accounts and, therefore, does not expect to involuntarily pay tax on the amounts held therein.


J.  COMPETITION


    Protective operates in a highly competitive industry. In connection with the development and sale of its products, Protective encounters significant competition from other insurance companies, many of which have financial resources or ratings greater than those of Protective. Certain of Protective's products compete against other investment alternatives, including bonds, stocks and mutual funds.



    The insurance industry is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain agents to market its insurance products, its ability to develop competitive and profitable products, and its maintenance of a high rating from rating agencies.



    Bank products provide competitive alternatives to Protective's GICs and annuities. Banks may also compete by selling annuity products provided by other insurance companies. Also, in the future banks and other financial institutions may be granted approval to underwrite and sell annuities or other insurance products that compete directly with Protective. Likewise, nontraditional sources of health care coverages, such as health maintenance organizations and preferred provider organizations, are developing rapidly in Protective's operating territory and provide competitive alternatives to Protective's group health products.


K.  REGULATION


    Protective is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Protective's management does not believe that the regulatory initiatives currently under consideration would have a material adverse impact on Protective; however, Protective cannot predict the form of any future proposals or regulation.



    The design and administration of Protective's insurance products, the conduct of Protective's agents, and the content of advertising and other sales materials are also regulated by these agencies. Recently, some regulatory agencies have enhanced their enforcement efforts resulting in disciplinary actions being taken against insurers, including the assessment of fines.



    A life insurance company's statutory capital is computed according to rules prescribed by the NAIC as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These risk-based capital requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 1995 statutory financial reports, management believes that Protective and its insurance subsidiaries are adequately capitalized under the formula.



    Protective is required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which it does business and its business and accounts is subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding Protective or any of its insurance subsidiaries.



    Under insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Protective was assessed immaterial amounts in 1995, which will be partially offset by credits against future state premium taxes. Although Protective cannot predict the amount of any future assessments; most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength.



    In addition, many states, including the state in which Protective is domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Tennessee, where Protective is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Tennessee, the acquisition of 10% of the voting securities of a person is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.



    Protective is subject to various state statutory and regulatory restrictions on its ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1996 is estimated to be $129 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective and its subsidiaries are domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to PLC by Protective without affirmative prior approval by state regulatory authorities.


    Protective acts as a fiduciary and is subject to regulation by the Department of Labor ("DOL") when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). Severe penalties are imposed by ERISA on fiduciaries which violate ERISA's prohibited transaction provisions by breaching their duties to ERISA covered plans. In a case decided by the United States Supreme Court in December, 1993 (JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY V. HARRIS TRUST AND SAVINGS BANK) the Court concluded that an insurance company general account contract that had been issued to a pension plan should be divided into its guaranteed and nonguaranteed components and that certain ERISA fiduciary obligations applied with respect to the assets underlying the nonguaranteed components. Although Protective has not issued contracts identical to the one involved in HARRIS TRUST, some of its policies relating to ERISA-covered plans may be deemed to have nonguaranteed components subject to the principles announced by the Court.

    The full extent to which HARRIS TRUST makes the fiduciary standards and prohibited transaction provisions of ERISA applicable to all or part of insurance company general account assets, however, cannot be determined at this time. The Supreme Court's opinion did not resolve whether the assets at issue in the case may be subject to ERISA for some purposes and not others. The life insurance industry is currently discussing with the DOL the possibility of exemptions from the prohibited transaction provisions of ERISA in view of HARRIS TRUST. In August of 1994, the DOL published a notice of a proposed class exemption which, if adopted in final form, would exempt from the prohibited transaction rules, prospectively and retroactively to January 1, 1995, certain transactions engaged in by insurance company general accounts in which employee benefit plans have an interest. The proposed exemption would not cover all such transactions, and the insurance industry is seeking further relief. Until these and other matters are clarified, Protective is unable to determine whether the decision will result in any liability and, if so, its nature and scope.


    Existing federal laws and regulations affect the taxation of Protective's products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of certain individual annuity and life insurance policies offered by Protective. If these proposals were to be adopted, they would adversely affect the ability of Protective to sell such products and could result in the surrender of existing contracts and policies. Although it cannot be predicted whether future legislation will contain provisions that alter the treatment of these products, such provisions are not part of any tax legislation currently under active consideration in Congress.

    The Federal Government has from time to time advocated changes to the current health care delivery system which will address both affordability and availability issues. The ultimate scope and effective date of any health care reform proposals are unknown at this time and are likely to be modified as they are considered for enactment by Congress. It is anticipated that these proposals may adversely affect certain products in Protective's group health insurance business. In addition to the federal initiatives, a number of states are considering legislative programs that are intended to affect the accessibility and affordability of health care. Some states have recently enacted health care reform legislation. These various state programs (which could be preempted by any federal program) may also adversely affect Protective's group health insurance business. However, in light of the small relative proportion of Protective's earnings attributable to group health insurance, management does not expect that either the federal or state proposals will have a material adverse effect on Protective's earnings.



    The Federal Government has advocated the repeal the Glass-Steagall Act, which would allow banks to diversify into securities and other businesses including insurance. The ultimate scope and effective date of any proposals are unknown at this time and are likely to be modified as they are considered for enactment by Congress. It is anticipated that these proposals may increase competition and, therefore, may adversely affect Protective.


    Additional issues related to regulation of Protective are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included herein.

L.  EMPLOYEES


    Protective had 892 full-time employees, including 763 in the Home Office in Birmingham, Alabama at December 31, 1995. These employees are covered by contributory major medical insurance, group life, and long-term disability insurance plans. The cost of these benefits in 1995 amounted to approximately $2.2 million for Protective. In addition, substantially all of the employees are covered by a pension plan. Protective also matches employee contributions to its 401(k) Plan. See Note L to Consolidated Financial Statements.


M.  PROPERTIES

    Protective's administrative office building is located at 2801 Highway 280 South, Birmingham, Alabama. This building includes the original 142,000 square-foot building which was completed in 1976 and a second contiguous 220,000 square-foot building which was completed in 1985. In addition, parking is provided for approximately 1,000 vehicles.

    Protective leases administrative space in 4 cities, substantially all under leases for periods of three to five years. The aggregate monthly rent is approximately $61 thousand.


    Marketing offices are leased in 10 cities, substantially all under leases for periods of three to five years with only two leases running longer than five years. The aggregate monthly rent is approximately $23 thousand.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of Protective are as follows:


Drayton Nabers, Jr.   55    President and a Director
R. Stephen Briggs     46    Executive Vice President and a Director
John D. Johns         43    Executive Vice President and Chief Financial Officer
                             and a Director
Ormond L. Bentley     60    Senior Vice President, Group and a Director
Deborah J. Long       42    Senior Vice President and General Counsel and a
                             Director
Jim E. Massengale     53    Senior Vice President and a Director
Steven A. Schultz     42    Senior Vice President, Financial Institutions and a
                             Director
Wayne E. Stuenkel     42    Senior Vice President and Chief Actuary and a
                             Director
A. S. Williams III    59    Senior Vice President, Investments and Treasurer and
                             a Director
Judy Wilson           37    Senior Vice President, Guaranteed Investment
                             Contracts
Carolyn King          46    Senior Vice President, Investment Products
Jerry W. DeFoor       43    Vice President and Controller, and Chief Accounting
                             Officer


    All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected by PLC at the annual meeting of shareholders of Protective. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.


    Mr. Nabers has been Chairman of the Board, President and Chief Executive Officer and a Director of PLC since May 1994. From May 1992 to May 1994, he has been President and Chief Executive Officer and a Director of PLC. Mr. Nabers had been President of Protective and PLC since August 1982, and had been Senior Vice President of each from September 1981 to August 1982. From February 1980 to September 1981, he served as Senior Vice President, Operations of Protective. From 1979 to February 1980, he was Senior Vice President, Operations and General Counsel of Protective. He is a director of Energen Corporation, and National Bank of Commerce of Birmingham, and Alabama National Bancorporation.


    Mr. Briggs has been Executive Vice President of PLC and Protective since October 1993. From January 1993 to October 1993 he was Senior Vice President, Life Insurance and Investment Products of Protective and PLC. Mr. Briggs had been Senior Vice President, Ordinary Marketing of PLC since August 1988 and of Protective since April 1986. From July 1983 to April 1986, he was President of First Protective Insurance Group, Inc.


    Mr. Johns has been Executive Vice President and Chief Financial Officer of PLC and Protective since October 1993. From August 1988 to October 1993, he served as Vice President and General Counsel of Sonat, Inc. He is a director of National Bank of Commerce of Birmingham, Alabama National Bancorporation, and Parisian Services, Inc.



    Mr. Bentley has been Senior Vice President, Group of Protective since December 1978. He has also served as Senior Vice President, Group of PLC since August 1988. Mr. Bentley has been employed by Protective since October 1965.



    Ms. King has been Senior Vice President, Investment Products Division of PLC and of Protective since April 1995. From August 1994 to March 1995, she served as Senior Vice President and Chief Investment

Officer of Provident Life and Accident Insurance Company of America. She served as President of Provident National Assurance Company from November 1987 to March 1995. From November 1986 to August 1994, she served as Vice President of Provident Life and Accident Insurance Company and of its parent company, Provident Life and Accident Insurance Company of America. Since 1975, Ms. King served in a number of capacities with Provident National Assurance Company.



    Ms. Long has been Senior Vice President and General Counsel of PLC and Protective since February 1994. From August 1993 to January 1994, Ms. Long served as General Counsel of PLC and from February 1984 to January 1994 she practiced law with the law firm of Maynard, Cooper & Gale, P.C.



    Mr. Massengale has been Senior Vice President of Protective and PLC since May 1992. From May 1989 to May 1992 Mr. Massengale was Senior Vice President, Operations and Systems of Protective and PLC. From January 1983 to May 1989, he was Senior Vice President, Corporate Systems of Protective and PLC.


    Mr. Schultz  has  been  Senior Vice  President,  Financial  Institutions  of
Protective and PLC since March 1993. Mr. Schultz served as Vice President, Financial Institutions of Protective from February 1989 to March 1993 and of PLC from February 1993 to March 1993. From June 1977 through January 1989, he was employed by and served in a number of capacities with The Minnesota Mutual Life Insurance Company, finally serving as Director, Group Sales.


    Mr. Stuenkel has been Senior Vice President and Chief Actuary of Protective and PLC since March 1987. From June 1986 to March 1987. From January 1982 to June 1986, he served as Vice President and Ordinary Actuary of Protective. Mr. Stuenkel is a Fellow in the Society of Actuaries and has been employed by Protective since September 1978.


    Mr. Williams has been Senior Vice President, Investments and Treasurer of PLC since July 1981. Mr. Williams also serves as Senior Vice President, Investments and Treasurer of Protective. Mr. Williams has been employed by Protective since November 1964.


    Ms. Wilson has been Senior Vice President, Guaranteed Investment Contracts since January 1995. From July 1991 to December 31, 1994, she served as Vice President, Guaranteed Investment Contracts. From October 1989 to July 1991, Ms. Wilson was employed by an affiliated insurer.


    Mr. DeFoor has been Vice President and Controller, and Chief Accounting Officer of Protective and PLC since April 1989. Mr. DeFoor is a certified public accountant and has been employed by Protective since August 1982.

                             EXECUTIVE COMPENSATION


    Executive officers of Protective also serve as executive officers and/or directors of one or more affiliate companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of Protective and its affiliates. The following table shows the total compensation paid to the named executive officers of Protective by Protective or any of its affiliates including PLC. Of the amounts of total compensation shown in the Summary Compensation Table and other executive compensation information below, approximately 100% of Mr. Nabers', Mr. Williams', Mr. Bentley's, and Mr. Briggs' total compensation, and 50% of Mr. Johns' total compensation is attributable to services performed for or on behalf of Protective. Directors of Protective who are also employees receive no compensation in addition to their compensation as employees of Protective.


    PLC has established a Deferred Compensation Plan for Officers of PLC (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual

Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. The stock equivalent portion is credited with dividends in the form of additional stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.

                           SUMMARY COMPENSATION TABLE



                                                                                                   LONG-TERM
                                                             ANNUAL COMPENSATION                  COMPENSATION
                                                 --------------------------------------------   ----------------

                                                                                    OTHER          LONG-TERM             ALL
                                                                                    ANNUAL       INCENTIVE PLAN         OTHER
       NAME AND PRINCIPAL POSITION         YEAR  SALARY(1)(2)   BONUS(1)(2)(3)   COMPENSATION   PAYOUTS(1)(3)(4)   COMPENSATION(5)
                   (A)                     (B)       (C)             (D)             (E)              (H)                (I)
                 ------------------------------------------------------------------------------------------------------------------

 DRAYTON NABERS, JR.                       1995    $499,163        $459,000         $3,970        $738,439(6)           $4,500
  Chairman of the Board, President         1994     438,550         400,500          1,188         605,979               4,500
  and Chief Executive Officer              1993     398,583         365,700          2,238         520,122               6,746
                 ------------------------------------------------------------------------------------------------------------------

 JOHN D. JOHNS                             1995     282,500         190,000            -0-         141,328(6)            4,500
  Executive Vice President and Chief       1994     268,333         189,000            -0-          84,457               4,500
  Financial Officer since October 1993     1993      60,001          75,020            -0-             -0-                 -0-
                 ------------------------------------------------------------------------------------------------------------------

 R. STEPHEN BRIGGS                         1995     282,500         190,000          1,056         279,123(6)            4,500
  Executive Vice President                 1994     268,333         153,900          3,168         236,479               4,500
                                           1993     222,392         149,100          4,218         204,345               6,746
                 ------------------------------------------------------------------------------------------------------------------

 A. S. WILLIAMS III                        1995     263,333         159,000          2,970         317,988(6)            4,500
  Senior Vice President, Investments       1994     252,500         153,000          2,970         255,482               4,500
  and Treasurer                            1993     227,008         137,800          4,020         217,077               6,746
                 ------------------------------------------------------------------------------------------------------------------

 JIM E. MASSENGALE                         1995     203,333         123,000            753         268,523(6)            4,500
  Senior Vice President                    1994     193,550         117,000            728         235,020               4,500
                                           1993     184,417          97,800          1,249         158,966               5,991
                 ------------------------------------------------------------------------------------------------------------------


- ------------------------
Footnotes:

(1) Includes amounts that the named executive officer may have voluntarily elected to contribute to PLC's 401(k) and Stock Ownership Plan.



(2) Includes amounts that the named executive officer may have voluntarily deferred under PLC's Deferred Compensation Plan for Officers.



(3) For further information, see the "Long-Term Incentive Plan -- Awards In Last Fiscal Year" table.



(4) Matching contributions to PLC's 401(k) and Stock Ownership Plan.



(5) 1995 long-term compensation is not yet determinable. The amount shown is the best estimate available as of the date hereof.



    The above table sets forth certain information for the year ended December 31, 1995 relating to the Chief Executive Officer and the four most highly compensated executive officers of PLC.

                             PERFORMANCE SHARE PLAN
             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR



                                                                                 ESTIMATED FUTURE PAYOUTS UNDER
                                                                            NON-STOCK PRICE-BASED PLANS (IN SHARES)
                                                                           ------------------------------------------

                               NUMBER OF           PERFORMANCE OR
                                SHARES,             OTHER PERIOD
                                UNITS OR                UNTIL
                              OTHER RIGHTS          MATURATION OR
          NAME                    (#)                  PAYOUT              THRESHOLD          TARGET         MAXIMUM
           (A)                    (B)                    (C)                  (D)              (E)             (F)
 ------------------------------------------------------------------------------------------------------------------
                                  14,280
    Drayton Nabers, Jr.           shares          December 31, 1998           7,140            14,280        24,276
- ------------------------------------------------------------------------------------------------------------------
    John D. Johns             5,640 shares        December 31, 1998           2,820             5,640        9,588
- ------------------------------------------------------------------------------------------------------------------
    R. Stephen Briggs         5,640 shares        December 31, 1998           2,820             5,640        9,588
- ------------------------------------------------------------------------------------------------------------------
    A. S. Williams III        4,400 shares        December 31, 1998           2,200             4,400        7,480
- ------------------------------------------------------------------------------------------------------------------
    Jim E. Massengale         3,360 shares        December 31, 1998           1,680             3,360        5,712
- ------------------------------------------------------------------------------------------------------------------



    In 1995, the Compensation and Management Succession Committee of PLC's Board of Directors awarded performance shares, as indicated, to the above named executives, which are not payable, if at all, until the results of the comparison group of companies for the four-year period ending December 31, 1998 are known.



    With respect to 1995 awards, awarded to the named executive officers, 125% of the award is earned if PLC's average return on average equity for the four-year period ranks at the top 25% of the comparison group. If PLC ranks at the top 10% of the comparison group, 170% of the award is earned. If PLC ranks at the median of the comparison group, 50% of the award is earned and if PLC's results are below the median of the comparison group, no portion of the award is earned. The Performance Share Plan provides for interpolation between thresholds to determine the exact percentage to be paid.

                                  PENSION PLAN
                               PENSION PLAN TABLE



REMUNERATION                               YEARS OF SERVICE
- ----------       --------------------------------------------------------------------

                    15             20             25             30             35
$ 125,000        $27,932        $37,242        $46,553        $56,864        $65,174
  150,000         33,932         45,242         56,553         67,864         79,174
  175,000*        39,932         53,242         66,553         79,864         93,174
  200,000*        45,932         61,242         76,553         91,864        107,174
  225,000*        51,932         69,242         86,553        103,864        121,174*
  250,000*        57,932         77,242         96,553        115,864        135,174*
  275,000*        63,932         85,242        106,553        127,864*       149,174*
  300,000*        69,932         93,242        116,553        139,864*       163,174*
  400,000*        93,932        125,242*       156,553*       187,864*       219,174*
  500,000*       117,932        157,242*       196,553*       235,864*       275,174*
  600,000*       141,932*       189,242*       236,553*       283,864*       331,174*
  700,000*       165,932*       221,242*       276,553*       331,864*       387,174*
  800,000*       189,932*       253,242*       316,553*       379,864*       443,174*
  900,000*       213,932*       285,242*       356,553*       427,864*       499,174*
1,000,000*       237,932*       317,242*       396,553*       475,864*       555,174*


- ------------------------

*Current pension law limits the maximum annual benefit payable at normal retirement age under a defined benefit plan to $120,000 for 1996 and is subject to increase in later years. In addition, in 1996, such a plan may not take into account annual compensation in excess of $150,000, which amount is similarly subject to increase in later years. PLC's Excess Benefit Plan ("Excess Benefit Plan"), adopted effective September 1, 1984, and amended and restated as of January 1, 1989, provides for payment, outside of the PLC Pension Plan ("Pension Plan"), of the difference between (1) the fully accrued benefits which would be due under the Pension Plan absent both of the aforesaid limitations and (2) the amount actually payable under the Pension Plan as so limited.


    The above table illustrates estimated gross annual benefits which would be payable for life in a straight life annuity commencing at normal retirement age under the Pension Plan and the Excess Benefit Plan for employees with average compensation (remuneration under the table above) and years of service. Benefits in the above table are not reduced by social security or other offset amounts.

    Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred under a Deferred Compensation Plan maintained by PLC) may be included in obtaining the average compensation.

    The named executives and their estimated length of service as of December 31, 1995 are provided in the following table.



   ------------------------------------------------

         NAME                  YEARS OF SERVICE
- -----------------------  -----------------------------
    Drayton Nabers, Jr.                   17
    John D. Johns                          2
    R. Stephen Briggs                     24
    A. S. Williams III                    31
    Jim E. Massengale                     12
- ------------------------------------------------


                       SEVERANCE COMPENSATION AGREEMENTS

    PLC has entered into Severance Compensation Agreements with all executive officers and several other officers. These agreements provide for certain payments upon termination of employment or reduction in duties or compensation following certain events constituting a "change in control". The agreements may be terminated or modified by the Board of Directors at any time prior to a change in control. The benefits granted upon termination of employment are (i) continuation (for up to twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment and (ii) a plan distribution. The distribution shall consist of (1) the payment in full of all pending performance share awards as if fully earned, using the higher of the market price or price of PLC's Common Stock in the transaction effecting the change in control, and (2) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service).

    The maximum benefits are limited to two times the sum of the executive's most recent annualized base salary plus the last earned bonus under PLC's Annual Incentive Plan (not to exceed certain tax law limitations). The Severance Compensation Agreements also provide that if the Performance Share Plan has terminated before the time of payment of benefits, the amount of benefits under the Severance Compensation Agreements would be reduced by any payment to the executive due to the termination of the Performance Share Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation and Management Succession Committee of PLC ("Committee") are Messrs. McMahon (Chairman), Woods, Dahlberg, Kuehn, and Sklenar. Messrs. McMahon, Woods, Dahlberg, Kuehn, and Sklenar are executive officers of McWane, Inc., AmSouth Bancorporation, The Southern Company, Sonat Inc., and Vulcan Materials Company, respectively.


    No member of the Committee was an officer or employee of PLC or any of its subsidiaries at any time during 1995. Also, no member of the Committee was formerly an officer of PLC or any of its subsidiaries.



    During 1995, McWane, Inc. and National Bank of Commerce of Birmingham, with which Committee member Mr. McMahon was affiliated, paid Protective or its affiliates premiums, fees, or investment product deposits for various types of insurance in the amounts of $264,747 and $89,825, respectively. Likewise, Sonat Inc., with which Committee member Mr. Kuehn was affiliated, and Vulcan Materials Company, with which Committee member Mr. Sklenar was affiliated, paid Protective premiums, fees, or investment product deposits for various types of insurance in the amounts of $360,000 and $4,396,374, respectively.

    Mr. Rushton, PLC's Chairman Emeritus (formerly, its Chairman of the Board), served as a director of AmSouth Bancorporation through April 1995. Mr. Woods, the Chairman of the Board of AmSouth Bancorporation, serves as a member of PLC's Committee. AmSouth Bancorporation and subsidiaries maintain a group life insurance program with Protective (which through reinsurance is shared with two other companies). In 1995, Protective and PLC paid $1,490,270 in credit and mortgage insurance and annuity commissions and $3,771,425 in interest, mortgage loan service fees, and other charges to AmSouth Bank of Alabama and other subsidiaries of AmSouth Bancorporation. Additionally, during 1995, AmSouth Bancorporation and certain of its subsidiaries paid Protective premiums, fees, or investment product deposits for various types of insurance in the amount of $5,004,741.



    Mr. Rushton serves as a director of The Southern Company. Mr. Dahlberg, the Chairman of the Board, President and Chief Executive Officer of The Southern Company, serves on PLC's Committee, and Mr. Addison, formerly, Chairman of the Board and Chief Executive Officer of The Southern Company and a director of PLC through December 1995, served on the Committee through May 1994. During 1995, affiliates of The Southern Company paid Protective premiums, fees, or investment product deposits for various types of insurance in the amount of $180,722. The Company is a 25% member of a limited liability company which acquired an office building adjacent to the Company's home office from an affiliate of The Southern Company which continues to lease portions of the building. During 1995, the limited liability company received $1,631,268 in lease payments from affiliates of The Southern Company.


MANAGEMENT OWNERSHIP OF PLC STOCK


    No director or named executive officer of Protective owns any stock of Protective or of any affiliated corporation except for the shares of PLC common stock which are shown as owned as of March 1996:



                                                AMOUNT AND NATURE
                                           OF BENEFICIAL OWNERSHIP (1)
                                        ---------------------------------     PERCENT OF
     NAME AND BENEFICIAL OWNER          SOLE POWER      SHARED POWER (2)      CLASS (1)
- ------------------------------------    -----------     -----------------     ----------
William J. Rushton III                  654,547(3)             11,094(4)            2.3%
Drayton Nabers, Jr.                     100,614(5)             10,554             *
R. Stephen Briggs                        55,632(6)           -0-                  *
John D. Johns                             9,090(7)          2,100                 *
Ormond L. Bentley                        37,963(8)           -0-                  *
Deborah J. Long                           2,911(9)           -0-                  *
Jim E. Massengale                        52,191(10)          350                  *
Wayne E. Stuenkel                        22,576(11)          -0-                  *
A. S. Williams III                       43,789(12)          -0-                  *
Steven A. Schultz                        10,294(13)          -0-                  *
Judy Wilson                               4,294(14)          -0-                  *
Carolyn King                                207(15)          -0-
All directors and executive officers
 as a group (12 persons)                994,108(16)            24,098(2)            3.2%


- ------------------------
 * less than one percent


 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. Unless otherwise indicated in the following notes, if a beneficial owner has sole power, he has sole voting and investment power, and if a beneficial owner has shared power, he has shared voting and investment power. The percentage calculation is based on the aggregate number of shares beneficially owned.

 (2) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children, as to all of which beneficial ownership is disclaimed by the respective directors and officers except as otherwise noted below.


 (3) Includes 30,953 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Rushton has sole voting power.


 (4) Shares owned by the wife of Mr. Rushton.


 (5) Includes 5,833 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Nabers has sole voting power. Also, includes 50,059 share equivalents allocated to Mr. Nabers' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Nabers who will have sole voting power over the shares at that time.



 (6) Includes 12,249 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Briggs has sole voting power. Also, includes 19,770 share equivalents allocated to Mr. Briggs' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Briggs who will have sole voting power over the shares at that time.



 (7) Includes 781 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. John's has sole voting power. Also, includes 6,109 share equivalents allocated to Mr. Johns' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Johns who will have sole voting power over the shares at that time.



 (8) Includes 3,052 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Bentley has sole voting power. Also, includes 18,941 share equivalents allocated to Mr. Bentley's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Bentley who will have sole voting power over the shares at that time.



 (9) Includes 361 shares held in PLC's 401(k) and Stock Ownership Plan for which Ms. Long has sole voting power.



(10) Includes 14,381 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Massengale has sole voting power. Also includes 8,880 share equivalents allocated to Mr. Massengale's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Massengale who will have sole voting power over the shares at that time.



(11) Includes 2,873 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Stuenkel has sole voting power. Also includes 14,935 share equivalents allocated to Mr. Stuenkel's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Stuenkel who will have sole voting power over the shares at that time.

(12) Includes 11,930 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Williams has sole voting power. Also, includes 21,119 share equivalents allocated to Mr. Williams' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Williams who will have sole voting power over the shares at that time.



(13) Includes 2,464 shares held in PLC's 401(k) and Stock Ownership Plan for which Mr. Schultz has sole voting power. Also includes 6,656 share equivalents allocated to Mr. Schultz's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Schultz who will have sole voting power over the shares at that time.



(14) Includes 2,294 shares held in PLC's 401(k) and Stock Ownership Plan for which Ms. Wilson has sole voting power.



(15) Includes 207 shares held in PLC's 401(k) and Stock Ownership Plan for which Ms. King has sole voting power.



(16) Included are the interests of the persons as of December 31, 1995 in 91,261 shares held in PLC's 401(k) and Stock Ownership Plan, which owned a total of 1,285,774 shares on such date. Each 401(k) and Stock Ownership Plan participant has sole voting power with respect to the shares held in the participant's accounts. The 743,462 shares held in PLC's 401(k) Stock Ownership Plan Trust which have not been allocated to participants will be voted by the Trustees in accordance with the majority vote of all participants. Also, includes 157,761 share equivalents allocated to the deferred compensation accounts of participating directors and executive officers as a group pursuant to the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company and the Company's Deferred Compensation Plan for Officers.


                              CERTAIN TRANSACTIONS


    Director Woods is Chairman of the Board of AmSouth Bancorporation, a bank holding company which owns all of the stock of AmSouth Bank of Alabama. In addition to Mr. Woods, one of the directors of PLC, is also a director of such bank and two are directors of AmSouth Bancorporation. Through April 1995, Director Rushton was also a director of AmSouth Bancorporation and AmSouth Bank of Alabama. AmSouth Bancorporation and subsidiaries maintain a group life insurance program with Protective (which through reinsurance is shared with two other companies). In 1995, Protective and PLC paid $1,490,270 in credit and mortgage insurance and annuity commissions and $3,771,425 in interest, mortgage loan service fees, and other charges to AmSouth Bank of Alabama and other subsidiaries of AmSouth Bancorporation.



    In 1995, PLC received $20,206 from the National Bank of Commerce of Birmingham ("NBC"), in connection with the provision of a partial guaranty of mortgage loan participations previously sold to NBC, which has two directors in common with PLC.



    PLC is a 25% member of a limited liability company which acquired an office building adjacent to the PLC's home office from an affiliate of The Southern Company which continues to lease portions of the building. During 1995, the limited liability company received $1,631,268 in lease payments from affiliates of The Southern Company. The Southern Company has two directors in common with the PLC. Financing for the purchase of the office building was provided to the limited liability company by SunTrust Bank, Atlanta, which has two directors in common with the PLC. In 1995, the limited liability company paid $429,618 in interest and PLC paid $14,354 in credit and mortgage insurance commissions and mortgage loan service fees to SunTrust Bank, Atlanta.

    In 1995, PLC paid $4,648 in fees to Equifax, Inc., which has one director in common with PLC.



    During 1995, the following corporations with which one or more of PLC's directors were affiliated paid Protective premiums, fees, or investment product deposits for various types of insurance as follows:



Alabama Power Company..................................................  $  714,563
AmSouth Bancorporation and subsidiaries................................   5,004,741
Coca-Cola Bottling Company United, Inc.................................     108,856
McWane, Inc. and affiliates............................................     264,747
National Bank of Commerce of Birmingham................................      89,825
Pattillo Construction Company, Inc.....................................      16,420
Sonat Inc. and subsidiaries............................................     360,000
Southern Research Institute............................................      61,336
SunTrust Banks, Inc. and affiliates....................................  10,023,355
Vulcan Materials Company...............................................   4,396,374


                               LEGAL PROCEEDINGS

    There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see Note G to the Consolidated Financial Statements included herein.

                                    EXPERTS


    The consolidated balance sheets of Protective Life Insurance Company and subsidiaries as of December 31, 1995 and 1994 and the consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995 and the related financial statement schedules, in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph with respect to changes in the Company's method of accounting for certain investments in debt and equity securities in 1993, of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.


                                 LEGAL MATTERS

    Sutherland, Asbill & Brennan of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

                             REGISTRATION STATEMENT

    A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

                                   APPENDIX A
                            MARKET VALUE ADJUSTMENT


    The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested. We will consider surrendered amounts to be interest withdrawals first to the extent interest credited during the prior Contract Year has not yet been withdrawn from the Contract at the time of the full or partial surrender. (See "Market Value Adjustment").



     MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12), WHERE:



    C = the Treasury Rate currently established for the same term as the Guaranteed Period from which the surrender is being made;



    I = the Treasury Rate initially established for the Guaranteed Period from which the surrender is being made;



    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.



    The Treasury Rate is the annual effective interest rate credited to United States Treasury instruments, as published by a nationally recognized source. On the fifteenth day and the last day of each month, the Company will identify a Treasury Rate for each Guaranteed Period. The method used by the Company to determine the Treasury Rates under this Contract shall be consistent and is binding upon any Participant, Annuitant and Beneficiary.



    A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 6%) applied to the amount of each full or partial surrender requested less any amount available under the Interest Withdrawals. (See "Surrender Charge").



MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
  FULL SURRENDER AFTER COMPLETION OF YEAR 3



GUARANTEED PERIOD (YEARS):                                      3             5             7           TOTAL
- ---------------------------------------------------------  ------------  ------------  ------------  ------------
Initially --
Annuity Deposit:                                             $10,000.00    $10,000.00    $10,000.00    $30,000.00
Guaranteed Interest Rate:                                         5.00%         5.50%         6.00%
Initial Treasury Rate:                                            4.00%         4.50%         5.00%
Year 1 --
Beginning of Year Account Value:                             $10,000.00    $10,000.00    $10,000.00    $30,000.00
  X (1 + Guaranteed Interest Rate):                               1.050         1.055         1.060
  = End of Year Account Value:                               $10,500.00    $10,550.00    $10,600.00    $31,650.00
  - Beginning of Year Account Value:                         $10,000.00    $10,000.00    $10,000.00    $30,000.00
  = Interest Earned during Year:                                $500.00       $550.00       $600.00     $1,650.00

GUARANTEED PERIOD (YEARS):                                      3             5             7           TOTAL
- ---------------------------------------------------------  ------------  ------------  ------------  ------------
Year 2 --
Beginning of Year Account Value:                             $10,500.00    $10,550.00    $10,600.00    $31,650.00
  X (1 + Guaranteed Interest Rate):                               1.050         1.055         1.060
  = End of Year Account Value:                               $11,025.00    $11,130.25    $11,236.00    $33,391.25
  - Beginning of Year Account Value:                         $10,500.00    $10,550.00    $10,600.00    $31,650.00
  = Interest Earned during Year:                                $525.00       $580.25       $636.00     $1,741.25
Year 3 --
Beginning of Year Account Value:                             $11,025.00    $11,130.25    $11,236.00    $33,391.25
  X (1 + Guaranteed Interest Rate):                               1.050         1.055         1.060
  = End of Year Account Value:                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
- - Beginning of Year Account Value:                           $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Interest Earned during Year:                                $551.25       $612.16       $674.16     $1,837.57
After Completion of Year 3 --
Account Value:                                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
  - Prior Year's Interest:                                      $551.25       $612.16       $674.16     $1,837.57
  =Amount Subject to Surrender Charge and Market Value
   Adjustment:                                               $11,025.00    $11,130.25    $11,236.00    $33,391.25
Surrender Charge Percentage:                                      0.00%         4.00%         4.00%
  X Subjected Amount:                                        $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Surrender Charge:                                             $0.00       $445.21       $449.44       $894.65
Number of Months Remaining in the Guaranteed Period:                  0            24            48

EXAMPLE #1 -- INCREASING TREASURY RATE ENVIRONMENT
Current Treasury Rate:                                            4.75%         5.25%         5.75%
  - Initial Treasury Rate:                                        4.00%         4.50%         5.00%
  + 0.25%:                                                        0.25%         0.25%         0.25%
  X Number Months Remaining / 12:                                  0.00          2.00          4.00
  = Market Value Adjustment Percentage:                           0.00%         2.00%         4.00%
  X Subjected Amount:                                        $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Market Value Adjustment:                                      $0.00       $222.60       $449.44       $672.04
Account Value:                                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
  - Surrender Charge:                                             $0.00       $445.21       $449.44       $894.65
  - Market Value Adjustment:                                      $0.00       $222.60       $449.44       $672.04
  = Net Account Value:                                       $11,576.25    $11,074.60    $11,011.28    $33,662.13

GUARANTEED PERIOD (YEARS):                                      3             5             7           TOTAL
- ---------------------------------------------------------  ------------  ------------  ------------  ------------
EXAMPLE #2 -- DECREASING TREASURY RATE ENVIRONMENT
Current Treasury Rate:                                            3.25%         3.75%         4.25%
  - Initial Treasury Rate:                                        4.00%         4.50%         5.00%
  + 0.25%:                                                        0.25%         0.25%         0.25%
  X Number Months Remaining / 12:                                  0.00          2.00          4.00
  = Market Value Adjustment Percentage:                           0.00%        -1.00%        -2.00%
  X Subjected Amount:                                        $11,025.00    $11,130.25    $11,236.00    $33,391.25
  = Market Value Adjustment:                                      $0.00      ($111.30)     ($224.72)     ($336.02)
Account Value:                                               $11,576.25    $11,742.41    $11,910.16    $35,228.82
  - Surrender Charge:                                             $0.00       $445.21       $449.44       $894.65
  - Market Value Adjustment:                                      $0.00      ($111.30)     ($224.72)     ($336.02)
  = Net Account Value:                                       $11,576.25    $11,408.51    $11,685.44    $34,670.20

                                   APPENDIX B
                         MATTERS RELATING TO CONTRACTS
               OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
                            AND PRIOR TO MAY 1, 1996



    THE FOLLOWING SECTIONS DESCRIBE CONTRACTS OFFERED AFTER SEPTEMBER 10, 1991 TO MARCH 1, 1996. THE TERMS DEFINED BELOW, AND THE FOLLOWING DESCRIPTIONS OF CERTAIN PROVISIONS SHOULD BE SUBSTITUTED IN THEIR ENTIRETY FOR THE RELATED TERMS AND DESCRIPTIONS FOUND ELSEWHERE IN THIS PROSPECTUS. THE PAGE REFERENCES LISTED BELOW INDICATE WHERE IN THE PROSPECTUS THE SUBSTITUTED TERMS AND DESCRIPTIONS CAN BE FOUND. REFER TO YOUR CONTRACT FOR COMPLETE DETAILS OF THESE PROVISIONS.



A.  CAPSULE SUMMARY OF THE CONTRACT



    The paragraphs in the Capsule Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised to read as follows:



        A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. For each Initial or Subsequent Guaranteed Period with durations longer than seven years, a Surrender Charge will only apply during the first seven years. The Surrender Charge is equal to six months of interest on the amount withdrawn from the Sub-Account Value. The Surrender Charge for all full and partial surrenders made during an Initial or Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity Deposit or Sub-Account Value(s) originally allocated in the case of an Initial Guaranteed Period, or transferred, in the case of a Subsequent Guaranteed Period from which the full or partial surrender is made.



        A Market Value Adjustment is applied when you request a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the current Guaranteed Interest Rate that we are crediting for a Guaranteed Period equal to the time remaining in the Guaranteed Period at the time you request a full or partial surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender.



        This Contract provides for a guaranteed Death Benefit. If any Participant dies before the Annuity Commencement Date the guaranteed Death Benefit will be payable to the surviving Participant, if any. If there is no surviving Participant, the Death Benefit will be paid to the Beneficiary named by the Participant.



        The guaranteed Death Benefit will equal the Account Value.



        If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable.



        The Beneficiary will have sixty (60) days from the date of death to exercise their right to the guaranteed Death Benefit. If this right is not exercised within the 60-day period, any payments will be treated as a surrender request, and will be subject to the surrender charge and a market value adjustment.

B.  GLOSSARY OF SPECIAL TERMS (PAGE 1)



    ANNUITY DEPOSIT(S) -- The Annuity Deposit(s) made will be allocated to each Guaranteed Period(s) selected under each Contract. Each Annuity Deposit must be at least $5,000 unless approved by the Company. Additional Annuity Deposits can be made except in the states of California, Minnesota, South Carolina and Michigan.



    ANNUITANT -- Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Contract. The Annuitant may be changed prior to the Annuity Commencement Date provided such change is made in writing on a form acceptable to us.



    BENEFICIARY -- PRIMARY -- The person named to receive the Death Benefit under the Contract upon the death of any Participant. You may change the Beneficiary at any time by sending a request in Writing to the Administrative Office. Upon the death of any Participant, the surviving Participant, if any, will be the Beneficiary.


        CONTINGENT -- The person named to receive the Death Benefit if the Primary Beneficiary is not living at any Participant's death.


        IRREVOCABLE -- One whose consent is necessary to change the Beneficiary or exercise certain other rights.



    SUB-ACCOUNT VALUES -- The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s), or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals.



    SURRENDER CHARGE -- A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount withdrawn from a Sub-Account Value. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity Deposit originally allocated to the Sub-Account(s) from which the full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value(s) originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made.



C.  SURRENDER CHARGES (PAGE 7)



    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount surrendered from a Sub-Account. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity
Deposit(s) originally allocated to the Sub-Account from which the full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made. Interest will be computed at the same interest rate we are crediting the Sub-Account from which the withdrawal is made. The Surrender Charge will be deducted from the remaining Sub-Account Value from which the full or partial surrender is made. A Surrender Charge will apply during the first seven years of all Initial Guaranteed Periods, and during the first seven years of all Subsequent Guaranteed Periods. There is no Surrender Charge after the first seven years of each Initial or Subsequent Guaranteed

Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts.



    Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made from Sub-Accounts at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in a form acceptable to Protective within twenty days prior to the end of such Initial or Subsequent Guaranteed Period.



    If the date we receive your request for a full or partial surrender is prior to the end of an Initial or Subsequent Guaranteed Period, the Surrender Value will be calculated as of the Surrender Date by the Company as follows:



                             [(A X B) - SC] where:



  A      =    the Sub-Account Value of the Sub-Account from which a full or partial surrender is requested
  B      =    the Market Value Adjustment described above
 SC      =    the Surrender Charge plus any unpaid Premium Taxes, if applicable



    Protective will, upon the date of receipt of your request, inform you of the amounts available for full or partial surrenders.



    Any full or partial surrender may be subject to Federal and state income tax and, in some cases, Premium Tax.



    Because the Initial and Subsequent Guaranteed Periods may not extend beyond the Annuity Commencement Date then in effect, no Surrender Charge or Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date.



D.  MARKET VALUE ADJUSTMENT (PAGE 8)



    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period may be adjusted up or down by the application of the Market Value Adjustment formula. Such a Market Value Adjustment is applied to the Sub-Account Value, before it has been reduced by any Surrender Charge. For purposes of determining amounts subject to the Market Value Adjustment, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Market Value Adjustment (or Surrender Charge) is imposed on these interest withdrawal amounts.



    The formula which will be used to determine the Market Value Adjustment is:



    (1+G)    N/12
    ----
    (1+C)



    g = The Guaranteed Interest Rate in effect for the current Guaranteed Period (expressed as a decimal, e.g., 1% = .01).



    c = The current Guaranteed Interest Rate that the Company is offering for a Guaranteed Period of a duration measured in months as represented by N (expressed as a decimal, e.g., 1% = .01).

    N = The number of months from the Surrender Date to the end of the current Guaranteed Period.



    In the case of either a full or partial surrender from a Sub-Account, the Market Value Adjustment will reflect the relationship between (i) the current Guaranteed Interest Rate that the Company is crediting for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period at the time you request the surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender.



    Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate being credited by Protective for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period, then the application of the Market Value Adjustment may result in a Surrender Value that is less than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the application of the Market Value Adjustment may result in a Surrender Value that is greater than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon.



    Since current Guaranteed Interest Rates are based in part upon the investment yields then available to Protective, the effect of the Market Value Adjustment will be related to the levels of such yields. It is possible, therefore, that, should such yields increase from the time you purchased your Contract, the effect of the Market Value Adjustment, coupled with the application of the Surrender Charge and/or Premium Taxes, could result in the amount you receive upon a full surrender of your Contract being LESS than your Annuity Deposit(s).



E.  DEATH BENEFIT (PAGE 9)



    If any Participant dies before the Annuity Commencement Date, a guaranteed Death Benefit will be payable. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant, if any. If there is no surviving Participant, the Death Benefit will be paid to the Beneficiary named by the Participant. If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Participant.



    If any Participant is not an individual, the death or change of the Annuitant will be treated as the death of a Participant.



    The guaranteed Death Benefit during an Initial or Subsequent Guaranteed Period will equal the Account Value. The guaranteed Death Benefit is calculated as of the date of death. If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable.



F.  WAIVER OF SURRENDER CHARGES



    The Company will waive any applicable Surrender Charges in the event you, at any time after Contract Year 1, (1) enter for a period of at least ninety (90) days a facility which is licensed by the State and qualifies as a skilled nursing home facility under Medicare or Medicaid; or (2) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant. The term "terminal illness" is defined in the Contract. Written proof of a terminal illness satisfactory to Protective must be submitted. Protective reserves the right to require an examination by a physician of its choice to verify the terminal illness. A Market Value Adjustment will be imposed if applicable. The Waiver of Surrender Charges provision is not available in all states due to applicable insurance laws.

G.  ANNUITY BENEFITS (PAGE 10)



    OPTION 4 -- The total amount applied may be used to purchase an annuity of any kind issued by us on the date this option is elected.



    The dollar amount of monthly payments under each available Annuity Option for each $1,000 applied is calculated in accordance with annuity tables set forth in the Contract. These tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum.



H.  FEDERAL TAX MATTERS (PAGE 14)



    In order to  be treated  as an annuity  contract for  federal tax  purposes, section 72(s) of the Code requires that contracts that are held by persons other than individuals (other than contracts that are issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Forms 1099 in respect of such Contracts.

                                   APPENDIX C
                         MATTERS RELATING TO CONTRACTS
                           OFFERED IN CERTAIN STATES
                          PRIOR TO SEPTEMBER 10, 1991



    THE FOLLOWING SECTIONS DESCRIBE CONTRACTS WITH A CERTIFICATE DATE PRIOR TO SEPTEMBER 10, 1991, AND CERTAIN CONTRACTS WITH A CERTIFICATE DATE AFTER THAT DATE. THESE CONTRACTS CONTAIN PROVISIONS THAT DIFFER FROM THOSE DESCRIBED IN THE PROSPECTUS. IN PARTICULAR, SURRENDER CHARGE, DEATH BENEFIT, AND CERTAIN ANNUITY BENEFIT PROVISIONS MAY BE DIFFERENT. REFER TO YOUR CONTRACT FOR COMPLETE DETAILS OF THESE PROVISIONS. THE TERMS DEFINED BELOW, AND THE FOLLOWING DESCRIPTIONS OF CERTAIN PROVISIONS SHOULD BE SUBSTITUTED IN THEIR ENTIRETY FOR THE RELATED TERMS AND DESCRIPTIONS FOUND ELSEWHERE IN THIS PROSPECTUS. THE PAGE REFERENCES LISTED BELOW INDICATE WHERE IN THE PROSPECTUS THE SUBSTITUTED TERMS AND DESCRIPTIONS CAN BE FOUND.



A.  CAPSULE SUMMARY OF THE CONTRACT



    The paragraphs in the Capsule Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge provided in the Contract should be revised to read as follows:



        A Market Value Adjustment is applied when you request a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the current Guaranteed Interest Rate that we are crediting for a Guaranteed Period equal to the time remaining in the Guaranteed Period at the time you request a full or partial surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender. Since our current guaranteed rates are based in part upon the investment yields available to Protective, the effect of the Market Value Adjustment will be related to the levels of such yields.



        This Contract provides for a guaranteed Death Benefit. If the Annuitant or Participant dies before the Annuity Commencement Date, the guaranteed Death Benefit will be payable to the Beneficiary as determined under the provisions of the Contract. The guaranteed Death Benefit is calculated as of the date of death.



        The guaranteed Death Benefit will equal the Account Value.



        If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant. If the named Beneficiary is the spouse of the Participant and if the Annuitant is living, the spouse may elect, in lieu of receiving the guaranteed Death Benefit, to become the Participant and continue the Contract.



B.  GLOSSARY OF SPECIAL TERMS (PAGE 1)



    ANNUITANT -- Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Contract. The Annuitant cannot be changed.

    ANNUITY DEPOSIT(S) -- The Annuity Deposit(s) made will be allocated to each Guaranteed Period(s) selected under each Contract. Each Annuity Deposit must be at least $5,000 unless approved by the Company.



    BENEFICIARY -- PRIMARY -- The person named to receive the Death Benefit under the Contract upon the death of either the Annuitant or the Participant, as applicable.



        CONTINGENT -- The person named to receive the Death Benefit if the Primary Beneficiary is not living when the Annuitant or Participant dies.



        IRREVOCABLE -- One whose consent is necessary to change the Beneficiary or exercise certain other rights.



    SUB-ACCOUNT VALUES -- The amount equal to that part of each Annuity Deposit allocated by a Participant to a Sub-Account(s), or any amount transferred to a Sub-Account(s) at the end of a Guaranteed Period increased by all interest credited and decreased by amounts due to previous full or partial surrenders (including Surrender Charges, Market Value Adjustments, and Premium Taxes thereon) and previous interest withdrawals.



    SURRENDER CHARGE -- A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount withdrawn from a Sub-Account Value. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Annuity Deposit originally allocated to the Sub-Account(s) from which the full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value(s) originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made.



C.  SURRENDER CHARGES (PAGE 7)



    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. The Surrender Charge is equal to six months of interest on the amount surrendered from a Sub-Account. The Surrender Charge for all full and partial surrenders made during an Initial Guaranteed Period shall not exceed, in the aggregate, a  total  of  six months'  interest  on  the amount  of  the  Annuity
Deposit(s)  originally  allocated  to the  Sub-Account  from which  the  full or partial surrender is made. The Surrender Charge for all full and partial surrenders made during a Subsequent Guaranteed Period shall not exceed, in the aggregate, a total of six months' interest on the amount of the Sub-Account Value originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made. Interest will be computed at the same interest rate we are crediting the Sub-Account from which the withdrawal is made. The Surrender Charge will be deducted from the remaining Sub-Account Value from which the full or partial surrender is made. A Surrender Charge will apply during the first seven years of all Initial Guaranteed Periods, and during the first seven years of all Subsequent Guaranteed Periods. There is no Surrender Charge after the first seven years of each Initial or Subsequent Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts.



    Surrender Charges and Market Value Adjustments will not apply to full or partial surrenders made from Sub-Accounts at the end of an Initial or Subsequent Guaranteed Period. The Surrender Value will equal the Sub-Account Value on this date. A request for a surrender at the end of an Initial or Subsequent Guaranteed Period must be received in a form acceptable to Protective within twenty days prior to the end of such Initial or Subsequent Guaranteed Period.



    If the date we receive your request for a full or partial surrender is prior to the end of an Initial or Subsequent Guaranteed Period, the Surrender Value will be calculated as of the Surrender Date by the Company as follows:



                             [(A X B) - SC] where:



  A      =    the Sub-Account Value of the Sub-Account from which a full or partial surrender is requested
  B      =    the Market Value Adjustment described above
 SC      =    the Surrender Charge plus any unpaid Premium Taxes, if applicable



    Protective will, upon the date of receipt of your request, inform you of the amounts available for full or partial surrenders.



    Any full or partial surrender may be subject to Federal and state income tax and, in some cases, Premium Tax.



    Because the Initial and Subsequent Guaranteed Periods may not extend beyond the Annuity Commencement Date then in effect, no Surrender Charge or Market Value Adjustment will be deducted upon the application of your Net Account Value to purchase an Annuity on the Annuity Commencement Date.



D.  MARKET VALUE ADJUSTMENT (PAGE 8)



    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period may be adjusted up or down by the application of the Market Value Adjustment formula. Such a Market Value Adjustment is applied to the Sub-Account Value, before it has been reduced by any Surrender Charge. For purposes of determining amounts subject to the Market Value Adjustment, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Market Value Adjustment (or Surrender Charge) is imposed on these interest withdrawal amounts.



    The formula which will be used to determine the Market Value Adjustment is:



    (1+G)    N/12
    ----
    (1+C)



    g = The Guaranteed Interest Rate in effect for the current Guaranteed Period (expressed as a decimal, e.g., 1% = .01).



    c = The current Guaranteed Interest Rate that the Company is offering for a Guaranteed Period of a duration measured in months as represented by N (expressed as a decimal, e.g., 1% = .01).



    N = The number of months from the Surrender Date to the end of the current Guaranteed Period.



    In the case of either a full or partial surrender from a Sub-Account, the Market Value Adjustment will reflect the relationship between (i) the current Guaranteed Interest Rate that the Company is crediting for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period at the time you request the surrender, and (ii) the then applicable Guaranteed Interest Rate being applied to the Sub-Account from which you select to make a full or partial surrender.

    Generally, if your Guaranteed Interest Rate is lower than the applicable current Guaranteed Interest Rate being credited by Protective for a Guaranteed Period equal to the time remaining in the Sub-Account's Guaranteed Period, then the application of the Market Value Adjustment may result in a Surrender Value that is less than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the application of the Market Value Adjustment may result in a Surrender Value that is greater than the portion of your Annuity Deposit(s) allocated to a Sub-Account plus interest credited thereon.



    Since current Guaranteed Interest Rates are based in part upon the investment yields then available to Protective, the effect of the Market Value Adjustment will be related to the levels of such yields. It is possible, therefore, that, should such yields increase from the time you purchased your Contract, the effect of the Market Value Adjustment, coupled with the application of the Surrender Charge and/or Premium Taxes, could result in the amount you receive upon a full surrender of your Contract being LESS than your Annuity Deposit(s).



E.  DEATH BENEFIT (PAGE 9)



    If an Annuitant or Participant dies before the Annuity Commencement Date, a guaranteed Death Benefit will be payable to the Beneficiary named by the Participant or Annuitant as the case may be. With regard to joint Participants, at the first death of a joint Participant prior to the Annuity Commencement Date, the Beneficiary will be the surviving Participant.



    The guaranteed Death Benefit during an Initial or Subsequent Guaranteed Period will equal the Account Value. The guaranteed Death Benefit is calculated as of the date of death. If applicable, the guaranteed Death Benefit for all Guaranteed Periods will be totalled to obtain the guaranteed Death Benefit payable.



    If the Beneficiary is the surviving spouse of the deceased Participant or deceased Annuitant, the guaranteed Death Benefit may be taken in one sum immediately or it may be applied under any of the Annuity Options available under the Contract. However, if the Beneficiary is the spouse of the deceased Participant, and if the Annuitant is living, such spouse may elect, in lieu of receiving the guaranteed Death Benefit, to become the Participant and continue the Contract.



    For any Beneficiary who is not the surviving spouse of the deceased Participant or deceased Annuitant, the guaranteed Death Benefit may be taken in one sum immediately or it may be applied under an Annuity Option available under the Contract which either (i) provides that all amounts will be distributed within 5 years of the date of death or (ii) provides that amounts will be payable over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, and such distribution must commence within one year of the date of death.



F.  WAIVER OF SURRENDER CHARGES



    The Company will waive any applicable Surrender Charges in the event you, at any time after Contract Year 1, (1) enter for a period of at least ninety (90) days a facility which is licensed by the State and qualifies as a skilled nursing home facility under Medicare or Medicaid; or (2) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant. The term "terminal illness" is defined in the Contract. Written proof of a terminal illness satisfactory to Protective must be submitted. Protective reserves the right to require an examination by a physician of its choice to verify the terminal illness. A Market Value Adjustment will be imposed if applicable. The Waiver of Surrender Charges provision is not available in all states due to applicable insurance laws.

G.  ANNUITY BENEFITS (PAGE 10)



    1.  ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY (PAGE 10)



    Upon application for a Contract, you select an Annuity Commencement Date. The Annuity Commencement Date you choose may never extend beyond the Contract Year closest to the Annuitant's 85th birthday. Any request for extension of the maximum Annuity Commencement Date must be approved by the Administrative Office. You may elect to have all of your Net Account Value or a portion thereof applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, the Net Account Value will be applied on the Annuity Commencement Date under Option 2 -- Life Income With Payments for a 10 Year Guaranteed Period.



    2.  CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION (PAGE 10)



    You may change the Annuity Commencement Date from time to time, but any such change must be made in Writing and received by us within 30 days prior to the scheduled Annuity Commencement Date. In no event may Initial or Subsequent Guaranteed Periods extend beyond the Annuity Commencement Date then in effect.



G.  ANNUITY OPTIONS (PAGE 10)



    OPTION 4 -- The total amount applied may be used to purchase an annuity of any kind issued by us on the date this option is elected.



    The dollar amount of monthly payments under each available Annuity Option for each $1,000 applied is calculated in accordance with annuity tables set forth in the Contract. These tables are based on the 1983 Individual Annuity Mortality Table A projected 4 years with interest at 4% per annum.



H.  FEDERAL TAX MATTERS (PAGE 14)



    In  order to  be treated  as an annuity  contract for  federal tax purposes, section 72(s) of the Code requires that contracts that are held by persons other than individuals (other than contracts that are issued in connection with certain Qualified Plans) contain certain provisions relating to distributions upon the death of an annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Forms 1099 in respect of such Contracts.

                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants....................................................        F-2
Consolidated Statements of Income for the years ended December 31, 1995, 1994, and
 1993................................................................................        F-3
Consolidated Balance Sheets as of December 31, 1995 and 1994.........................        F-4
Consolidated Statements of Stockholder's Equity for the years ended
 December 31, 1995, 1994, and 1993...................................................        F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994,
 and 1993............................................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7
Financial Statement Schedules:
  Schedule III -- Supplementary Insurance Information................................        S-1
  Schedule IV -- Reinsurance.........................................................        S-2



    All  other schedules  to the  consolidated financial  statements required by
Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Directors and Stockholder


Protective Life Insurance Company


Birmingham, Alabama



    We have audited the consolidated financial statements and the financial statement schedules of Protective Life Insurance Company and Subsidiaries listed in the index on page F-1 of this registration statement on Form S-1. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Protective Life Insurance Company and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



    As discussed in Note A to the Consolidated Financial Statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1993.



                                          /s/ COOPERS & LYBRAND L.L.P.



Birmingham, Alabama


February 12, 1996

                       PROTECTIVE LIFE INSURANCE COMPANY



                       CONSOLIDATED STATEMENTS OF INCOME


                             (DOLLARS IN THOUSANDS)



                                                                                     YEAR ENDED DECEMBER 31
                                                                               ----------------------------------
                                                                                  1995        1994        1993
                                                                               ----------  ----------  ----------
REVENUES
  Premiums and policy fees (net of reinsurance ceded: 1995 - $333,173; 1994 -
   $172,575; 1993 - $126,912)................................................  $  369,888  $  402,772  $  351,423
  Net investment income......................................................     458,433     408,933     354,165
  Realized investment gains (losses).........................................       1,951       6,298       5,054
  Other income...............................................................       3,543      11,977       4,756
                                                                               ----------  ----------  ----------
                                                                                  833,815     829,980     715,398
                                                                               ----------  ----------  ----------
BENEFITS AND EXPENSES
  Benefits and settlement expenses (net of reinsurance ceded: 1995 -
   $247,224; 1994 - $112,922; 1993 - $84,949)................................     509,506     517,110     461,636
  Amortization of deferred policy acquisition costs..........................      84,500      88,089      73,335
  Other operating expenses (net of reinsurance ceded: 1995 - $84,855; 1994 -
   $14,326; 1993 - $10,759)..................................................     122,076     119,203      94,315
                                                                               ----------  ----------  ----------
                                                                                  716,082     724,402     629,286
                                                                               ----------  ----------  ----------
INCOME BEFORE INCOME TAX.....................................................     117,733     105,578      86,112
INCOME TAX EXPENSE
  Current....................................................................      47,009      37,586      33,039
  Deferred...................................................................      (6,972)     (4,731)     (3,082)
                                                                               ----------  ----------  ----------
                                                                                   40,037      32,855      29,957
                                                                               ----------  ----------  ----------
NET INCOME...................................................................  $   77,696  $   72,723  $   56,155
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY



                          CONSOLIDATED BALANCE SHEETS


                             (DOLLARS IN THOUSANDS)



                                                                                          DECEMBER 31
                                                                                    ------------------------
                                                                                       1995          1994
                                                                                    ----------    ----------
ASSETS
Investments:
  Fixed maturities, at market (amortized cost: 1995-$3,798,868;
   1994-$3,698,370).............................................................    $3,891,932    $3,493,646
  Equity securities, at market (cost: 1995-$35,498;1994-$45,958)................        38,711        45,005
  Mortgage loans on real estate.................................................     1,835,057     1,488,495
  Investment real estate, net of accumulated depreciation (1995-$1,032;
   1994-$695)...................................................................        20,788        20,170
  Policy loans..................................................................       143,372       147,608
  Other long-term investments...................................................        43,875        50,751
  Short-term investments........................................................        46,891        54,683
                                                                                    ----------    ----------
    Total investments...........................................................     6,020,626     5,300,358
Cash............................................................................         6,198
Accrued investment income.......................................................        61,004        55,630
Accounts and premiums receivable, net of allowance for uncollectible
 amounts (1995-$2,342; 1994-$2,464).............................................        35,492        28,928
Reinsurance receivables.........................................................       271,018       122,175
Deferred policy acquisition costs...............................................       410,183       434,200
Property and equipment, net.....................................................        34,211        33,185
Receivables from related parties................................................         1,961           281
Other assets....................................................................        13,096        11,802
Assets related to separate accounts.............................................       324,904       124,145
                                                                                    ----------    ----------
                                                                                    $7,178,693    $6,110,704
                                                                                    ----------    ----------
                                                                                    ----------    ----------
LIABILITIES
Policy liabilities and accruals:
  Future policy benefits and claims.............................................    $1,928,154    $1,694,295
  Unearned premiums.............................................................       193,767       103,479
                                                                                    ----------    ----------
                                                                                     2,121,921     1,797,774
Guaranteed investment contract deposits.........................................     2,451,693     2,281,673
Annuity deposits................................................................     1,280,069     1,251,318
Other policyholders' funds......................................................       134,380       144,461
Other liabilities...............................................................       109,538        94,181
Accrued income taxes............................................................           838        (4,699)
Deferred income taxes...........................................................        67,420       (14,667)
Indebtedness to related parties.................................................        34,693        39,443
Liabilities related to separate accounts........................................       324,904       124,145
                                                                                    ----------    ----------
      Total liabilities.........................................................     6,525,456     5,713,629
                                                                                    ----------    ----------
COMMITMENTS AND CONTINGENT LIABILITIES -- NOTE G
REDEEMABLE PREFERRED STOCK, $1.00 par value, at redemption value
 Shares authorized and issued: 2,000............................................         2,000         2,000
                                                                                    ----------    ----------
STOCKHOLDER'S EQUITY
Common Stock, $1.00 par value...................................................         5,000         5,000
  Shares authorized and issued: 5,000,000
Additional paid-in capital......................................................       144,494       126,494
Net unrealized gains on investments (Net of income tax: 1995-$31,157;
 1994-$(57,902))................................................................        57,863      (107,532)
Retained earnings...............................................................       449,645       377,049
Note receivable from PLC Employee Stock Ownership Plan..........................        (5,765)       (5,936)
                                                                                    ----------    ----------
      Total stockholder's equity................................................       651,237       395,075
                                                                                    ----------    ----------
                                                                                    $7,178,693    $6,110,704
                                                                                    ----------    ----------
                                                                                    ----------    ----------



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY



                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                            NET                        NOTE
                                                         ADDITIONAL     UNREALIZED                  RECEIVABLE        TOTAL
                                                COMMON    PAID-IN     GAINS (LOSSES)     RETAINED    FROM PLC     STOCKHOLDER'S
                                                STOCK     CAPITAL     ON INVESTMENTS     EARNINGS      ESOP          EQUITY
                                                ------   ----------   ---------------    --------   ----------    -------------
Balance, December 31, 1992...................   $5,000   $   85,494   $        3,156     $247,986   $  (6,120)    $    335,516
  Net income for 1993........................                                              56,155                       56,155
  Preferred dividends ($750 per share).......                                              (1,500)                      (1,500)
  Transfer of Southeast Health Plan, Inc.
   common stock to PLC.......................                                               2,535                        2,535
  Increase in net unrealized gains on
   investments...............................                                 36,128                                    36,128
  Capital contribution from PLC..............                41,000                                                     41,000
  Decrease in note receivable from PLC
   ESOP......................................                                                             156              156
                                                ------   ----------   ---------------    --------   ----------    -------------
Balance, December 31, 1993...................   5,000       126,494           39,284      305,176      (5,964)         469,990
  Net income for 1994........................                                              72,723                       72,723
  Preferred dividends ($425 per share).......                                                (850)                        (850)
  Decrease in net unrealized gains on
   investments...............................                               (146,816)                                 (146,816)
  Decrease in note receivable from PLC
   ESOP......................................                                                              28               28
                                                ------   ----------   ---------------    --------   ----------    -------------
Balance, December 31, 1994...................   5,000       126,494         (107,532)     377,049      (5,936)         395,075
  Net income for 1995........................                                              77,696                       77,696
  Common dividends ($1.00 per share).........                                              (5,000)                      (5,000)
  Preferred dividends ($50 per share)........                                                (100)                        (100)
  Increase in net unrealized gains on
   investments...............................                                165,395                                   165,395
  Capital contribution from PLC..............                18,000                                                     18,000
  Decrease in note receivable form PLC
   ESOP......................................                                                             171              171
                                                ------   ----------   ---------------    --------   ----------    -------------
Balance, December 31, 1995...................   $5,000   $  144,494   $       57,863     $449,645   $  (5,765)    $    651,237
                                                ------   ----------   ---------------    --------   ----------    -------------
                                                ------   ----------   ---------------    --------   ----------    -------------



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                                                         YEAR ENDED DECEMBER 31
                                                                                  -------------------------------------
                                                                                     1995         1994         1993
                                                                                  -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................................................  $    77,696  $    72,723  $    56,155
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of deferred policy acquisition costs...........................       84,501       88,089       73,335
    Capitalization of deferred policy acquisition costs.........................      (89,266)    (127,566)     (92,935)
    Depreciation expense........................................................        4,317        4,280        2,660
    Deferred income taxes.......................................................       (6,971)      (4,731)      16,987
    Accrued income taxes........................................................        5,537      (12,182)       5,040
    Interest credited to universal life and investment products.................      286,710      260,081      220,772
    Policy fees assessed on universal life and investment products..............     (100,840)     (85,532)     (67,314)
    Change in accrued investment income and other receivables...................     (161,924)     (32,242)     (91,864)
    Change in policy liabilities and other policyholder funds of traditional
     life and health products...................................................      201,353       61,322       47,212
    Change in other liabilities.................................................       (3,270)      18,564       11,970
    Other (net).................................................................       (6,634)      (1,475)      10,517
                                                                                  -----------  -----------  -----------
Net cash provided by operating activities.......................................      291,209      241,331      192,535
                                                                                  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities and principal reductions of investments:
    Investments available for sale..............................................    2,014,060      386,498
    Other.......................................................................       78,568      153,945    1,319,590
  Sale of investments:
    Investment available for sale...............................................    1,523,454      630,095
    Other.......................................................................      141,184       59,550      244,683
  Cost of investments acquired:
    Investments available for sale..............................................   (3,626,877)  (1,807,658)
    Other.......................................................................     (540,648)    (220,839)  (2,320,628)
  Acquisitions and bulk reinsurance assumptions.................................                   106,435       14,170
  Principal payments on subordinated debenture of PLC...........................
  Purchase of property and equipment............................................       (5,629)      (4,889)      (3,451)
  Sale of property and equipment................................................          286          470        1,817
                                                                                  -----------  -----------  -----------
Net cash used in investing activities...........................................     (415,602)    (696,393)    (743,819)
                                                                                  -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowing under line of credit arrangements and long-term
   debt.........................................................................    1,162,700      572,586      574,423
  Proceeds from surplus note to PLC.............................................                                 35,000
  Capital contribution from PLC.................................................       18,000                    41,000
  Principal payments on line of credit arrangements and long-term debt..........   (1,162,700)    (572,704)    (577,767)
  Principal payment on surplus note to PLC......................................       (4,750)      (9,500)     (22,500)
  Dividends to stockholder......................................................       (5,100)        (850)      (1,500)
  Investment product deposits and change in universal life deposits.............      908,063    1,417,980    1,198,263
  Investment product withdrawals................................................     (785,622)    (976,401)    (683,251)
                                                                                  -----------  -----------  -----------
Net cash provided by financing activities.......................................      130,591      431,111      563,668
                                                                                  -----------  -----------  -----------
INCREASE(DECREASE) IN CASH......................................................        6,198      (23,951)      12,384
CASH AT BEGINNING OF YEAR.......................................................            0       23,951       11,567
                                                                                  -----------  -----------  -----------
CASH AT END OF YEAR.............................................................  $     6,198  $         0  $    23,951
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year:
    Interest on debt............................................................  $     6,029  $     5,029  $     3,803
    Income taxes................................................................  $    41,397  $    49,765  $    27,432
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Minority interest in consolidated subsidiary..................................                            $    (1,311)
  Reduction of principal on note from ESOP......................................  $       171  $        28  $       156
  Acquisitions and bulk reinsurance assumptions
    Assets acquired.............................................................  $       613  $   117,349  $   423,140
    Liabilities assumed.........................................................      (21,800)    (166,595)    (429,580)
                                                                                  -----------  -----------  -----------
    Net.........................................................................  $   (21,187) $   (49,246) $    (6,440)
                                                                                  -----------  -----------  -----------
                                                                                  -----------  -----------  -----------



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE A -- SIGNIFICANT ACCOUNTING POLICIES



    BASIS OF PRESENTATION



    The accompanying consolidated financial statements of Protective Life Insurance Company and subsidiaries ("Protective") are prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. (See also Note B.)



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses.



    ENTITIES INCLUDED



    The consolidated financial statements include the accounts, after intercompany eliminations, of Protective Life Insurance Company and its wholly-owned subsidiaries including Wisconsin National Life Insurance Company ("Wisconsin National") and American Foundation Life Insurance Company ("American Foundation"). Protective is a wholly-owned subsidiary of Protective Life Corporation ("PLC"), an insurance holding company.



    NATURE OF OPERATIONS



    Protective markets individual life insurance; group life, health, dental, and cancer insurance; annuities and investment products; credit life and disability insurance; and guaranteed investment contracts. Its products are distributed nationally through independent agents and brokers; through broker-dealers and financial institutions to their customers; through full-time sales representatives; and through other insurance companies. Protective also seeks to acquire blocks of insurance policies from other insurers.



    The  operating  results  of  companies   in  the  insurance  industry   have
historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors.



    RECENTLY ISSUED ACCOUNTING STANDARDS



    Protective adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993, which requires Protective to carry its investment in fixed maturities and certain other securities at market value instead of amortized cost.



    In 1995 Protective adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under these new standards, a loan is considered impaired, based on current information and events, if it is probable that Protective will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    Since Protective's mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate. Based on Protective's evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans, and therefore no allowance for losses is required under SFAS No. 114 at December 31, 1995.



    In 1995 PLC adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which changes the way stock-based compensation expense is measured and requires additional disclosures relating to PLC's stock-based compensation plans. The adoption of this accounting standard did not have a material effect on PLC's or Protective's financial statements.



    In 1995 the Financial Accounting Standards Board issued: SFAS No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts;" SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" and SFAS No. 122, "Accounting for Mortgage Servicing Rights." Protective anticipates that the impact of adopting these three accounting standards will be immaterial to its financial condition.



    INVESTMENTS



    Protective has classified all of its investments in fixed maturities, equity securities, and short-term investments as "available for sale."



    Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:



    - Fixed  maturities  (bonds,  bank   loan  participations,  and   redeemable
      preferred stocks) -- at current market value.



    - Equity securities (common and nonredeemable preferred stocks) -- at current market value.



    - Mortgage loans on real estate -- at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.



    - Investment real estate -- at cost, less allowances for depreciation computed on the straight-line method. With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.



    - Policy loans -- at unpaid balances.



    - Other long-term investments -- at a variety of methods similar to those listed above, as deemed appropriate for the specific investment.



    - Short-term investments -- at cost, which approximates current market value.



    Substantially all short-term investments have maturities of three months or less at the time of acquisition and include approximately $5.2 million in bank deposits voluntarily restricted as to withdrawal.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    As prescribed by SFAS No. 115, certain investments are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of stockholder's equity. The market values of fixed maturities increase or decrease as interest rates fall or rise. Therefore, although the adoption of SFAS No. 115 does not affect Protective's operations, its reported stockholder's equity will fluctuate significantly as interest rates change.



    Protective's balance sheets at December 31, prepared on the basis of reporting investments at amortized cost rather than at market values, are as follows:



                                                                        1995          1994
                                                                    ------------  ------------
Total investments.................................................  $  5,915,357  $  5,499,511
Deferred policy acquisition costs.................................       426,432       400,480
All other assets..................................................       747,884       376,146
                                                                    ------------  ------------
                                                                    $  7,089,673  $  6,276,137
                                                                    ------------  ------------
                                                                    ------------  ------------
Deferred income taxes.............................................  $     36,263  $     43,235
All other liabilities.............................................     6,458,036     5,728,296
                                                                    ------------  ------------
                                                                       6,494,299     5,771,531
Redeemable preferred stock........................................         2,000         2,000
Stockholder's equity..............................................       593,374       502,606
                                                                    ------------  ------------
                                                                    $  7,089,673  $  6,276,137
                                                                    ------------  ------------
                                                                    ------------  ------------



    Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.



    DERIVATIVE FINANCIAL INSTRUMENTS



    Protective does not use derivative financial instruments for trading purposes. Combinations of futures contracts and options on treasury notes are currently being used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, and liabilities arising from interest-sensitive products such as guaranteed investment contracts and individual annuities. Realized investment gains and losses on such contracts are deferred and amortized over the life of the hedged asset. Net realized losses of $15.2 million were deferred in 1995 and net realized gains of $7.9 million were deferred in 1994. At December 31, 1995 and 1994, open futures contracts with notional amounts of $25.0 million and $137.5 million, respectively, had net unrealized losses of $0.6 million and $0.4 million respectively.



    Protective uses interest rate swap contracts to convert certain investments from a variable to a fixed rate of interest. At December 31, 1995, related open interest rate swap contracts with a notional amount of $170.3 million were in a $1.3 million net unrealized gain position. At December 31, 1994, related open interest rate swap contracts with a notional amount of $230.0 million were in an $8.9 million net unrealized loss position.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    CASH



    Cash includes all demand deposits reduced by the amount of outstanding checks and drafts.



    PROPERTY AND EQUIPMENT



    Property and equipment are reported at cost. Protective uses both accelerated and straight-line methods of depreciation based upon the estimated useful lives of the assets. Major repairs or improvements are capitalized and depreciated over the estimated useful lives of the assets. Other repairs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or retired are removed from the accounts, and resulting gains or losses are included in income.



    Property and equipment consisted of the following at December 31:



                                                                            1995       1994
                                                                          ---------  ---------
Home office building....................................................  $  35,284  $  35,321
Other, principally furniture and equipment..............................     30,356     25,687
                                                                          ---------  ---------
                                                                             65,640     61,008
Accumulated depreciation................................................     31,429     27,823
                                                                          ---------  ---------
                                                                          $  34,211  $  33,185
                                                                          ---------  ---------
                                                                          ---------  ---------



    SEPARATE ACCOUNTS



    Protective operates separate accounts, some in which Protective bears the investment risk and others in which the investments risk rests with the contractholder. The assets and liabilities related to separate accounts in which Protective does not bear the investment risk are valued at market and reported separately as assets and liabilities related to separate accounts in the accompanying consolidated financial statements.



    REVENUES, BENEFITS, CLAIMS, AND EXPENSES





    - Traditional Life and Health Insurance Products -- Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits and include whole life insurance policies, term life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies. Life insurance and immediate annuity premiums are recognized as revenue when due. Health insurance premiums are recognized as revenue over the terms of the policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts. This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.



      Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on Protective's experience modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. Reserve investment yield assumptions are graded and range from 2.5% to 7.0%. The liability for future policy benefits and claims on traditional

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     life and health insurance products includes estimated unpaid claims that have been reported to Protective and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.



    Activity in the liability for unpaid claims is summarized as follows:



                                                              1995        1994        1993
                                                           ----------  ----------  ----------
Balance beginning of year................................  $   79,462  $   77,191  $   68,203
  Less reinsurance.......................................       5,024       3,973       3,809
                                                           ----------  ----------  ----------
Net balance beginning of year............................      74,438      73,218      64,394
                                                           ----------  ----------  ----------
Incurred related to:
Current year.............................................     217,366     203,453     194,394
Prior year...............................................      (8,337)     (6,683)     (5,123)
                                                           ----------  ----------  ----------
    Total incurred.......................................     209,029     196,770     189,271
                                                           ----------  ----------  ----------
Paid related to:
Current year.............................................     164,321     148,548     141,361
Prior year...............................................      48,834      47,002      39,086
                                                           ----------  ----------  ----------
    Total paid...........................................     213,155     195,550     180,447
                                                           ----------  ----------  ----------
Net balance end of year..................................      70,312      74,438      73,218
  Plus reinsurance.......................................       3,330       5,024       3,973
                                                           ----------  ----------  ----------
Balance end of year......................................  $   73,642  $   79,462  $   77,191
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------



    - Universal Life and Investment Products -- Universal life and investment products include universal life insurance, guaranteed investment contracts, deferred annuities, and annuities without life contingencies. Revenues for universal life and investment products consist of policy fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders. That is, universal life and investment product deposits are not considered revenues in accordance with generally accepted accounting principles. Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.0% to 9.4% in 1995.



      At December 31, 1995, Protective estimates the fair value of its guaranteed investment contracts to be $2,660.0 million using discounted cash flows. The surrender value of Protective's annuities which approximates fair value was $1,296.7 million.



    - Policy Acquisition Costs -- Commissions and other costs of acquiring traditional life and health insurance, universal life insurance, and investment products that vary with and are primarily related to the production of new business have been deferred. Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     ratio of  annual  premium  income  to  total  anticipated  premium  income.
      Acquisition costs for universal life and investment products are being amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and investment, mortality, and expense margins. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," Protective makes certain assumptions regarding the mortality, persistency, expenses, and interest rates it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from initial assumptions. Additionally, relating to SFAS No. 115, these costs have been adjusted by an amount equal to the amortization that would have been recorded if unrealized gains or losses on investments associated with Protective's universal life and investment products had been realized.



      The cost to acquire blocks of insurance representing the present value of future profits from such blocks of insurance is also included in deferred policy acquisition costs, discounted at interest rates averaging 15%. For acquisitions occurring after 1988, Protective amortizes the present value of future profits over the premium payment period including accrued interest at 8%. The unamortized present value of future profits for such acquisitions was approximately $102.5 million and $84.4 million at December 31, 1995 and 1994, respectively. During 1995 $26.5 million of present value of future profits on acquisitions made during the year was capitalized, and $3.2 million was amortized. The unamortized present value of future profits for all acquisitions was $123.9 million at December 31, 1995 and $110.3 million at December 31, 1994.



    PARTICIPATING POLICIES



    Participating business comprises approximately 1% of the individual life insurance in force and 2% of the individual life insurance premium income. Policyholder dividends totaled $2.6 million in 1995, 1994, and 1993.



    INCOME TAXES



    Protective uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes. Deferred federal income taxes arise from the recognition of temporary differences between the bases of assets and liabilities determined for financial reporting purposes and the bases determined for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.



    RECLASSIFICATIONS



    Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on net income, total assets, or stockholder's equity.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES


    Financial statements prepared in conformity with generally accepted accounting principals ("GAAP") differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities. The most significant differences are: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations as incurred, (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, interest, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions, (c) deferred income taxes are provided for temporary differences between financial and taxable earnings, (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to stockholder's equity, (e) furniture and equipment, agents' debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted items), (f) certain items of interest income, principally accrual of mortgage and bond discounts are amortized differently, and (g) bonds are stated at market instead of amortized cost.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES (CONTINUED)


    The  reconciliations  of net  income  and stockholder's  equity  prepared in
conformity  with  statutory  reporting  practices   to  that  reported  in   the
accompanying consolidated financial statements are as follows:



                                                         NET INCOME                   STOCKHOLDER'S EQUITY
                                               -------------------------------  ---------------------------------
                                                 1995       1994       1993        1995        1994       1993
                                               ---------  ---------  ---------  ----------  ----------  ---------
In conformity with statutory reporting
 practices:
  Protective Life Insurance Company..........  $ 105,744  $  54,812  $  41,471  $  322,416  $  304,858  $ 263,075
  Wisconsin National Life Insurance
   Company...................................     10,954     10,132      9,591      62,529      57,268     50,885
  American Foundation Life Insurance
   Company...................................      3,330      3,072      1,415      18,781      20,327     18,290
  Capital Investors Life Insurance Company...        182        170        207       1,315       1,125        824
  Empire General Life Assurance
   Corporation...............................      1,003        690        408      20,685      21,270     10,588
  Protective Life Insurance Corporation of
   Alabama...................................        546         69         16       2,675       2,133      2,064
  Consolidation elimination..................     (6,500)                   30    (103,985)   (100,123)   (80,651)
                                               ---------  ---------  ---------  ----------  ----------  ---------
                                                 115,259     68,945     53,138     324,416     306,858    265,075
Additions (deductions) by adjustment:
  Deferred policy acquisition costs, net of
   amortization..............................       (765)    41,718     25,686     410,183     434,200    299,307
  Policy liabilities and accruals............    (48,330)   (34,632)   (15,586)   (186,512)   (140,298)   (69,844)
  Deferred income tax........................      6,972      4,731      3,081     (67,420)     14,667    (69,118)
  Asset Valuation Reserve....................                                      105,769      24,925     43,398
  Interest Maintenance Reserve...............     (1,235)    (1,716)    (1,432)     14,412       3,583     10,489
  Nonadmitted items..........................                                       20,603      21,445      7,742
  Timing and valuation differences on
   mortgage loans on real estate and fixed
   maturity investments......................       (619)      (961)     1,645      25,060       6,877      7,350
  Net unrealized gains and losses on
   investments...............................                                       57,863    (107,532)    39,284
  Realized investment gains (losses).........      6,781     (6,664)    (7,860)
  Noninsurance affiliates....................        (22)                  (12)          9                     31
  Consolidation elimination..................      2,515     (4,415)    (2,107)    (46,222)   (162,835)   (65,620)
  Other adjustments, net.....................     (2,860)     5,717       (398)     (4,924)     (4,815)     1,896
                                               ---------  ---------  ---------  ----------  ----------  ---------
In conformity with generally accepted
 accounting principles.......................  $  77,696  $  72,723  $  56,155  $  653,237  $  397,075  $ 469,990
                                               ---------  ---------  ---------  ----------  ----------  ---------
                                               ---------  ---------  ---------  ----------  ----------  ---------

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE C -- INVESTMENT OPERATIONS


    Major categories of net investment income for the years ended December 31 are summarized as follows:



                                                              1995        1994        1993
                                                           ----------  ----------  ----------
Fixed maturities.........................................  $  272,942  $  237,264  $  211,566
Equity securities........................................       1,338       2,435       1,519
Mortgage loans on real estate............................     162,135     141,751     130,262
Investment real estate...................................       1,855       1,950       2,119
Policy loans.............................................       8,958       8,397       7,558
Other, principally short-term investments................      40,348      35,062      18,779
                                                           ----------  ----------  ----------
                                                              487,576     426,859     371,803
Investment expenses......................................      29,143      17,926      17,638
                                                           ----------  ----------  ----------
                                                           $  458,433  $  408,933  $  354,165
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------



    Realized investment gains (losses) for the years ended December 31 are summarized as follows:



                                                               1995        1994        1993
                                                            ----------  ----------  ----------
Fixed maturities..........................................  $    6,118  $   (8,646) $   10,508
Equity securities.........................................          44       7,735       2,230
Mortgage loans and other investments......................      (4,211)      7,209      (7,684)
                                                            ----------  ----------  ----------
                                                            $    1,951  $    6,298  $    5,054
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------



    Protective has established an allowance for uncollectible amounts on investments. The allowance totaled $32.7 million at December 31, 1995 and $35.2 million at December 31, 1994. Additions to the allowance are included in realized investment gains (losses). Without such additions/reductions, Protective had realized investment losses of $0.5 million in 1995 and realized investment gains of $6.3 million and $13.8 million in 1994 and 1993, respectively.



    In 1995, gross gains on the sale of investments available for sale (fixed maturities, equity securities and short-term investments) were $18.0 million and gross losses were $11.8 million. In 1994, gross gains were $15.2 million and gross losses were $16.4 million. In 1993, gross gains on the sale of fixed maturities were $8.3 million and gross losses were $0.4 million.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE C -- INVESTMENT OPERATIONS (CONTINUED)


    The amortized cost and estimated market values of Protective's investments classified as available for sale at December 31 are as follows:



                                                            GROSS        GROSS      ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED      MARKET
1995                                           COST         GAINS       LOSSES        VALUES
- -----------------------------------------  ------------  -----------  -----------  ------------
Fixed maturities:
  Bonds:
    Mortgage-backed securities...........  $  2,006,858   $  46,934    $   4,017   $  2,049,775
    United States Government and
     authorities.........................       105,388       2,290          101        107,577
    States, municipalities, and political
     subdivisions........................        10,888         702            0         11,590
    Public utilities.....................       322,110       5,904          770        327,244
    Convertibles and bonds with
     warrants............................           638           0          145            493
    All other corporate bonds............     1,126,318      50,103        7,573      1,168,848
  Bank loan participations...............       220,811           0            0        220,811
  Redeemable preferred stocks............         5,857          61          324          5,594
                                           ------------  -----------  -----------  ------------
                                              3,798,868     105,994       12,930      3,891,932
Equity securities........................        35,448       6,438        3,175         38,711
Short-term investments...................        46,891           0            0         46,891
                                           ------------  -----------  -----------  ------------
                                           $  3,881,207   $ 112,432    $  16,105   $  3,977,534
                                           ------------  -----------  -----------  ------------
                                           ------------  -----------  -----------  ------------



                                                            GROSS        GROSS      ESTIMATED
                                            AMORTIZED     UNREALIZED   UNREALIZED     MARKET
1994                                           COST         GAINS        LOSSES       VALUES
- -----------------------------------------  ------------   ----------   ----------  ------------
Fixed maturities:
  Bonds:
    Mortgage-backed securities...........  $  2,002,842   $   7,538    $ 112,059   $  1,898,321
    United States Government and
     authorities.........................        90,468         290        8,877         81,881
    States, municipalities, and political
     subdivisions........................        10,902           5        1,230          9,677
    Public utilities.....................       414,011       1,091       36,982        378,120
    Convertibles and bonds with
     warrants............................           687           0          302            385
    All other corporate bonds............       927,779       3,437       56,788        874,428
  Bank loan participations...............       244,881           0            0        244,881
  Redeemable preferred stocks............         6,800          37          884          5,953
                                           ------------   ----------   ----------  ------------
                                              3,698,370      12,398      217,122      3,493,646
Equity securities........................        45,958       3,994        4,947         45,005
Short-term investments...................        54,683           0            0         54,683
                                           ------------   ----------   ----------  ------------
                                           $  3,799,011   $  16,392    $ 222,069   $  3,593,334
                                           ------------   ----------   ----------  ------------
                                           ------------   ----------   ----------  ------------

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE C -- INVESTMENT OPERATIONS (CONTINUED)


    The amortized cost and estimated market values of fixed maturities at December 31, by expected maturity, are shown below. Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.



                                                                                        ESTIMATED
                                                                          AMORTIZED       MARKET
                                                                             COST         VALUES
                                                                         ------------  ------------
1995
- -----------------------------------------------------------------------
  Due in one year or less..............................................  $    410,489  $    411,839
  Due after one year through five years................................     1,090,323     1,101,226
  Due after five years through ten years...............................     1,481,248     1,524,555
  Due after ten years..................................................       816,808       854,312
                                                                         ------------  ------------
                                                                         $  3,798,868  $  3,891,932
                                                                         ------------  ------------
                                                                         ------------  ------------

1994
- -----------------------------------------------------------------------
  Due in one year or less..............................................  $    577,146  $    540,223
  Due after one year through five years................................     1,351,435     1,299,248
  Due after five years through ten years...............................       994,994       929,764
  Due after ten years..................................................       774,795       724,411
                                                                         ------------  ------------
                                                                         $  3,698,370  $  3,493,646
                                                                         ------------  ------------
                                                                         ------------  ------------



    The approximate percentage distribution of Protective's fixed maturity investments by quality rating at December 31 is as follows:



RATING                                                            1995       1994
- ------------------------------------------------------------     ------     ------
AAA.........................................................       56.1%      57.6%
AA..........................................................        4.5        5.5
A...........................................................       12.6       12.5
BBB
  Bonds.....................................................       19.0       14.9
  Bank loan participations..................................        0.4        1.4
BB or Less
  Bonds.....................................................        2.0        2.3
  Bank loan participations..................................        5.3        5.6
Redeemable preferred stocks.................................        0.1        0.2
                                                                 ------     ------
                                                                  100.0%     100.0%
                                                                 ------     ------
                                                                 ------     ------



    At December 31, 1995 and 1994, Protective had bonds which were rated less than investment grade of $75.7 million and $82.5 million, respectively, having an amortized cost of $82.2 million and $89.4 million, respectively. Additionally, Protective had bank loan participations which were rated less than investment grade of $206.0 million and $195.1 million, respectively, having an amortized cost of $206.0 million and $195.1 million, respectively.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (All dollar amounts in tables are in thousands)



NOTE C -- INVESTMENT OPERATIONS (CONTINUED)


    The change in unrealized gains (losses), net of income tax, on fixed maturity and equity securities for the years ended December 31 is summarized as follows:



                                                                1995        1994        1993
                                                             ----------  -----------  ---------
Fixed maturities...........................................  $  193,562  $  (175,723) $   1,198
Equity securities..........................................  $    2,740  $    (5,342) $   1,565



    At  December 31,  1995, all of  Protective's mortgage  loans were commercial loans of which 81% were retail, 7% were warehouses, and 6% were office buildings. Protective specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities. No single tenant's leased space represents more than 4% of mortgage loans. Approximately 82% of the mortgage loans are on properties located in the following states listed in decreasing order of significance: South Carolina, Georgia, Alabama, Tennessee, Texas, Florida, North Carolina, Virginia, California, Mississippi, Colorado, Ohio, Kentucky, Louisiana, Indiana, and Illinois.



    Many of the mortgage loans have call provisions after five to seven years. Assuming the loans are called at their next call dates, approximately $174.3 million would become due in 1996, $497.3 million in 1997 to 2000, and $275.7 million in 2001 to 2005.



    At December 31, 1994, the average mortgage loan was $1.6 million, and the weighted average interest rate was 9.3%. The largest single mortgage loan was $13.1 million. While Protective's mortgage loans do not have quoted market values, at December 31, 1995 and 1994, Protective estimates the market value of its mortgage loans to be $2,001.1 million and $1,535.3 million, respectively, using discounted cash flows from the next call date.



    At December 31, 1995 and 1994, Protective's problem mortgage loans and foreclosed properties totaled $26.1 million and $24.0 million, respectively. Protective expects no significant loss of principal.



    Certain investments, principally real estate, with a carrying value of $9.5 million were nonincome producing for the twelve months ended December 31, 1995.



    Mortgage loans to affiliates of both Fletcher Bright and Edens & Avant totaled $95.4 million and $69.1 million, respectively, at December 31, 1995. Most of such loans were not made to, or in reliance on the credit of, Mr. Bright or Edens & Avant.



    Protective believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits. Policy loan interest rates generally range from 4.5% to 8.0%. The fair values of Protective's other long-term investments approximate cost.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE D -- FEDERAL INCOME TAXES


    Protective's effective income tax rate varied from the maximum federal income tax rate as follows:



                                                                 1995         1994         1993
                                                              -----------  -----------  -----------
Statutory federal income tax rate applied to pretax income..       35.0%        35.0%        35.0%
Dividends received deduction and tax-exempt interest........       (0.5)        (0.4)        (0.5)
Low-income housing credit...................................       (0.7)        (0.7)
Tax benefits arising from prior acquisitions and other
 adjustments................................................        0.2         (2.8)        (1.1)
                                                                    ---          ---          ---
Effective income tax rate...................................       34.0%        31.1%        33.4%
                                                                    ---          ---          ---
                                                                    ---          ---          ---



    The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.



    Details of the deferred income tax provision for the years ended December 31 are as follows:



                                                               1995        1994        1993
                                                            ----------  ----------  ----------
Deferred policy acquisition costs.........................  $  (11,606) $   34,561  $    8,861
Benefit and other policy liability changes................      52,496     (52,288)    (10,416)
Temporary differences of investment income................     (34,175)     15,524
Other items...............................................     (13,687)     (2,528)     (1,527)
                                                            ----------  ----------  ----------
                                                            $   (6,972) $   (4,731) $   (3,082)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------



    The components of Protective's net deferred income tax liability as of December 31 were as follows:



                                                                           1995        1994
                                                                        ----------  ----------
Deferred income tax assets:
  Policy and policyholder liability reserves..........................  $   63,830  $  116,326
  Unrealized loss on investments......................................                  23,485
  Other...............................................................       2,303
                                                                        ----------  ----------
                                                                            66,133     139,811
                                                                        ----------  ----------
Deferred income tax liabilities:
  Deferred policy acquisition costs...................................     102,154     113,760
  Unrealized gain on investments......................................      31,399
  Other...............................................................                  11,384
                                                                        ----------  ----------
                                                                           133,553     125,144
                                                                        ----------  ----------
  Net deferred income tax liability...................................  $   67,420  $  (14,667)
                                                                        ----------  ----------
                                                                        ----------  ----------



    Under pre-1984 life insurance company income tax laws, a portion of Protective's gain from operations which was not subject to current income taxation was accumulated for income tax purposes in a memorandum account designated as Policyholders' Surplus. The aggregate accumulation in this account at December 31, 1995 was approximately $50.7 million. Should the accumulation in the Policyholders' Surplus account

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE D -- FEDERAL INCOME TAXES (CONTINUED)


exceed certain stated maximums, or should distributions including cash dividends be made to PLC in excess of approximately $322 million, such excess would be subject to federal income taxes at rates then effective. Deferred income taxes have not been provided on amounts designated as Policyholders' Surplus. Protective does not anticipate involuntarily paying income tax on amounts in the Policyholders' Surplus accounts.



    At December 31, 1995 Protective has an unused capital loss carryforward of $5.7 million which will expire in 2000.



    Protective's income tax returns are included in the consolidated income tax returns of PLC. The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations.



NOTE E -- DEBT


    At December 31, 1995, PLC had borrowed under a term note that contains, among other provisions, requirements for maintaining certain financial ratios, and restrictions on indebtedness incurred by PLC's subsidiaries including Protective. Additionally, PLC, on a consolidated basis, cannot incur debt in excess of 50% of its total capital.



    Included in indebtedness to related parties are three surplus debentures issued by Protective to PLC. At December 31, 1995, the balance of the three surplus debentures combined was $34.7 million. Future maturities of these debentures are $14.7 million in 1996 and $20.0 million in 2003.



    Interest expense totaled $6.0 million, $5.0 million, and $5.0 million, in 1995, 1994, and 1993, respectively.



NOTE F -- ACQUISITIONS


    In April 1994 Protective acquired through coinsurance a block of payroll deduction policies. In October 1994, Protective acquired through coinsurance a block of individual life insurance policies. In June 1995 Protective acquired through coinsurance a block of term life insurance policies.



    These transactions have been accounted for as purchases, and the results of the transactions have been included in the accompanying financial statements since the effective dates of the agreements.



NOTE G -- COMMITMENTS AND CONTINGENT LIABILITIES


    Under insurance guaranty fund laws, in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.



    A number of civil jury verdicts have been returned against life and health insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against the insurer, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive damages in these circumstances. Protective and its subsidiaries,

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE G -- COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)


like other life and health insurers, from time to time are involved in such litigation. To date, no such lawsuit has resulted in the award of any significant amount of damages against Protective. Although the outcome of any litigation cannot be predicted with certainty, Protective is not aware of any litigation that will have a material adverse effect on the financial position of Protective.



NOTE H -- STOCKHOLDER'S EQUITY AND RESTRICTIONS


    At December 31, 1995, approximately $329 million of consolidated stockholder's equity excluding net unrealized gains and losses represented net assets of Protective that cannot be transferred in the form of dividends, loans, or advances to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1996 is estimated to be $129 million.



NOTE I -- REDEEMABLE PREFERRED STOCK


    PLC owns all of the 2,000 shares of redeemable preferred stock issued by Protective's subsidiary, American Foundation. The entire issue was reissued in 1991 and will be redeemed September 30, 1996 for $1 thousand per share, or $2 million. The stock pays, when and if declared, annual minimum cumulative dividends of $50 per share, and noncumulative participating dividends to the extent American Foundation's statutory earnings for the immediately preceding fiscal year exceed $1 million. Dividends of $0.1 million, $0.9 million, and $1.5 million were paid to PLC in 1995, 1994, and 1993, respectively.



NOTE J -- RELATED PARTY MATTERS


    Receivables from related parties consisted of receivables from affiliates under control of PLC in the amounts of $2.0 million and $0.3 million at December 31, 1995 and 1994, respectively. Protective routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another's behalf. Receivables and payables among affiliates are generally settled monthly.



    On August 6, 1990, PLC announced that its Board of Directors approved the formation of an Employee Stock Ownership Plan ("ESOP"). On December 1, 1990, Protective transferred to the ESOP 520,000 shares of PLC's common stock held by it in exchange for a note. The outstanding balance of the note, $5.8 million at December 31, 1995, is accounted for as a reduction to stockholder's equity. The stock will be used to match employee contributions to PLC's existing 401(k) Plan. The ESOP shares are dividend paying. Dividends on the shares are used to pay the ESOP's note to Protective.



    Protective leases furnished office space and computers to affiliates. Lease revenues were $3.1 million in 1995, $2.8 million in 1994, and $2.8 million in 1993. Protective purchases data processing, legal, investment and management services from affiliates. The costs of such services were $38.1 million, $29.8 million, and $20.4 million in 1995, 1994, and 1993, respectively. Commissions paid to affiliated marketing organizations of $10.9 million, $10.1 million, and $5.8 million in 1995, 1994, and 1993, respectively, were included in deferred policy acquisition costs.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE J -- RELATED PARTY MATTERS (CONTINUED)


    Certain corporations with which PLC's directors were affiliated paid Protective premiums and policy fees for various types of group insurance. Such premiums and policy fees amounted to $21.2 million, $21.1 million, and $10.3 million in 1995, 1994, and 1993, respectively. Protective and/or PLC paid commissions, interest, and service fees to these same corporations totaling $5.3 million, $4.9 million, and $6.1 million, in 1995, 1994, and 1993, respectively.



    For a discussion of indebtedness to related parties, see Note E.



NOTE K -- BUSINESS SEGMENTS


    Protective operates predominantly in the life and accident and health insurance industry. The following table sets forth total revenues, income before income tax, and identifiable assets of Protective's business segments. The primary components of revenues are premiums and policy fees, net investment income, and realized investment gains and losses. Premiums and policy fees are attributed directly to each business segment. Net investment income is allocated based on directly related assets required for transacting that segment of business.



    Realized investment gains (losses) and expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment. Unallocated realized investment gains (losses) are deemed not to be associated with any specific segment.



    Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.



    There are no significant intersegment transactions.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE K -- BUSINESS SEGMENTS (CONTINUED)



                                                                    1995          1994          1993
                                                                ------------  ------------  ------------
TOTAL REVENUES
Acquisitions..................................................  $    193,544  $    170,659  $    123,855
Financial Institutions........................................        33,152       107,194        96,443
Group.........................................................       159,263       148,313       143,423
Guaranteed Investment Contracts...............................       199,468       183,591       167,233
Individual Life...............................................       139,424       122,248       111,497
Investment Products...........................................       104,984        79,773        69,550
Corporate and Other...........................................         3,059        12,936         1,521
Unallocated Realized Investment Gains (Losses)................           921         5,266         1,876
                                                                ------------  ------------  ------------
                                                                $    833,815  $    829,980  $    715,398
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
Acquisitions..................................................          23.2%         20.6%         17.3%
Financial Institutions........................................           4.0          12.9          13.5
Group.........................................................          19.1          17.9          20.0
Guaranteed Investment Contracts...............................          23.9          22.1          23.4
Individual Life...............................................          16.7          14.7          15.6
Investment Products...........................................          12.6           9.6           9.7
Corporate and Other...........................................           0.4           1.6           0.2
Unallocated Realized Investment Gains (Losses)................           0.1           0.6           0.3
                                                                ------------  ------------  ------------
                                                                       100.0%        100.0%        100.0%
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE K -- BUSINESS SEGMENTS (CONTINUED)


                                                                    1995          1994          1993
                                                                ------------  ------------  ------------
INCOME BEFORE INCOME TAX
Acquisitions..................................................  $     52,136  $     39,176  $     29,845
Financial Institutions........................................         8,212         8,176         7,220
Group.........................................................        10,502        11,169        10,435
Guaranteed Investment Contracts...............................        30,555        33,197        27,218
Individual Life...............................................        17,713        17,223        20,324
Investment Products...........................................        11,951           107         3,402
Corporate and Other...........................................       (14,257)       (8,736)      (14,208)
Unallocated Realized Investment Gains (Losses)................           921         5,266         1,876
                                                                ------------  ------------  ------------
                                                                $    117,733  $    105,578  $     86,112
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
Acquisitions..................................................          44.3%         37.1%         34.6%
Financial Institutions........................................           7.0           7.7           8.4
Group.........................................................           8.9          10.6          12.1
Guaranteed Investment Contracts...............................          26.0          31.5          31.6
Individual Life...............................................          15.0          16.3          23.6
Investment Products...........................................          10.1           0.1           4.0
Corporate and Other...........................................         (12.1)         (8.3)        (16.5)
Unallocated Realized Investment Gains (Losses)................           0.8           5.0           2.2
                                                                ------------  ------------  ------------
                                                                       100.0%        100.0%        100.0%
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE K -- BUSINESS SEGMENTS (CONTINUED)


                                                                    1995          1994          1993
                                                                ------------  ------------  ------------
IDENTIFIABLE ASSETS
Acquisitions..................................................  $  1,255,542  $  1,204,883  $  1,076,182
Financial Institutions........................................       265,132       211,652       189,943
Group.........................................................       240,222       215,904       208,790
Guaranteed Investment Contracts...............................     2,536,939     2,211,079     2,041,463
Individual Life...............................................       887,927       752,168       641,992
Investment Products...........................................     1,578,789     1,284,186       876,691
Corporate and Other...........................................       414,142       230,832       272,788
                                                                ------------  ------------  ------------
                                                                $  7,178,693  $  6,110,704  $  5,307,849
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
Acquisitions..................................................          17.5%         19.7%         20.3%
Financial Institutions........................................           3.7           3.5           3.6
Group.........................................................           3.3           3.5           3.9
Guaranteed Investment Contracts...............................          35.3          36.2          38.5
Individual Life...............................................          12.4          12.3          12.1
Investment Products...........................................          22.0          21.0          16.5
Corporate and Other...........................................           5.8           3.8           5.1
                                                                ------------  ------------  ------------
                                                                       100.0%        100.0%        100.0%
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------



NOTE L -- EMPLOYEE BENEFIT PLANS


    PLC has a defined benefit pension plan covering substantially all of its employees. The plan is not separable by affiliates participating in the plan. However, approximately 80% of the participants in the plan are employees of Protective. The benefits are based on years of service and the employee's highest thirty-six consecutive months of compensation. PLC's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements of ERISA plus such additional amounts as PLC may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE L -- EMPLOYEE BENEFIT PLANS (CONTINUED)


    The actuarial present value of benefit obligations and the funded status of the plan taken as a whole at December 31 is as follows:



                                                                                      1995       1994
                                                                                    ---------  ---------
Accumulated benefit obligation, including vested benefits of $16,676 in 1995 and
 $11,992 in 1994..................................................................  $  17,415  $  12,348
                                                                                    ---------  ---------
Projected benefit obligation for service rendered to date.........................  $  24,877  $  20,302
Plan assets at fair value (group annuity contract with Protective)................     18,254     15,679
                                                                                    ---------  ---------
Plan assets less than the projected benefit obligation............................     (6,623)    (4,623)
Unrecognized net loss from past experience different from that assumed............      4,882      2,400
Unrecognized prior service cost...................................................        805        905
Unrecognized net transition asset.................................................        (84)      (101)
                                                                                    ---------  ---------
Net pension liability recognized in balance sheet.................................  $  (1,020) $  (1,419)
                                                                                    ---------  ---------
                                                                                    ---------  ---------



    Net pension cost includes the following components for the years ended December 31:



                                                                  1995       1994       1993
                                                                ---------  ---------  ---------
Service cost -- benefits earned during the year...............  $   1,540  $   1,433  $   1,191
Interest cost on projected benefit obligation.................      1,636      1,520      1,396
Actual return on plan assets..................................     (1,358)    (1,333)    (1,270)
Net amortization and deferral.................................        114        210        704
                                                                ---------  ---------  ---------
Net pension cost..............................................  $   1,932  $   1,830  $   2,021
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------



    Protective's share of the net pension cost was $1.2 million, $1.2 million, and $1.5 million, in 1995, 1994, and 1993, respectively.



    Assumptions used to determine the benefit obligations as of December 31 were as follows:



                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Weighted average discount rate...................................       7.25%        8.00%        7.50%
Rates of increase in compensation level..........................       5.25%        6.00%        5.50%
Expected long-term rate of return on assets......................       8.50%        8.50%        8.50%



    Assets of the pension plan are included in the general assets of Protective. Upon retirement, the amount of pension plan assets vested in the retiree is used to purchase a single premium annuity from Protective in the retiree's name. Therefore, amounts presented above as plan assets exclude assets relating to retirees.



    PLC also sponsors an unfunded Excess Benefits Plan, which is a nonqualified plan that provides defined pension benefits in excess of limits imposed by federal income tax law. At December 31, 1995, the projected benefit obligation of this plan totaled $5.7 million.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE L -- EMPLOYEE BENEFIT PLANS (CONTINUED)


    In addition to pension benefits, PLC provides limited healthcare benefits to eligible retired employees until age 65. The postretirement benefit is provided by an unfunded plan. At December 31, 1995, the liability for such benefits totaled $1.5 million. The expense recorded by PLC was $0.2 million in 1995, 1994, and 1993. PLC's obligation is not materially affected by a 1% change in the healthcare cost trend assumptions used in the calculation of the obligation.



    Life insurance benefits for retirees are provided through the purchase of life insurance policies upon retirement equal to the employees' annual compensation. This plan is partially funded at a maximum of $50,000 face amount of insurance.



    PLC sponsors a defined contribution plan which covers substantially all employees. Employee contributions are made on a before-tax basis as provided by
Section 401(k) of the Internal Revenue Code. In 1990, PLC established an Employee Stock Ownership Plan to match employee contributions to PLC's 401(k) Plan. In 1994, a stock bonus was added to the 401(k) Plan for employees who are not otherwise under a bonus plan. Expense related to the ESOP consists of the cost of the shares allocated to participating employees plus the interest expense on the ESOP's note payable to Protective less dividends on shares held by the ESOP. At December 31, 1995, PLC had committed 70,088 shares to be released to fund employee benefits. The expense recorded by PLC for this employee benefit was $0.7 million, $0.6 million and $0.2 million in 1995, 1994, and 1993, respectively.



NOTE M -- REINSURANCE


    Protective assumes risks from and reinsures certain parts of its risks with other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies. While the amount retained on an individual life will vary based upon age and mortality prospects of the risk, Protective, generally, will not carry more than $500,000 individual life insurance on a single risk.



    Protective has reinsured approximately $17.5 billion, $8.6 billion, and $7.5 billion, in face amount of life insurance risks with other insurers representing $116.1 million, $46.0 million, and $37.9 million of premium income for 1995, 1994, and 1993, respectively. Protective has also reinsured accident and health risks representing $217.1 million, $126.5 million and $88.9 million, of premium income for 1995, 1994, and 1993, respectively. In 1995 and 1994, policy and claim reserves relating to insurance ceded of $232.3 million and $120.0 million respectively are included in reinsurance receivables. Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with Protective. At December 31, 1995 and 1994, Protective had paid $4.1 million and $5.4 million, respectively, of ceded benefits which are recoverable from reinsurers.

                       PROTECTIVE LIFE INSURANCE COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)



NOTE M -- REINSURANCE (CONTINUED)


    During 1995 the Company entered into a reinsurance agreement whereby all of the Company's new credit insurance sales are being ceded to a reinsurer. Included in the preceding paragraph are credit life and credit accident and health insurance premiums of $68.2 million and $57.6 million respectively, and reserves totaling $100.8 million which were ceded during 1995.



NOTE N -- ESTIMATED MARKET VALUES OF FINANCIAL INSTRUMENTS


    The carrying amount and estimated market values of Protective's financial instruments at December 31 are as follows:



                                                                      1995                        1994
                                                           --------------------------  --------------------------
                                                                          ESTIMATED                   ESTIMATED
                                                             CARRYING       MARKET       CARRYING       MARKET
                                                              AMOUNT        VALUES        AMOUNT        VALUES
                                                           ------------  ------------  ------------  ------------
Assets (see Notes A and C):
Investments:
  Fixed maturities.......................................  $  3,891,932  $  3,891,932  $  3,493,646  $  3,493,646
  Equity securities......................................        38,711        38,711        45,005        45,005
  Mortgage loans on real estate..........................     1,835,057     2,001,100     1,488,495     1,535,300
  Short-term investments.................................        46,891        46,891        54,683        54,683
Cash.....................................................         6,198         6,198
Other (see Note A):
Futures contracts........................................                        (633)                       (416)
Interest rate swaps......................................                       1,299                      (8,952)

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
               PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)


- --------------------------------------------------------------------------------------------------

              COL. A                   COL. B        COL. C     COL. D       COL. E        COL. F
- --------------------------------------------------------------------------------------------------
                                                                            GIC AND
                                                     FUTURE                 ANNUITY
                                      DEFERRED       POLICY                 DEPOSITS      PREMIUMS
                                       POLICY       BENEFITS               AND OTHER        AND
                                     ACQUISITION      AND      UNEARNED  POLICYHOLDERS'    POLICY
              SEGMENT                   COSTS        CLAIMS    PREMIUMS      FUNDS          FEES
- -----------------------------------  -----------   ----------  --------  --------------   --------
Year Ended
 December 31, 1995:
  Acquisitions.....................   $123,889     $  851,994  $   590     $  250,550     $98,501
  Financial Institutions...........     36,283         84,162  189,973          1,495      23,875
  Group............................     24,974        123,279    2,806         85,925     142,483
  Guaranteed Investment
   Contracts.......................        993         68,704        0      2,451,693           0
  Individual Life..................    186,496        672,569      336         14,709      99,018
  Investment Products..............     37,534        127,104        0      1,061,507       4,566
  Corporate and Other..............         14            342       62            263       1,445
  Unallocated Realized Investment
   Gains (Losses)..................          0              0        0              0           0
                                     -----------   ----------  --------  --------------   --------
    TOTAL..........................   $410,183     $1,928,154  $193,767    $3,866,142     $369,888
                                     -----------   ----------  --------  --------------   --------
                                     -----------   ----------  --------  --------------   --------
Year Ended
 December 31, 1994:
  Acquisitions.....................   $110,203     $  856,889  $   381     $  266,828     $86,376
  Financial Institutions...........     68,060         43,198   99,798          2,758      98,027
  Group............................     22,685        116,324    2,905         84,689     131,096
  Guaranteed Investment
   Contracts.......................        996              0        0      2,281,674           0
  Individual Life..................    162,186        571,070      320         13,713      84,925
  Investment Products..............     70,053        102,705        0      1,027,527       1,635
  Corporate and Other..............         17          4,109       75            263         713
  Unallocated Realized Investment
   Gains (Losses)..................          0              0        0              0           0
                                     -----------   ----------  --------  --------------   --------
    TOTAL..........................   $434,200     $1,694,295  $103,479    $3,677,452     $402,772
                                     -----------   ----------  --------  --------------   --------
                                     -----------   ----------  --------  --------------   --------
Year Ended
 December 31, 1993:
  Acquisitions.....................   $ 69,942     $  705,487  $   501     $  259,513     $58,562
  Financial Institutions...........     59,163         39,508   85,042          2,913      87,355
  Group............................     20,520         99,412    2,786         83,522     126,027
  Guaranteed Investment
   Contracts.......................      1,464              0        0      2,015,075           0
  Individual Life..................    129,265        483,604      368         11,762      77,338
  Investment Products..............     18,934         52,516        0        789,668         856
  Corporate and Other..............         19            318       88            339       1,285
  Unallocated Realized Investment
   Gains (Losses)..................          0              0        0              0           0
                                     -----------   ----------  --------  --------------   --------
    TOTAL..........................   $299,307     $1,380,845  $88,785     $3,162,792     $351,423
                                     -----------   ----------  --------  --------------   --------
                                     -----------   ----------  --------  --------------   --------

- -----------------------------------  ------------------------------------------------------------------

              COL. A                   COL. G                     COL. H        COL. I        COL. J
- -----------------------------------
                                     ------------------------------------------------------------------
                                                                             AMORTIZATION
                                                   REALIZED      BENEFITS    OF DEFERRED       OTHER
                                        NET       INVESTMENT       AND          POLICY       OPERATING
                                     INVESTMENT      GAINS      SETTLEMENT   ACQUISITION     EXPENSES
              SEGMENT                INCOME (1)    (LOSSES)      EXPENSES       COSTS           (1)
- -----------------------------------  ----------   -----------   ----------   ------------   -----------
Year Ended
 December 31, 1995:
  Acquisitions.....................   $ 95,018     $      0      $100,016      $20,601        $ 20,791
  Financial Institutions...........      9,276            0       (19,574)      28,609          15,905
  Group............................     14,329            0       109,447        3,052          36,262
  Guaranteed Investment
   Contracts.......................    203,376       (3,908)      165,963          386           2,564
  Individual Life..................     40,237            0        80,067       20,403          21,241
  Investment Products..............     95,661        4,938        72,111       11,446           9,476
  Corporate and Other..............        536            0         1,476            3          15,837
  Unallocated Realized Investment
   Gains (Losses)..................          0          921             0            0               0
                                     ----------   -----------   ----------   ------------   -----------
    TOTAL..........................   $458,433     $  1,951      $509,506      $84,500        $122,076
                                     ----------   -----------   ----------   ------------   -----------
                                     ----------   -----------   ----------   ------------   -----------
Year Ended
 December 31, 1994:
  Acquisitions.....................   $ 83,750     $    532      $ 97,649      $14,460        $ 19,374
  Financial Institutions...........      9,164                     46,360       36,592          16,065
  Group............................     14,381                     98,930        2,724          35,490
  Guaranteed Investment
   Contracts.......................    180,591        3,000       147,383          892           2,119
  Individual Life..................     37,319                     67,451       18,771          18,803
  Investment Products..............     80,759       (2,500)       58,424       14,647           6,595
  Corporate and Other..............      2,969                        913            3          20,757
  Unallocated Realized Investment
   Gains (Losses)..................          0        5,266             0            0               0
                                     ----------   -----------   ----------   ------------   -----------
    TOTAL..........................   $408,933     $  6,298      $517,110      $88,089        $119,203
                                     ----------   -----------   ----------   ------------   -----------
                                     ----------   -----------   ----------   ------------   -----------
Year Ended
 December 31, 1993:
  Acquisitions.....................   $ 65,290                   $ 73,463      $ 7,831        $ 12,715
  Financial Institutions...........      8,921                     42,840       31,202          15,181
  Group............................     14,522                    101,266        2,272          29,450
  Guaranteed Investment
   Contracts.......................    166,058     $  1,175       137,380        1,170           1,466
  Individual Life..................     34,153                     55,972       18,069          17,133
  Investment Products..............     66,691        2,003        49,569       12,788           3,790
  Corporate and Other..............     (1,470)                     1,146            3          14,580
  Unallocated Realized Investment
   Gains (Losses)..................          0        1,876             0            0               0
                                     ----------   -----------   ----------   ------------   -----------
    TOTAL..........................   $354,165     $  5,054      $461,636      $73,335        $ 94,315
                                     ----------   -----------   ----------   ------------   -----------
                                     ----------   -----------   ----------   ------------   -----------

- ------------------------------
(1) Allocations of Net Investment Income and Other Operating Expenses are based on a number of assumptions and estimates and results would change if different methods were applied.

                           SCHEDULE IV -- REINSURANCE
               PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)



- ------------------------------------------------------------------------------------------------------------------
                 COL. A                      COL. B         COL. C         COL. D         COL. E         COL. F
- ------------------------------------------------------------------------------------------------------------------
                                                                                                       PERCENTAGE
                                                           CEDED TO        ASSUMED                      OF AMOUNT
                                              GROSS          OTHER       FROM OTHER         NET          ASSUMED
                                             AMOUNT        COMPANIES      COMPANIES       AMOUNT         TO NET
                                          -------------  -------------  -------------  -------------  -------------
Year Ended December 31, 1995:
  Life insurance in force...............  $  50,346,719  $  17,524,366  $  11,537,144  $  44,359,497        26.0%
                                          -------------  -------------  -------------  -------------         ---
                                          -------------  -------------  -------------  -------------         ---
  Premiums and policy fees:
    Life insurance......................  $     287,526  $     116,091  $      66,565  $     238,000        28.0%
    Accident/health insurance...........        335,387        217,082         13,583        131,888        10.3%
                                          -------------  -------------  -------------  -------------
      TOTAL.............................  $     622,913  $     333,173  $      80,148  $     369,888
                                          -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------
Year Ended December 31, 1994:
  Life insurance in force...............  $  40,909,454  $   8,639,272  $   8,968,166  $  41,238,348        21.7%
                                          -------------  -------------  -------------  -------------         ---
                                          -------------  -------------  -------------  -------------         ---
  Premiums and policy fees:
    Life insurance......................  $     256,840  $      46,029  $      31,032  $     241,843        12.8%
    Accident/health insurance...........        283,883        126,545          3,591        160,929         2.2%
                                          -------------  -------------  -------------  -------------
      TOTAL.............................  $     540,723  $     172,574  $      34,623  $     402,772
                                          -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------
Year Ended December 31, 1993:
  Life insurance in force...............  $  40,149,017  $   7,484,566  $   2,301,577  $  34,966,028         6.6%
                                          -------------  -------------  -------------  -------------         ---
                                          -------------  -------------  -------------  -------------         ---
  Premiums and policy fees:
    Life insurance......................  $     230,706  $      37,995  $       8,329  $     201,040         4.1%
    Accident/health insurance...........        254,672         88,917          3,963        169,718         2.3%
                                          -------------  -------------  -------------  -------------
      TOTAL.............................  $     485,378  $     126,912  $      12,292  $     370,758
                                          -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:


Securities and Exchange Commission Registration Fees..................  $68,965.52
Printing and engraving................................................         0
Accounting fees and expenses..........................................         0
Legal fees and expenses...............................................         0
Miscellaneous.........................................................         0
                                                                        --------
      TOTAL EXPENSES..................................................  $68,965.52
                                                                        --------
                                                                        --------


- ------------------------
*Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys'
fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

    In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
   NUMBER                                               DESCRIPTION                                      METHOD OF FILING
- ------------          --------------------------------------------------------------------------------   ----------------
    *  1(a)     --    Underwriting Atreement
       1(b)     --    Form of Distribution Agreement
*****  2        --    Stock Purchase Agreement
    *  3(a)     --    Articles of Incorporation
    *  3(b)     --    By-laws
   **  4(a)     --    Group Modified Guaranteed Annuity Contract
  ***  4(b)     --    Individual Certificate
   **  4(h)     --    Tax-Sheltered Annuity Endorsement
   **  4(i)     --    Qualified Retirement Plan Endorsement
   **  4(j)     --    Individual Retirement Annuity Endorsement
   **  4(l)     --    Section 457 Deferred Compensation Plan Endorsement
    *  4(m)     --    Qualified Plan Endorsement
   **  4(n)     --    Application for Individual Certificate
   **  4(o)     --    Adoption Agreement for Participation in Group Modified Guaranteed Annuity
  ***  4(p)     --    Individual Modified Guaranteed Annuity Contract
   **  4(q)     --    Application for Individual Modified Guaranteed Annuity Contract
   **  4(r)     --    Tax-Sheltered Annuity Endorsement
   **  4(s)     --    Individual Retirement Annuity Endorsement
   **  4(t)     --    Section 457 Deferred Compensation Plan Endorsement
   **  4(v)     --    Qualified Retirement Plan Endorsement
*****  4(w)     --    Endorsement -- Group Policy
*****  4(x)     --    Endorsement -- Certificate
*****  4(y)     --    Endorsement -- Individual Contract
*****  4(z)     --    Endorsement (Annuity Deposits) -- Group Policy
*****  4(aa)    --    Endorsement (Annuity Deposits) -- Certificate
*****  4(bb)    --    Endorsement (Annuity Deposits) -- Individual Contract
   **  4(cc)    --    Endorsement -- Individual
   **  4(dd)    --    Endorsement -- Group Contract/Certificate
       4(ee)    --    Endorsement (96) -- Individual
       4(ff)    --    Endorsement (96) -- Group Contract
       4(gg)    --    Endorsement (96) -- Group Certificate
       4(hh)    --    Individual Modified Guaranteed Annuity Contract (96)
    *  5        --    Opinion re legality
    * 10(a)     --    Bond Purchase Agreement
    * 10(b)     --    Escrow Agreement
      24(a)     --    Consent of Coopers & Lybrand L.L.P.
      24(b)     --    Consent of Sutherland, Asbill & Brennan
 **** 25        --    Power of Attorney


- ------------------------
    *Previously  filed  or incorporated  by reference  in Form  S-1 Registration
     Statement, Registration No. 33-31940.

   **Previously filed or incorporated  by reference in Amendment  No. 1 to  Form
     S-1 Registration Statement, Registration No. 33-31940.

  ***Previously  filed or incorporated by reference from Amendment No. 2 to Form
     S-1 Registration Statement, Registration No. 33-31940.

 ****Previously filed or  incorporated by reference  from Form S-1  Registration
     Statement, Registration No. 33-57052.

*****Previously  filed or incorporated by reference from Amendment No. 2 to Form
     S-1 Registration Statement, Registration No. 33-57052.

 FINANCIAL
 STATEMENTS
 SCHEDULES                            FILED WITH THIS AMENDMENT
- ------------         -----------------------------------------------------------
Schedule III   --    Supplementary Insurance Information
Schedule IV    --    Reinsurance


    Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    (A)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 4, 1996.



                                PROTECTIVE LIFE INSURANCE COMPANY

                                By:            /s/ DRAYTON NABERS, JR.
                                      -----------------------------------------
                                                 Drayton Nabers, Jr.
                                                      President



Pursuant to the requirements of the Securities Act of 1933, the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                    SIGNATURE                                           TITLE                             DATE
- --------------------------------------------------  ----------------------------------------------  ----------------
(i)        Principal Executive Officer
                   /s/ DRAYTON NABERS, JR.          President                                          April 4, 1996
               -------------------------------
                     Drayton Nabers, Jr.
(ii)       Principal Financial Officer
                      /s/ JOHN D. JOHNS             Executive Vice President                           April 4, 1996
               -------------------------------        and Chief Financial Officer
                        John D. Johns
(iii)      Principal Accounting Officer
                     /s/ JERRY W. DEFOOR            Vice President and Controller,                     April 4, 1996
               -------------------------------        and Chief Accounting Officer
                       Jerry W. DeFoor
(iv)       Board of Directors:
                   /s/ DRAYTON NABERS, JR.          Director                                           April 4, 1996
               -------------------------------
                     Drayton Nabers, Jr.
                      /s/ JOHN D. JOHNS             Director                                           April 4, 1996
               -------------------------------
                        John D. Johns
                              *                     Director                                           April 4, 1996
               -------------------------------
                      Ormond L. Bentley
                              *                     Director                                           April 4, 1996
               -------------------------------
                      R. Stephen Briggs
                              *                     Director                                           April 4, 1996
               -------------------------------
                      Jim E. Massengale
                              *                     Director                                           April 4, 1996
               -------------------------------
                      Wayne E. Stuenkel
                              *                     Director                                           April 4, 1996
               -------------------------------
                     A. S. Williams III
                              *                     Director                                           April 4, 1996
               -------------------------------
                       Deborah J. Long
                              *                     Director                                           April 4, 1996
               -------------------------------
                        Carolyn King

*By:               /s/ LIZABETH R. NICHOLS                                                             April 4, 1996
               -------------------------------
                     Lizabeth R. Nichols
                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                            PAGE IN SEQUENTIAL
                                                                                                             NUMBERING SYSTEM
    NUMBER                                                 DESCRIPTION                                     WHERE EXHIBIT LOCATED
- --------------             ---------------------------------------------------------------------------  ---------------------------
        1(a)       --      Underwriting Agreement                                                                        *
        1(b)       --      Form of Distribution Agreement
        2          --      Stock Purchase Agreement
        3(a)       --      Articles of Incorporation                                                                     *
        3(b)       --      By-laws                                                                                       *
        4(a)       --      Group Modified Guaranteed Annuity Contract                                                   **
        4(b)       --      Individual Certificate                                                                      ***
        4(h)       --      Tax-Sheltered Annuity Endorsement                                                            **
        4(i)       --      Qualified Retirement Plan Endorsement                                                        **
        4(j)       --      Individual Retirement Annuity Endorsement                                                    **
        4(l)       --      Section 457 Deferred Compensation Plan Endorsement                                           **
        4(m)       --      Qualified Plan Endorsement                                                                    *
        4(n)       --      Application for Individual Certificate                                                       **
        4(o)       --      Adoption Agreement for Participation in Group Modified Guaranteed Annuity                    **
        4(p)       --      Individual Modified Guaranteed Annuity Contract                                             ***
        4(q)       --      Application for Individual Modified Guaranteed Annuity Contract                              **
        4(r)       --      Tax-Sheltered Annuity Endorsement                                                            **
        4(s)       --      Individual Retirement Annuity Endorsement                                                    **
        4(t)       --      Section 457 Deferred Compensation Plan Endorsement                                           **
        4(v)       --      Qualified Retirement Plan Endorsement                                                        **
        4(w)       --      Endorsement -- Group Policy                                                               *****
        4(x)       --      Endorsement -- Certificate                                                                *****
        4(y)       --      Endorsement -- Individual Contract                                                        *****
        4(z)       --      Endorsement (Annuity Deposits) -- Group Policy                                            *****
        4(aa)      --      Endorsement (Annuity Deposits) -- Certificate                                             *****
        4(bb)      --      Endorsement (Annuity Deposits) -- Individual Contract                                     *****
        4(cc)      --      Endorsement -- Individual                                                                    **
        4(dd)      --      Endorsement -- Group Contract/Certificate                                                    **
        4(ee)      --      Endorsement (96) -- Individual
        4(ff)      --      Endorsement (96) -- Group Contract
        4(gg)      --      Endorsement (96) -- Group Certificate
        4(hh)      --      Individual Modified Guaranteed Annuity Contract (96)
        5          --      Opinion re legality                                                                           *
       10(a)       --      Bond Purchase Agreement                                                                       *
       10(b)       --      Escrow Agreement                                                                              *
       24(a)       --      Consent of Coopers & Lybrand L.L.P.
       24(b)       --      Consent of Sutherland, Asbill & Brennan
       25          --      Power of Attorney                                                                          ****


- ------------------------
    *Previously  filed  or incorporated  by reference  in Form  S-1 Registration
     Statement, Registration No. 33-31940.

   **Previously filed or incorporated  by reference in Amendment  No. 1 to  Form
     S-1 Registration Statement, Registration No. 33-31940.

  ***Previously  filed or incorporated by reference from Amendment No. 2 to Form
     S-1 Registration Statement, Registration No. 33-31940.

 ****Previously filed or  incorporated by reference  from Form S-1  Registration
     Statement, Registration No. 33-57052.

*****Previously  filed or incorporated by reference from Amendment No. 2 to Form
     S-1 Registration Statement, Registration No. 33-57052.